Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of June 6, 2010

among

GRIFOLS, S.A.,

GRIFOLS, INC.

and

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

TABLE OF CONTENTS

Exhibit A         Form of Company Voting Agreement

Exhibit B         Form of Parent Voting Agreement

Exhibit C         Form of Reincorporation Plan of Merger

Exhibit D         Form of Company Virginia Sub Articles

Exhibit E         Form of Plan of Merger

Exhibit F         Form of Parent By-Law Amendments

INDEX OF DEFINED TERMS

	Page		Page
	$96	Company Restricted Stock	3
8-A12(b)	65	Company RSUs	14
Actions	20	Company SEC Documents	17
Affiliate	96	Company Stock Options	4
Agreement	1	Company Stock Plans	4
Antitrust Approval Failure	96	Company Stock-Based Award	4
Antitrust Covenants	96	Company Stockholder Approval	38
Antitrust Law	73	Company Stockholder Party	1
Approval	24	Company Stockholders’ Meeting	64
Bankruptcy and Equity Exception	16	Company Termination Fee	91
BBVA	53	Company Virginia Sub	1
Business Day	97	Company Virginia Sub Articles	5
Capital Increase	67	Company Virginia Sub Book-Entry Shares	4
Certificate of Merger	6	Company Virginia Sub Bylaws	5
Chancery Court	105	Company Virginia Sub Certificates	4
Closing	2	Company Virginia Sub Common Stock	3
Closing Date	2	Company Voting Agreement	1
CNMV	97	Company Welfare Plan	30
Commercial Registry	69	Confidentiality Agreement	72
Commitment Letter	52	Continuing Employees	80
Committee	103	Contract	16
Common Stock Cash Consideration	7	Convicted Entity	26
Common Stock Merger Consideration	7	Convicted Individual	26
Common Stock Share Consideration	7	Covered Claim	105
Company	1	Debarred Entity	26
Company Adverse Recommendation		Debarred Individual	26
Change	97	Deed of By-Law Amendments	69
Company Approvals	17	Deed of Capital Increase	70
Company Balance Sheet	18	Defeasance	76
Company Benefit Plan	30	Definitive Agreements	82
Company Bylaws	5	Depositary	8
Company Certificate	13	Depositary Agreement	8
Company Common Book-Entry Shares	3	DGCL	1
Company Common Certificate	3	DOJ	72
Company Common Stock	3	dollars	96
Company Disclosure Letter	13	Effect	98
Company Intellectual Property	36	Effective Time	6
Company Pension Plan	30	Environmental Laws	97
Company Personnel	97	ERISA	30
Company Preferred Stock	14	ERISA Affiliate	97
Company Recommendation	16	EU-IFRS	97

Exchange Act	17	Nomura	53
Exchange Agent	8	Non-Superior Proposal Event	62
Exchange Fund	8	Notes	76
Exchange Ratio	97	Officer Indemnified Parties	78
Excluded Entity	26	Option	4
Excluded Individual	26	Order	17
FDA	97	Other Delaware Court	105
Filed Company SEC Documents	18	Outside Date	88
Financing	52	Owned Real Property	35
Financing Commitment Expiration Date	89	Spanish Stock Exchanges	103
Financing Covenants	97	Parent	1
Financing Failure	97	Parent ADRs	7
Financing Sources	97	Parent ADS Issuance	53
Foreign Antitrust Laws	73	Parent ADSs	7
Foreign Company Plan	32	Parent Adverse Recommendation Change 68
Foreign Corrupt Practices Act	25	Parent Alternative Proposal	63
Form By-Law Amendment	68	Parent Approvals	44
Form F-4	65	Parent Board Reports	67
Form F-6	65	Parent Charter Documents	41
FTC	72	Parent Closing Price	100
GAAP	18	Parent CNMV Reports	44
Governmental Entity	12	Parent Disclosure Letter	41
GSA	26	Parent Equity Securities	42
Hazardous Materials	98	Parent Financial Statements	45
Health Care Laws	98	Parent Material Adverse Effect	100
Health Fraud Law	27	Parent Non-Voting Shares	7
HoldCo	1	Parent Ordinary Shares	101
HoldCo Charter Documents	41	Parent Personnel	101
HSR Act	17	Parent Recommendation	43
Indenture	76	Parent Specified Contract	50
Intellectual Property	98	Parent Statutory Reports	67
Intervening Event	98	Parent Stockholder Approval	68
IRS	30	Parent Stockholder Parties	2
Joinder	1	Parent Stockholder Party	2
Knowledge	98	Parent Stockholders’ Meeting	43
Law	16	Parent Termination Fee	92
Leased Real Property	35	Parent Voting Agreements	2
Leases	35	Per Share Amount	101
Liens	14	Permits	23
Material Adverse Effect	98	Permitted Liens	101
Medicaid	26	Permitted Modifications	68
Medical Reimbursement Program	26	Person	102
Medicare	26	Plan of Merger	5
Merger	1	Proxy Statement/Prospectus	64
Mergers	1	Qualifying Financing	82
NASDAQ	17	Real Property	35

Registration Statement	102	SOX	19
Registration Statements	102	Spanish Prospectus	69
Reincorporation Effective Time	3	Specified Contract	21
Reincorporation Merger	1	Specified Financial Resources	103
Reincorporation Merger Surviving		Stock-Based Award	4
Corporation	1	Subsidiary	103
Reincorporation Plan of Merger	3	Superior Proposal	61
Release	102	Surviving Corporation	5
Representative	102	Takeover Proposal	61
Required Amounts	53	Tax	35
Restraint	86	Tax Return	35
Reverse Break-Up Fee	92	Taxing Authority	35
Revolving Credit Agreement	102	Tender	76
SCL	67	Termination Fees	103
SEC	17	Voting Agreement Percentage Change	103
Securities Act	17	Voting Agreements	2
Self-Regulatory Organization	102	VSCA	1
Service Agent	106	VWAPs	100
SIBE	102	WARN	29
Significant Subsidiary	13

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 6, 2010, among GRIFOLS, S.A., a company organized under the laws of Spain (“Parent”), GRIFOLS, INC., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“HoldCo”), and TALECRIS BIOTHERAPEUTICS HOLDINGS CORP., a Delaware corporation (the “Company”);

WHEREAS, promptly following the execution of this Agreement, the Company shall form a new wholly owned subsidiary (“Company Virginia Sub”) as a Virginia corporation under and in accordance with the Virginia Stock Corporation Act, as amended (the “VSCA”), and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement (the “Joinder”) and be bound hereunder;

WHEREAS, (i) the Company will upon the terms and subject to the conditions set forth herein, merge with and into Company Virginia Sub under and in accordance with the VSCA and the Delaware General Corporation Law, as amended (the “DGCL”), with Company Virginia Sub (the “Reincorporation Merger Surviving Corporation”) surviving such merger (the “Reincorporation Merger”), and (ii) immediately following the Reincorporation Merger, HoldCo, upon the terms and subject to the conditions set forth herein, will merge with and into the Reincorporation Merger Surviving Corporation under and in accordance with the VSCA and the DGCL, with the Reincorporation Merger Surviving Corporation continuing as the surviving corporation (the “Merger,” together with the Reincorporation Merger, the “Mergers”);

WHEREAS, the Board of Directors of the Company has, by unanimous vote of all of the directors, (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has unanimously adopted, approved and declared advisable, and the Board of Directors of HoldCo has unanimously adopted, approved and declared advisable, this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Mergers provided for herein;

WHEREAS, simultaneously with the execution of this Agreement, Talecris Holdings, LLC (the “Company Stockholder Party”) is entering into an agreement in the form of Exhibit A hereto (the “Company Voting Agreement”) pursuant to which, and subject to the terms thereof, the Company Stockholder Party has agreed, among other things, to vote its shares of the Company Common Stock in favor of the adoption of this Agreement; and

WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;

WHEREAS, it is the intent of Parent and HoldCo that, for U.S. federal income tax purposes, the Merger shall constitute a “reorganization” solely with respect to HoldCo within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” with respect to HoldCo for the purposes of Sections 354 and 361 of the Code;

WHEREAS, simultaneously with the execution of this Agreement, certain stockholders of Parent (each, a “Parent Stockholder Party” and collectively, the “Parent Stockholder Parties”) are entering into agreements in substantially the form of Exhibit B hereto (collectively, the “Parent Voting Agreements”, and, together with the Company Voting Agreement, the “Voting Agreements”) pursuant to which, and subject to the terms thereof, each of the Parent Stockholder Parties has agreed, among other things, to vote its Parent Ordinary Shares in favor of the adoption of this Agreement and each of the approvals required to obtain the Parent Stockholder Approval;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I

THE REINCORPORATION MERGER

Section 1.01.      The Reincorporation Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the VSCA, the Company shall be merged with and into Company Virginia Sub at the Reincorporation Effective Time.  As a result of the Reincorporation Merger, the separate corporate existence of the Company shall cease and Company Virginia Sub shall continue as the surviving corporation of the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia.

Section 1.02.      Closing.  Subject to the terms and conditions of this Agreement, the closing of the Mergers and the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Time, on the later of (i) the third Business Day after satisfaction or (to the extent permitted by applicable Law and by the party entitled to grant such waiver) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) and (ii) the earlier of (x) the date on which the Financing or, in the event that alternative financing has been arranged, such alternative financing, is available in accordance with the terms and conditions thereof and (y) the Business Day prior to the Outside Date, provided that such date shall be no later than the Outside Date.  Notwithstanding the foregoing, the Closing may be consummated at such other time or date as Parent and the Company may agree to in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be held at the offices of Proskauer Rose LLP, at 1585 Broadway, New York, NY 10036, unless another place is agreed to in writing by Parent and the Company.

Section 1.03.      Reincorporation Effective Time.  Upon the execution of this Agreement, the Company shall cause the Plan of Merger attached hereto and made a part hereof as Exhibit A

(the “Reincorporation Plan of Merger”) to be executed.  Subject to the provisions of this Agreement, at the Closing but subject to the condition that the Closing is to occur, the Company shall cause the Reincorporation Merger to be consummated by causing the Reincorporation Plan of Merger to be acknowledged and filed along with articles of merger with the Virginia State Corporation Commission and by filing with the Secretary of State of the State of Delaware a certificate of merger, in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the VSCA and the DGCL in connection with the Reincorporation Merger.  The Reincorporation Merger shall become effective in accordance with the Reincorporation Plan of Merger on the Closing Date at such time that Parent and the Company shall agree and shall specify in the articles of merger relating to the Reincorporation Merger filed with the Virginia State Corporation Commission and in the certificate of merger filed with the Secretary of State of the State of Delaware (such time, the “Reincorporation Effective Time”).

Section 1.04.      Effects of the Reincorporation Merger.  At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth herein and in the Reincorporation Plan of Merger and in the applicable provisions of the DGCL and the VSCA.  Without limiting the generality of the foregoing and subject thereto, at the Reincorporation Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Company Virginia Sub shall vest in the Reincorporation Merger Surviving Corporation and all debts, liabilities and duties of the Company and Company Virginia Sub shall become the debts, liabilities and duties of the Reincorporation Merger Surviving Corporation.

Section 1.05.      Effect on Capital Stock.

(a)        At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), (i) each share of Company Common Stock (including restricted shares of Company Common Stock (the "Company Restricted Stock")) issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in the treasury of the Company immediately prior to the Reincorporation Effective Time) shall be converted into one share of common stock, par value $0.01 per share, of Company Virginia Sub (the "Company Virginia Sub Common Stock"), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be canceled.

(b)               All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 1.05(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate (each, a “Company Common Certificate”) or book-entry shares (“Company Common Book-Entry Shares”) previously representing any such shares shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate or Company Common Book-Entry Shares have been converted pursuant to Section 1.05(a) (such certificates following the Reincorporation

Merger, the “Company Virginia Sub Certificates” and such book-entry shares following the Reincorporation Merger, the “Company Virginia Sub Book-Entry Shares”).

Section 1.06.      Options.  At the Reincorporation Effective Time, each option granted by the Company to purchase shares of Company Common Stock (the “Company Stock Options”) that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option (an “Option”)  to purchase a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Reincorporation Effective Time at an exercise price per share of Company Virginia Sub Common Stock equal to the exercise price per share of Company Common Stock in effect immediately prior to the Reincorporation Effective Time and otherwise subject to the terms of the Company’s 2009 Long Term Incentive Plan, 2006 Restricted Stock Plan or 2005 Stock Option and Incentive Plan, in each case as amended to date (the “Company Stock Plans”) under which such Company Stock Options were issued and the agreements evidencing grants thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company).  The duration and other terms of each new option shall be the same as the original Company Stock Option except that all references to the Company shall be deemed to be references to Company Virginia Sub.

Section 1.07.      Other Stock-Based Awards.  At the Reincorporation Effective Time, each incentive award of any kind, contingent or accrued, to receive Company Common Stock or an amount measured in whole or in part by reference to the value of a number of shares of Company Common Stock granted under the Company Stock Plans or otherwise (including under any Company Benefit Plan) (including Company RSUs and performance shares) other than Company Stock Options and Company Restricted Stock (each, other than Company Stock Options and Company Restricted Stock, a “Company Stock-Based Award”), shall cease to represent a right to acquire or receive shares of Company Common Stock or an amount measured by reference to the value of a number of shares of Company Common Stock and shall be converted automatically into a right to receive a number of shares of Company Virginia Sub Common Stock or an amount measured by reference to a number of shares of Company Virginia Sub Common Stock equal to the number of shares of Company Common Stock subject to such Company Stock-Based Award immediately prior to the Reincorporation Effective Time (a “Stock-Based Award”) and subject to the terms of the Company Stock Plan or Company Benefit Plan under which such Company Stock-Based Awards were issued or created and the agreements evidencing grants or rights thereunder (including accelerated vesting provisions under such agreements evidencing grants thereunder or under any employment agreements between employees of the Company and the Company).  The duration and other terms of the substituted Stock-Based Awards shall be the same as the original Company Stock-Based Awards except that all references to the Company shall be deemed to be references to Company Virginia Sub.

Section 1.08.      Further Actions.   Prior to the Reincorporation Effective Time, the Company shall pass resolutions to approve the treatment of Company Stock Options, Company RSUs, Company Restricted Stock and Company Stock-Based Award as set forth in Section 1.06 and Section 1.07.

Section 1.09.      Articles of Incorporation and Bylaws.

(a)                The Articles of Incorporation of Company Virginia Sub (the “Company Virginia Sub Articles”) in the form of Exhibit D hereto shall be the Articles of Incorporation of the Reincorporation Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)               The Bylaws of Company Virginia Sub (the “Company Virginia Sub Bylaws” ) in effect immediately prior to the Reincorporation Merger, shall be the Bylaws of the Reincorporation Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (it being understood and agreed that the Company Virginia Sub Bylaws shall be substantially consistent with the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as amended and restated through the date hereof as in effect immediately prior to the Reincorporation Effective Time, with such changes as are required by the VSCA.

Section 1.10.      Directors of the Reincorporation Merger Surviving Corporation.  The directors of the Company immediately prior to the Reincorporation Effective Time shall be the directors of the Reincorporation Merger Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.11.   Officers of the Reincorporation Merger Surviving Corporation. The officers of the Company immediately prior to the Reincorporation Effective Time shall be the officers of the Reincorporation Merger Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.12.      Tax Consequences.  It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.

Article II

THE MERGER

Section 2.01.      The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the VSCA, HoldCo shall be merged with and into the Reincorporation Merger Surviving Corporation at the Effective Time.  As a result of the Merger, the separate corporate existence of HoldCo shall cease and the Reincorporation Merger Surviving Corporation shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02.      Effective Time.  Upon the execution of this Agreement, the Company shall cause the Plan of Merger attached hereto and made a part hereof as Exhibit E (the “Plan of Merger”) to be executed.  Subject to the provisions of this Agreement, following the Reincorporation Effective Time, at the Closing, the parties shall cause the Merger to be consummated by causing the Plan of Merger to be acknowledged and filed along with articles of merger with the Virginia State Corporation Commission and by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the VSCA and the DGCL in connection with the Merger.  The Merger shall become effective in accordance with the Plan of Merger on the Closing Date at such time as Parent and the Company shall agree and shall specify in the articles of merger relating to the Merger filed with the Virginia State Corporation Commission and the Certificate of Merger to be filed with the Secretary of State of the State of Delaware (such time, the “Effective Time”).

Section 2.03.      Effects of the Merger.  The Merger shall have the effects set forth herein and in the Plan of Merger and in the applicable provisions of the VSCA and the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Reincorporation Merger Surviving Corporation and HoldCo shall vest in the Surviving Corporation and all debts, liabilities and duties of the Reincorporation Merger Surviving Corporation and HoldCo shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.04.      Articles of Incorporation and Bylaws.

(a)                The Company Virginia Sub Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)               The Company Virginia Sub Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.05.      Directors of the Surviving Corporation.  The directors of HoldCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.06.      Officers of the Surviving Corporation.  The officers of HoldCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Article III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.01.      Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Company Virginia Sub, Parent, HoldCo or the holders of any shares of the Company Virginia Sub Common Stock, or of any shares of capital stock of Parent or HoldCo:

(a)                Capital Stock of HoldCo.  Each issued and outstanding share of capital stock of HoldCo shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)               Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Virginia Sub Common Stock that is directly owned by Company Virginia Sub or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)                Conversion of Company Virginia Sub Common Stock.

(i)                 Subject to Section 3.02(f), each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Effective Time (but excluding shares to be canceled in accordance with Section 3.01(b))) shall be converted into the right to receive (A) such number of shares of Parent’s non-voting (Class B) ordinary shares, par value 0.50€ each, with the rights and other terms set forth in the Parent By-Law Amendments (“Parent Non-Voting Shares”), equal to the Exchange Ratio, which will be traded in the form of American Depositary Shares (“Parent ADSs”; each Parent ADS representing one share of Parent Non-Voting Shares), evidenced by American Depositary Receipts (“Parent ADRs”) (such Parent ADSs, together with any cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f), the “Common Stock Share Consideration”) and (B) $19.00 in cash (the “Common Stock Cash Consideration” and, together with the Common Stock Share Consideration, the “Common Stock Merger Consideration”).  At the Effective Time, all shares of Company Virginia Sub Common Stock converted into the right to receive the Common Stock Merger Consideration pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Company Virginia Sub Certificate or Company Virginia Sub Book-Entry Shares, which immediately prior to the Effective Time represented any such shares of Company Virginia Sub Common Stock, shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration, any dividends or other distributions payable pursuant to Section 3.02(d) and cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f), without interest, in each case to be issued or paid in consideration therefor upon surrender of such Company Virginia Sub Certificate in accordance with Section 3.02(c), in the case of certificated shares, and automatically, in the case of Company Virginia Sub Book-Entry Shares.

(ii)               In the event that between the date of this Agreement and the Effective Time, there is a change in the number of shares of Company Common Stock, shares of Company Virginia Sub Common Stock, Parent Ordinary Shares or the Parent Equity Securities or securities convertible or exchangeable into or exercisable for Company Common Stock, Company Virginia Sub Common Stock, Parent Ordinary Shares or the Parent Equity Securities issued and outstanding as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Common Stock Merger Consideration shall be appropriately adjusted to reflect such action.

(iii)             The right of any holder of a Company Virginia Sub Certificate or Company Virginia Sub Book-Entry Share to receive the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d) shall, to the extent provided in Section 3.02(k), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

Section 3.02.      Exchange of Certificates.

(a)                Depositary.  The Parent Non-Voting Shares underlying the Parent ADSs to be delivered in exchange for the shares of Company Virginia Sub Common Stock hereunder shall be registered in the name of the depositary mutually acceptable to Parent and the Company (the “Depositary”) by the Spanish Settlement and Clearing System (Iberclear) and then delivered in the form of Parent ADSs, and such Parent ADSs shall be issued in accordance with a depositary agreement to be entered into after the date of this Agreement in form and substance reasonably agreed to by Parent and the Company (the “Depositary Agreement”).  Immediately prior to the Effective Time, Parent shall provide or cause to be provided to the Depositary a number of Parent Non-Voting Shares sufficient for the Depositary to issue ADRs representing such number of Parent ADSs as shall be caused to be deposited by Parent under Section 3.02(b) so that at all times from their issuance each such Parent ADS represents a Parent Non-Voting Share in accordance with the Depositary Agreement.

(b)               Exchange Agent.  Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Virginia Sub Certificates and Company Virginia Sub Book-Entry Shares, (i) such number of Parent ADSs sufficient to pay the aggregate Common Stock Share Consideration required to be paid pursuant to Section 3.01(c) and the aggregate stock consideration required to be paid pursuant to Section 6.05 and (ii) cash in an amount sufficient to (A) pay the aggregate Common Stock Cash Consideration required to be paid pursuant to Section 3.01(c), (B) the aggregate cash consideration required to be paid pursuant to Section 6.05 and (C) the aggregate cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f).  In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 3.02(d).  All cash, Parent ADSs, dividends and distributions payable pursuant to Section 3.02(d) and cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f) deposited with the Exchange Agent pursuant to this Section 3.02(b) is referred to in this Agreement as the “Exchange Fund”.  The Exchange Agent shall deliver the Parent ADSs, cash, dividends and distributions contemplated to be issued and delivered pursuant to Section 3.01, Section 3.02(d) and Section 6.05 out of the Exchange Fund.  Except to the extent set forth in Section 3.02(i), the Exchange Fund shall not be used for any other purpose.

(c)                Exchange Procedures.

(i)                 As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Virginia Sub Certificate whose shares of Company Virginia Sub Common Stock were converted into the right to receive the Common Stock Merger Consideration, any dividends or other distributions payable pursuant to Section 3.02(d) and cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f) (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Virginia Sub Certificates shall pass only upon proper delivery of the Company Virginia Sub Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (B) instructions for use in effecting the surrender of the Company Virginia Sub Certificates in exchange for the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d).  Each holder of record of one or more Company Virginia Sub Certificates shall, upon surrender to the Exchange Agent of such Company Virginia Sub Certificate or Company Virginia Sub Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (A) the amount of cash to which such holder is entitled pursuant to Section 3.01(c), (B) Parent ADRs representing, in the aggregate, the whole number of Parent ADSs that such holder has the right to receive pursuant to Section 3.01(c) (after taking into account all shares of Company Virginia Sub Common Stock held by such holder immediately prior to the Effective Time), (C) any dividends or distributions payable pursuant to Section 3.02(d) and (D) cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f), and the Company Virginia Sub Certificates so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Virginia Sub Common Stock, which is not registered in the transfer records of the Company, payment of the Common Stock Merger Consideration, any dividends or distributions payable pursuant to Section 3.02(d) and any cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f) may be made to a Person other than the Person in whose name the Company Virginia Sub Certificate so surrendered is registered if such Company Virginia Sub Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable.  Until surrendered as contemplated by this Section 3.02(c)(i), each Company Virginia Sub Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d).  No interest shall be paid or will accrue on any payment to holders of Company Virginia Sub Certificates pursuant to the provisions of this Article III.

(ii)               Any other provision of this Agreement notwithstanding, any holder of Company Virginia Sub Book-Entry Shares shall not be required to deliver a Company Virginia Sub Certificate or an executed letter of transmittal to the Exchange Agent to receive the Common Stock Merger Consideration that such holder is entitled to receive pursuant to this Article III.  In lieu thereof, each holder of record of one or more Company Virginia Sub Book-Entry Shares whose shares of Company Virginia Sub Common Stock were converted into the right to receive the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d) shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time (A) the amount of cash to which such holder is entitled pursuant to Section 3.01(c), (B) Parent ADRs (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of Parent ADSs that such holder has the right to receive pursuant to Section 3.01(c) (after taking into account all shares of Company Virginia Sub Common Stock held by such holder immediately prior to the Effective Time), (C) any dividends or distributions payable pursuant to Section 3.02(d) and (D) cash in lieu of fractional Parent ADSs payable pursuant to Section 3.02(f), and the Company Virginia Sub Book-Entry Shares of such holder shall forthwith be canceled.

(d)               Distributions with Respect to Unexchanged Shares.

(i)                 No dividends or other distributions with respect to Parent ADSs with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent ADSs, that the holder thereof has the right to receive upon the surrender thereof, and no cash in lieu of fractional Parent ADSs shall be paid to any such holder pursuant to Section 3.02(f), in each case until the holder of such Company Virginia Sub Certificate shall have surrendered such Company Virginia Sub Certificate in accordance with this Article III.  Following the surrender of any Company Virginia Sub Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent ADSs issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent ADSs and the amount of any cash payable in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 3.02(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent ADSs.

(ii)               Holders of Company Virginia Sub Book-Entry Shares who are entitled to receive Parent ADSs under this Article III shall be paid (A) at the time of payment of such Parent ADSs by the Exchange Agent under Section 3.02(c), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent ADSs and the amount of any cash payable in lieu of fractional Parent ADSs to which such holder is entitled pursuant to Section 3.02(f) and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.02(c) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.02(c) payable with respect to such Parent ADSs.

(e)                No Further Ownership Rights in Company Common Stock.  The Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d) paid upon the surrender of Company Virginia Sub Certificates (or automatically, in the case of Company Virginia Sub Book-Entry Shares) in accordance with the terms of this Article III shall be deemed, when paid in full, to have been paid in full satisfaction of all rights pertaining to the shares of Company Virginia Sub Common Stock formerly represented by such Company Virginia Sub Certificates or such Company Virginia Sub Book-Entry Shares, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Company Common Stock or Company Virginia Sub Common Stock in accordance with the terms of this Agreement prior to the Effective Time.  At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Virginia Sub Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Company Virginia Sub Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this Article III.

(f)                No Fractional Shares.  No certificates or scrip representing fractional Parent ADSs or book-entry credit of fractional Parent ADSs shall be issued upon the surrender for exchange of Company Virginia Sub Certificates or upon conversion of the Company Virginia Sub Book-Entry Shares, no dividends or other distributions of Parent shall relate to such fractional Parent ADSs and such fractional Parent ADSs shall not entitle the owner thereof to any rights of a holder of Parent ADSs.  Each holder of Company Virginia Sub Common Stock who otherwise would have been entitled to fractional Parent ADSs shall receive in lieu thereof cash equal to the product obtained by multiplying (A) the fractional Parent ADSs to which such holder (after taking into account all shares of Company Virginia Sub Common Stock formerly represented by all Company Virginia Sub Certificates surrendered by such holder and all of such holder’s Company Virginia Sub Book-Entry Shares) would otherwise be entitled by (B) the Parent Closing Price.

(g)               Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Company Virginia Sub Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Company Virginia Sub Certificates who have not theretofore complied with this Article III shall, subject to any abandoned property, escheat or similar Law, thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d) in accordance with this Article III.

(h)               No Liability.  None of Parent, HoldCo, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Parent ADRs or other cash distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Company Virginia Sub Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Common Stock Merger Consideration (and any dividends or other distributions payable with respect to Parent ADSs pursuant to Section 3.02(d) would otherwise escheat to or become the property of any international, national, regional, state, local or other government, any court, administrative, regulatory or other governmental agency, commission or authority (each, a “Governmental Entity”)), any such Common Stock Merger Consideration (and any dividends or other distributions payable with respect to Parent ADSs pursuant to Section 3.02(d)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                 Investment of Exchange Fund.  The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent.  Any interest and other income resulting from such investments shall be paid to and be income of Parent.  If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.  In no event shall any loss resulting from any such investment affect Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to this Article III and Section 6.05.

(j)                 Lost Certificates.  If any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Common Stock Merger Consideration and any dividends or other distributions payable pursuant to Section 3.02(d) pursuant to this Article III.

(k)               Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, which in the case of any Company Options, Company RSUs and Company Stock-Based Awards shall be in accordance with the provisions of Section 6.05 and in the case of any Company Restricted Stock, shall be satisfied by withholding proportionately from the Common Stock Share Consideration and Common Stock Cash Consideration otherwise payable to the holder of such Company Restricted Stock in respect of such Company Restricted Stock, assuming a fair market value of a share of Company Virginia Sub Common Stock equal to the Per Share Amount.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Virginia Sub Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.      Representations and Warranties of the Company.  Except as disclosed in the Company SEC Documents filed by the Company and publicly available since January 1, 2009, but prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosures in the “forward-looking statements” section and any other forward-looking disclosures included in the Company SEC Documents to the extent they are non-specific and cautionary), and except as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and HoldCo as follows:

(a)                Organization, Standing and Corporate Power.  The Company and each of its Subsidiaries has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except with respect to its Subsidiaries, where the failure to have such governmental licenses, permits, authorizations or approvals or to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate”) and the Company Bylaws, and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) (a “Significant Subsidiary”), in each case as amended to the date hereof.  The Company Certificate and the Company Bylaws so delivered are in full force and effect and the Company is not in violation of the Company Certificate or Company Bylaws.

(b)               Subsidiaries.  Section 4.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each Significant Subsidiary of the Company (including its jurisdiction of incorporation or formation) and (ii) each other Subsidiary of the Company.  All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, are directly or indirectly owned by the Company.  All the issued and outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.  Except for the Subsidiaries of the Company, the Company does not own, directly or indirectly, as of the date of this Agreement, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

(c)                Capital Structure; Indebtedness.  As of the date of this Agreement, the authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 40,000,010 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”).  At the close of business on May 31, 2010:

(i)                 122,875,752 shares of Company Common Stock were issued and outstanding (which number includes 186,600 shares of Company Restricted Stock;

(ii)               12,015,271 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant, exercise and/or settlement of equity-based awards pursuant to the Company Stock Plans, of which (A) 11,247,463 shares of Company Common Stock were subject to outstanding Company Stock Options, (B) 506,481 shares of Company Common Stock were subject to outstanding stock units denominated in shares of Company Common Stock granted to, or held in a deferral account for the benefit of, any Company Personnel under any Company Stock Plan that were unsettled immediately prior to the Effective Time (“Company RSUs”) and (C) 261,327 shares of Company Common Stock were subject to outstanding Company Stock-Based Awards (other than Company Stock Options and Company RSUs) at the target performance level;

(iii)             no shares of Company Common Stock were held by the Company as treasury shares or by any wholly-owned Subsidiary of the Company;

(iv)             no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares;

(v)               except as set forth above in this Section 4.01(c) or as expressly permitted by Section 5.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.  All outstanding Company Stock Options, Company RSUs, Company Restricted Stock and other Company Stock‑Based Awards are evidenced by stock option agreements, restricted stock agreements or other award agreements.  All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company RSUs, Company Restricted Stock or other Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote.  Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities; and

(vi)             as of the date of this Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany indebtedness or operating leases) is (A) $325,000,000 of an Asset Based Revolving Credit Facility under the Company’s First Amendment to Revolving Credit Facility Agreement, dated as of October 12, 2009, as amended (of which no amounts were withdrawn by the Company), (B) $600,000,000 in principal amount of the Company’s 7.75% Senior Notes due November 15, 2016, issued under the Indenture, and (C) $9,665,632 of capital leases.

(d)               Authority.

(i)                 The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Parent Voting Agreements and, subject to receipt of the Company Stockholder Approval and to the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Parent Voting Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the Parent Voting Agreements or to consummate the transactions contemplated by this Agreement (other than the receipt of the Company Stockholder Approval and the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub) or any of the Parent

Voting Agreements.  This Agreement and the Parent Voting Agreements have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(ii)               The Board of Directors of the Company at a duly held meeting has, by unanimous vote of all of the directors, (A) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (B) approved the execution, delivery and performance of this Agreement and the consummation of the Mergers upon the terms and conditions set forth in this Agreement, (C) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement, (D) subject to Section 5.02, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”) at the Company Stockholders’ Meeting and (E) approved this Agreement, the Parent Voting Agreements and the Mergers for purposes of Section 203 of the DGCL.

(e)                Noncontravention.  The execution and delivery of this Agreement and the Parent Voting Agreements by the Company do not, and the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement and the Parent Voting Agreements and compliance by the Company with the provisions of this Agreement and the Parent Voting Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, rights or assets of the Company or any of its Subsidiaries under, (i) subject to receipt of the Company Stockholder Approval and the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub, the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) subject to receipt of the Company Approvals, any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties, rights or assets is subject or (iii) subject to the receipt of the Company Stockholder Approval, receipt of the approvals or expiration of applicable waiting periods in respect of the Company Approvals and the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub, any (A) statute, law (including common law), ordinance, code, rule, regulation or directive (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its Subsidiaries or any of its properties, rights or assets or

(B) order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any Self-Regulatory Organization is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Parent Voting Agreements by the Company or the consummation of the Mergers or the other transactions contemplated by this Agreement and the Parent Voting Agreements, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period applicable thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen), the Spanish Defense of Competition Law (Ley 15/2007, de 3 de julio, de Defensa de la Competencia) and any other applicable Antitrust Law, (2) applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), other applicable foreign securities laws, and state securities, takeover and “blue sky” laws, as may be required in connection with this Agreement, the Parent Voting Agreements and the transactions contemplated hereby and thereby, (3) the filings pursuant to Section 1.03 and Section 2.02, (4) any filings with and approvals of the NASDAQ Stock Market (the “NASDAQ”) and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (the matters referred to in clauses (1) through (5), the “Company Approvals”).

(f)                Company SEC Documents.

(i)                 The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Company under the Exchange Act since October 6, 2009 (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”).  Each of the Company SEC Documents, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at the time of such filing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Document, and none of the Company SEC Documents when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents (or incorporated therein by reference) complied at the time it was filed or, if amended, as of the date of such most recent amendment, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing or amendment, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).  Except as disclosed, reflected or reserved against in the most recent audited balance sheet of the Company included in Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”, and such balance sheet referred to above, including the notes thereto, the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) other than (A) liabilities or obligations incurred since December 31, 2009 in the ordinary course of business, (B) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (C) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement and (D) liabilities or obligations incurred as contemplated or permitted by, or pursuant to, this Agreement or the Parent Voting Agreements or incurred with Parent’s prior written consent.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements or other Company SEC Documents.  None of the Subsidiaries of the Company are, or have at any time since October 6, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(ii)               Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the

Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.  Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(iii)             The Company has (A) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (B) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (D) to the extent required by applicable Law, disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(iv)             During the two years prior to the date of this Agreement (A) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer or auditor of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(g)               Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or HoldCo specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement/Prospectus.  The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

(h)               Absence of Certain Changes or Events.  Since December 31, 2009, there has not been any Material Adverse Effect.  Since December 31, 2009 through the date of this Agreement, except for those actions taken or committed to be taken that, if taken following entry by the Company into this Agreement, would not have been prohibited under Section 5.01(a), (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, and (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to clauses (iii), (iv), (vi), (vii), (xii), (xiv), or (xv) of Section 5.01(a).

(i)                 Litigation.  There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether formal or informal, civil, criminal, administrative or otherwise) (“Actions”) (a) pending or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of the Company, in their capacity as such, except, in each case of clauses (a) and (b), for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.  To the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries, except, in each case, for those that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect.

(j)                 Specified Contracts.

(i)                 For purposes of this Agreement, a “Specified Contract” shall mean:

(A)                     Any Contract that is a “material contract” within the meaning of Item 601(b)(4), (9) and (10) of Regulation S-K of the SEC to be performed after the date hereof or with liabilities or obligations after the date hereof;
(B)                     Any Contract relating to third-party indebtedness for borrowed money or any third party financial guaranty in excess of $1,000,000;
(C)                     Any Contract (other than customary agency, sales representative and distribution agreements entered into in the ordinary course of business) containing covenants of the Company or any of its Subsidiaries (x) not to compete (or otherwise materially restrict or limit the ability of the Company or any of its Subsidiaries to compete) in any material line of business or material geographic area, or (y) materially limiting the Company or any of its Subsidiaries from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action, in each case, other than Contracts that expire or are terminable or cancelable without penalty by the Company or its Subsidiaries (i) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business outside of the United States and Canada, on or before the later of (x) December 31, 2011 and (y) the first anniversary of the date of such agreement and (ii) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business within the United States or Canada, on or before December 31, 2012;
(D)                     Any Contract (other than purchase or sale orders in the ordinary course of business and other than Contracts that expire by their respective terms or may be terminated without penalty by the Company or its Subsidiaries (i) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business outside of the United States and Canada, on or before the later of (x) December 31, 2011 and (y) the first anniversary of the date of such agreement and (ii) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business within the United States or Canada, on or before December 31, 2012) under which the Company or any of its Subsidiaries (i) is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires future payments by or to the Company or any of its Subsidiaries in excess of $5,000,000 per annum (other than commitments pursuant to tenders outside the United States); (ii) has agreed to provide a third party payor of drug benefits that is a Governmental Entity, such as a State Medicaid agency, with certain discount pricing for products sold by the Company or any of its Subsidiaries (through offering rebates or other arrangements), where any such Contract involves an excess of $1,000,000 per annum in future payments to the Company or any of its Subsidiaries for products purchased by or for the beneficiaries of such programs; or (iii) has agreed to provide a group purchasing agent or similar agent or broker, whether a non-Governmental Entity or a Governmental Entity such as the GSA, with certain pricing for the products sold by the Company or any of its Subsidiaries, where any such Contract involves an excess of $1,000,000 per annum in payments to the Company or any of its Subsidiaries for products purchased by the participants or clients of any such organization or agents or broker;
(E)                      Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries) that is material to the business and operations of the Company and its Subsidiaries, taken as a whole; and
(F)                      Any Contract relating to Intellectual Property that is material to the business and operations of the Company and its Subsidiaries, taken as a whole other than (x) “off-the-shelf,” commercially available, non-exclusive software licenses that do not require payments by the Company or any Subsidiary in excess of $1,000,000 per year, (y) standard non-exclusive licenses to customers in the ordinary course of business or (z) licenses under which the payments are not reasonably expected to exceed $1,000,000 per year.

(ii)        Section 4.01(j) of the Company Disclosure Letter sets forth a list of all Specified Contracts as of the date of this Agreement that have not been filed or incorporated by reference in the Company SEC Documents filed prior to the date hereof. Each such Specified Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have previously expired in accordance with their terms, (B) they have been terminated by the Company in the ordinary course of business or (C) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company as of the date hereof, any counterparty to any Specified Contract of the type referred to in clause (i)(A) of this Section 4.01(j), has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Specified Contract of the type referred to in clause (i)(A) of this Section 4.01(j), except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, no party to any Specified Contract of the type referred to in clause

(i)(A) of this Section 4.01(j) has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Specified Contract of the type referred to in clause (i)(A) of this Section 4.01(j) and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Specified Contract of the type referred to in clause (i)(A) of this Section 4.01(j), has repudiated in writing any material provision thereof.

(k)               Compliance with Laws; Environmental Matters; Health Care Matters.

(i)                 Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(A)                     each of the Company and its Subsidiaries is and has been since January 1, 2007 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations;
(B)                     the Company and each of its Subsidiaries currently (1) has in full force and effect all approvals, authorizations, certificates, registrations, listings, filings, franchises, licenses, exemptions, notices and permits of or with all Governmental Entities (collectively, “Permits”), including Permits under Environmental Laws and Permits under Health Care Laws, necessary to lawfully own, lease and operate its respective properties and other assets and to carry on its respective business and operations as currently conducted and as were conducted through the most recently completed fiscal year; (2) operates and operated in compliance with the terms and conditions of such Permits; (3) there has occurred no default under, or violation of, any such Permit; and (4) neither the Company nor any of its Subsidiaries has received any written notice that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;
(C)                     since January 1, 2007, all applications, submissions, information and data utilized by the Company and each of its Subsidiaries as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or any of its Subsidiaries in connection with any and all requests for a Permit relating to the Company or any of its Subsidiaries, and any of their respective businesses, products and services, when submitted to the FDA or any other Governmental Entity, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under applicable Laws that are due have been submitted to the FDA or other Governmental Entity;

(D)                     assuming compliance with or receipt of the approvals or expiration of applicable waiting periods in respect of the Company Approvals, (i) the consummation of the Mergers would not cause the revocation, modification or cancellation of any Permit relating to the Company or any of its Subsidiaries, and (ii) no authorization, consent, approval, registration, listing, license, exemption of or filing with any Governmental Entity (an “Approval”) under any applicable Law currently in effect, is required in connection with the consummation of the Mergers or with the ability of the Surviving Corporation to maintain the businesses and operations of the Company and its Subsidiaries immediately following the consummation of the Mergers as currently conducted and as were conducted through the most recently completed fiscal year;
(E)                      (1) neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in, on, under, from or affecting any properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries and (2) to the Knowledge of the Company, there have been no other Releases of Hazardous Materials and Hazardous Materials are not otherwise present, in, on, under, from or affecting any such properties or facilities, which in either (1) or (2) above would subject the Company or any of its Subsidiaries to any liability under any Environmental Law, require any expenditure by the Company or any of its Subsidiaries, or adversely affect any current or planned operations of the Company or any of its Subsidiaries at any such properties or facilities;
(F)                      none of the Company or its Subsidiaries has Released or, to the Knowledge of the Company is responsible for, Hazardous Materials at any other location which would subject the Company or any of its Subsidiaries to any liability under Environmental Law or require any expenditure by the Company or any of its Subsidiaries;
(G)                     neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental Laws or with respect to Hazardous Materials; and
(H)                     neither the Company nor any of its Subsidiaries has received any written environmental claim, notice or request for information or is subject to any Order concerning any liability or alleged liability under, or any violation or alleged violation by, the Company or any of its Subsidiaries of any applicable Environmental Law.

(ii)               As of the date hereof, the Company has made available to Parent copies of all material reports, assessments, audits, memoranda, and other documents in the possession or control of the Company or any of its Subsidiaries that contain material information concerning any violation of, liability under, or obligation concerning Environmental Laws or Hazardous Materials that would reasonably be expected to be material to the Company or any of its Subsidiaries.

                        It is agreed and understood that, any other provisions of this Agreement notwithstanding, the only representations and warranties with respect to Environmental Laws and Hazardous Materials in this Agreement are those contained in clauses (A), (B), (C), (D), (E), (F), (G) and (H) of this Section 4.01(k)(i) and those contained in Section 4.01(k)(ii).

(iii)             To the Knowledge of the Company, (a) it is in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupt payments; and (b) since January 1, 2007, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

(iv)             Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries follow reasonable commercial practices, to comply with applicable Laws to protect all patient-identifying confidential information, including as set forth in the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and all rules and regulations promulgated thereunder, and any similar state law or regulation.

(v)               Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, (x) since January 1, 2007, none of the Company, any of its Subsidiaries, any of its employees, or any agents or contractors (and to the extent employees of agents or contractors are performing services with respect to the Company, employees of such agents or contractors) is or has been, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, and (y) since January 1, 2007, neither the Company, nor any of its Subsidiaries or employees, nor, to the Knowledge of the Company, or to the extent of services being performed on behalf of the Company, any agents or contractors (and to the extent employees of agents or contractors are performing services with respect to the Company, employees of such agents or contractors), has engaged in any conduct that has resulted, or would reasonably be expected to result in, any of the foregoing becoming a Debarred Entity or Debarred Individual, an Excluded Entity or an Excluded Individual, or a Convicted Entity or a Convicted Individual, and (z) to the Knowledge of the Company, none of the Company, any of its Subsidiaries or employees or any agents or contractors (and to the extent any employees of agents or contractors are performing services with respect to the Company, employees of such agents or contractors) is the subject of a pending investigation or proceeding that could lead to such party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual.  For purposes of this Agreement, the following definitions shall apply:

(A)                A “Debarred Individual” is an individual who has been debarred, excluded, terminated or suspended, or received notice of any proceeding to debar, exclude, terminate or suspend from participation:  (i)  pursuant to 21 U.S.C. §335a or any similar federal or state law or regulation, or from providing services in any capacity to a Person that has an approved or pending drug or device product application or; (ii) in, the health insurance program administered under Title XVIII of the Social Security Act (“Medicare”), any state program for medical assistance administered under Title XIX of the Social Security Act (“Medicaid”), any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)), any other state sponsored reimbursement program, or any other health insurance program operated or maintained by a third party payor (each such program, a “Medical Reimbursement Program”).
(B)                A “Debarred Entity” is a corporation, partnership, association or other entity that has been debarred, excluded, terminated or suspended, or received notice of any proceeding to debar, exclude, terminate or suspend from participation:  (i) pursuant to 21 U.S.C. §335a or any similar state law or regulation, or from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity; or (ii) in any Medical Reimbursement Program.
(C)                An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, that has been excluded, debarred, terminated or suspended, or received notice of any proceeding to debar, exclude, terminate or suspend from participation, or is otherwise ineligible to participate in any Medical Reimbursement Program, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in, or received notice of any proceeding to debar, exclude, terminate or suspend from participation, or is otherwise ineligible to participate in, federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (“GSA”).
(D)                A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a)

or any similar federal or state law or regulation, but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

(vi)             Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2007, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any individual employed or engaged by the Company or any of its Subsidiaries, has: (A) made or presented or caused to be made or presented any claim for reimbursement for services provided under any Medical Reimbursement Program for any item or service, that it knew was false, fraudulent or otherwise violative of any of 42 U.S.C. §§ 1307, 1320a-7, 1320a-7a, 1320a-7b and 1395nn; the False Claims Act (31 U.S.C. § 3729 et seq.); the False Statements Act (18 U.S.C. § 1001); the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.); the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518, 42 U.S.C. § 1395i-3(b)(3)(B), 42 U.S.C. § 1396r(b)(3)(B)) and the corresponding fraud and abuse, false claims and anti-self-referral Laws of any other Governmental Entity (each, a “Health Fraud Law”); (B) knowingly and willfully made or caused to be made a false statement or representation of fact in any application for any benefit or payment under any Medical Reimbursement Program; (C) knowingly and willfully made or caused to be made a false statement or representation of fact used in determining rights to any benefit or payment under any Medical Reimbursement Program; or (D) knowingly and willfully offered, paid, solicited or received, or caused or authorized its agents or employees to offer, pay, solicit or receive, any remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any third party payor, (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, service, or item for which payment may be made in whole or in part by any third party payor, or (z) in violation of any Health Fraud Law (including any kickback, bribe or rebate).

(vii)           Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, since January 1, 2007, no pharmaceutical, blood or plasma product manufactured or processed by the Company or any Subsidiary has been recalled, suspended, or discontinued as a result of any Action by the FDA or any other Governmental Entity, and neither the Company nor any of its Subsidiaries has received written notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any Action to withdraw approval, place sales or marketing restrictions on or request the recall of any such product, or that it has commenced, or threatened to initiate, any Action to enjoin or place restrictions on the production of any such product.

(viii)         Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse

Effect, no investigation or review (other than routine inspections by a Governmental Entity (other than the FDA) concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals or blood or plasma products, or with blood or plasma donation or procurement) by any Governmental Entity (other than the FDA) with respect to the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity (other than the FDA) indicated an intention to conduct the same.  No investigation or review (other than routine inspections) by the FDA with respect to the Company or any Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has the FDA indicated an intention to conduct the same.

(l)                 Labor Relations and Other Employment Matters.

(i)                 Section 4.01(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all holders of outstanding Company Stock Options, Company Restricted Stock, Company RSUs and all Company Stock-Based Awards (other than Company RSUs), indicating with respect to each such award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such award (based on a deemed achievement of performance awards at target, if applicable), and the exercise price (if applicable) and whether vested or unvested (other than vested Company Restricted Stock).

(ii)               The Company and its Subsidiaries have, whenever required by Law, duly informed and consulted each works’ council, or similar representative body, or otherwise satisfied in all material respects any applicable procedural and substantive requirements vis-à-vis any applicable works’ council or similar representative body, in connection with the entering into of this Agreement.

(iii)             (A)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract or agreement with any labor organization, nor is any such Contract or agreement, as of the date of this Agreement, being negotiated or contemplated by the Company or any of its Subsidiaries, (B) there is no existing union or, to the Knowledge of the Company, as of the date of this Agreement, attempt by organized labor to cause the Company or any of its Subsidiaries to recognize any union or collective bargaining representative, and, to the Knowledge of the Company, no organizational effort is, as of the date of this Agreement, being made or threatened on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries, (C) there are, and since January 1, 2007 have been, no material work stoppages, strikes, slowdowns, warning strikes or other disruptions by employees of the Company or any of its Subsidiaries except for such events that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, and (D) neither the Company nor any of its Subsidiaries is, or since January 1, 2007 has been, in violation of any applicable U.S. or foreign labor Laws, except for those violations that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(iv)             Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with collective bargaining agreements and works agreements and all Laws, agreements, contracts, policies, plans and programs pertaining to the engagement or termination of services of employees, officers, directors or consultants, including all such Laws relating to terms and conditions of employment, labor relations, wages and hours, compensation, benefits, equal employment opportunities, fair employment practices, immigration, prohibited discrimination or distinction, employment and reemployment rights of members of the uniformed services and occupational safety and health.  The Company and its Subsidiaries have not closed any plant or facility or effectuated any layoffs of employees within the past three years without complying with all relevant laws, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”), nor has any such closure or layoff been planned or announced for the future, except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authorities or agencies relating to employees or employment practices, except as individually or in the aggregate have not had and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(v)               Except as, individually or in the aggregate, have not had, and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, each individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under applicable Law or for any purpose including for Tax withholding purposes or Company Benefit Plan purposes.  Except as, individually or in the aggregate, have not had, and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, the Company and its Subsidiaries have no liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan.  Except as, individually or in the aggregate, have not had, and would not reasonably be expected to result in any material liability of the Company and its Subsidiaries, each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “nonexempt” under applicable Law.

(m)             ERISA Compliance.

(i)                 Section 4.01(m)(i) of the Company Disclosure Letter contains a complete and accurate list of each material Company Benefit Plan.  For the purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, stock unit, “phantom” stock, retirement, savings, stock bonus, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other employee benefit plans, programs, policies or Contracts sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or their respective ERISA Affiliates (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any Company Personnel or under which the Company or any of its Subsidiaries or their respective ERISA Affiliates otherwise have, or had within the past six years, any material obligations or liabilities. Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan.”

(ii)               The Company has provided or otherwise made available to Parent current, complete and accurate copies of (A) each Company Benefit Plan (including any amendments thereto) (or, with respect to any unwritten Company Benefit Plans, complete and accurate descriptions thereof), (B) for the two most recent years (1) annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, and (3) actuarial valuation reports, (C) the most recent summary plan description for each Company Benefit Plan, (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (E) the most recent IRS determination letter, to the extent applicable, other than, in the case of clauses (B), (D) and (E), with respect to any Foreign Company Plan.

(iii)             Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, each Company Benefit Plan (other than the Foreign Company Plans) has been administered in accordance with its terms.  Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company, its Subsidiaries and all the Company Benefit Plans (other than the Foreign Company Plans) are in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, and the terms of all collective bargaining Contracts.

(iv)             All Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Company Pension Plans and the related trusts are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked, nor has revocation been threatened, and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Pension Plan that could reasonably be expected to adversely affect the qualification of such Company Pension Plan or the related trust.

(v)               None of the Company, its Subsidiaries, any of their respective ERISA Affiliates or any of their respective predecessors has ever, during the past six years, contributed to, contributes to, has ever, during the past six years, been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(vi)             With respect to each Company Benefit Plan (other than the Foreign Company Plans), except as, individually or in the aggregate, have not had, and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, (A) there has not occurred any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code); (B) none of the Company, its Subsidiaries, any of their respective ERISA Affiliates, has made any binding promises or binding commitments to create any additional Company Benefit Plan or to modify or change in any material way any existing Company Benefit Plan; (C) all payments required to be made to any Company Benefit Plan with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or their respective ERISA Affiliates in accordance with GAAP and, except as individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all payments required by each Company Benefit Plan, any collective bargaining agreement or other agreement or by Law (including all contributions, insurance premiums or intercompany charge) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries or their respective ERISA Affiliates in accordance with the provisions of each Company Benefit Plan and applicable Law; (D) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, the Company or its Subsidiaries or any of their respective ERISA Affiliates, any employee, officer, director, stockholder or, to the Knowledge of the Company, other service provider of the Company or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Company Benefit Plans; and (E) no Company Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;

(vii)           No Company Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(viii)         With respect to each Company Benefit Plan that is mandated by a government other than the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), except as, individually or in the aggregate, have not had, and would not reasonably be expected to result in any material liability of the Company and its Subsidiaries, the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan.  Except as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect, each Foreign Company Plan has been maintained and operated in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special tax treatment, satisfies all requirements for such treatment.

(ix)             None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the date hereof) will (A) entitle any Company Personnel to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or (D) result in payments under any Company Benefit Plan that would not be deductible under Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.

(x)               Each Company Stock Option has been granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the guidance and regulations issued thereunder) of Company Common Stock underlying such Company Stock Option on the grant date thereof and no such Company Stock Option has been extended, amended or repriced since the date of grant in a manner that (i) violates Section 409A of the Code, (ii) except as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, violates applicable Law or (iii) that has not been accurately reflected in all material respects on the Company’s financial statements.

(xi)             Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with Section 409A of the Code and the regulations and guidance issued thereunder.  No equity grant awarded by the Company has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.

(n)               No Gross Ups.  No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of any Taxes imposed by Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries has the obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of the Code.

(o)               Taxes.   Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i)                 The Company and each of its Subsidiaries have (a) timely filed (or had timely filed on their behalf) with the appropriate Taxing Authority all Tax Returns required to be filed by them (giving effect to all extensions), and all such Tax Returns are true, correct and complete and (b) timely paid (or had timely paid on their behalf) all Taxes, whether or not reflected on a Tax Return, required to have been paid by them. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income), in accordance with GAAP, for all Taxes, whether or not yet due and payable, of the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

(ii)               There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(iii)             To the Knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes in connection with amounts paid or owing to any employee, former employee or independent contractor) and have duly and timely withheld and have paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(iv)             No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes.

(v)               None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return which has not since been filed, and no currently effective waivers, extensions, or comparable consents regarding the application of the statute of limitations with respect to Taxes or Tax Returns have been given by or on behalf of the Company or any of its Subsidiaries.

(vi)             No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any ruling with respect to Taxes has been entered into by or with respect to the Company or any of its Subsidiaries, in each case, that will bind the Company or any of its Subsidiaries for any taxable period after the Closing.

(vii)           None of the Company or any of its Subsidiaries is party to or bound by or currently has any liability under any agreement providing for the allocation, sharing or indemnification of Taxes.

(viii)         None of the Company or any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only the Company and/or any of its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(ix)      None of the Company or any of its Subsidiaries has received any written notice of deficiency or assessment from any Taxing Authority for any amount of Tax that has not been fully settled or satisfied.

(x)               None of the Company or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Effective Time) or which otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Merger.

(xi)             None of the Company or any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that arose in a prior taxable period but was not recognized for Tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code.

(xii)           None of the Company or any of its Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

(xiii)         As used in this Agreement (A) “Tax” means all United States federal, state, local or foreign taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real and personal property, profits, estimated, severance, occupation, production, capital gains, capital stock, goods and services, environmental, employment, withholding, stamp, value added, alternative or add-on minimum, sales, transfer, use, license, payroll and franchise taxes or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties , fines, related liabilities or additions to tax attributable to such taxes, charges, fees, levies or other assessments; (B) “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority; and (C) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.  Any other provision of this Agreement notwithstanding, it is agreed that the only representations and warranties made by the Company in this Agreement in respect of Taxes are those contained in this Section 4.01(o) and Section 4.01(m).

(p)               Title to Properties.

(i)     Section 4.01(p)(i) of the Company Disclosure Letter sets forth  a true and complete list of all real property owned by the Company and its Subsidiaries as of the date hereof (the “Owned Real Property”) identifying the owner and address thereof.

(ii)   Section 4.01(p)(ii) of the Company Disclosure Letter sets forth a true and complete list of all leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property as of the date hereof (the “Leased Real Property”; together with the Owned Real Property the “Real Property”), identifying the address thereof.

(iii) Except as had not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has good, valid and marketable fee simple title to all of the Owned Real Property, and valid leasehold or subleasehold interests in all of the Leased Real Property, in each case free and clear of all Liens, except for Permitted Liens.  The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, enforceable in accordance with their terms against the Company or Subsidiary party thereto and, to the Knowledge of the Company as of the date hereof, the counterparties thereto, except for such failure to comply or be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect.  No approval or consent is required from the other parties to the Leases or the holder of any superior interest to consummate the transactions contemplated by this Agreement except for such approvals or consents of which the failure to obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  There are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, to use, occupy or purchase any of the Real Property except for such leases, subleases, licenses, occupancy agreements, options, rights, concessions or other arrangements to use, occupy or purchase that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Company, no condemnation proceeding is pending or threatened which would preclude or materially impair the use of any of the Real Property for the purpose to which it is currently put except for impairments that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(q)               Intellectual Property.

(i)                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, either the Company or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted and currently proposed to be conducted (collectively, the “Company Intellectual Property”) set forth on Section 4.01(q)(i) of the Company Disclosure Letter, free and clear of all Liens, except for Permitted Liens.  Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any third party alleging infringement of any Intellectual

Property rights of any Person by the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any Intellectual Property rights of any third party, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property, (iv) to the Knowledge of the Company, no third party is infringing any Company Intellectual Property, (v) all registrations and applications for Company Intellectual Property owned or controlled by the Company or any of its Subsidiaries in jurisdictions where the Company or any of its Subsidiaries are currently doing business are subsisting and unexpired, have not been abandoned or canceled, and, to the Knowledge of the Company, are valid and enforceable, and (vi) to the Knowledge of the Company, there are no ongoing interferences, oppositions, reissues, or reexaminations or other proceedings which could reasonably be expected to result in a loss or limitation of a patent right or claim involving any Company Intellectual Property.  Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, all Intellectual Property owned by the Company and its Subsidiaries is valid and enforceable and in full force and effect.

(ii)               Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not (i) result in the loss of, or otherwise adversely affect, any rights of the Company or its Subsidiaries in any Intellectual Property, (ii) grant or require the Company or its Subsidiaries to grant to any third party any rights with respect to any Intellectual Property of the Company or its Subsidiaries, (iii) subject the Company or any of its Subsidiaries to any increase in royalties or other payments in respect of any Intellectual Property, (iv) by the terms of any Contract to which the Company or any of its Subsidiaries is a party, diminish any royalties or other payments the Company or any of its Subsidiaries would otherwise be entitled to in respect of any Intellectual Property or (v) result in the breach or, by the terms of such Contract, termination of any agreement relating to the Company Intellectual Property.

(iii)             The Company and its Subsidiaries take all reasonable actions to protect the Company Intellectual Property (including trade secrets and confidential information), and require all their employees who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to the Company.

(iv)      Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries maintain and protect the integrity, security and operation of their software, networks, databases, systems and websites (and all information transmitted thereby or stored therein), and there have been no violations of same.

(r)                 Insurance.  Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law.  Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the material insurance policies of the Company and its Subsidiaries, except for breaches, defaults, terminations or modifications that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(s)                Affiliated Transactions.  Since December 31, 2009, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents.

(t)                 Voting Requirements.  The affirmative vote of holders of a majority in voting power of the outstanding shares of Company Common Stock, voting together as a single class (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to approve the Reincorporation Merger and the other transactions contemplated by this Agreement.

(u)        State Takeover Laws; Company Certificate Provisions. The Board of Directors of the Company has adopted resolutions sufficient to render inapplicable the restrictions on "business combinations" contained in Section 203 of the DGCL and the restrictions on "affiliated transactions" and "control share acquisitions" contained in Articles 14 and 14.1 of the VSCA to Parent and HoldCo, this Agreement, the Company Voting Agreement and the Mergers. No other state anti-takeover statute or regulation, nor any takeover-related provision in the Company Certificate or Company Bylaws is applicable to parent or HoldCo, this Agreement, the Company Voting Agreement or the Mergers that would (i) prohibit or restrict the ability of the Company to perform its obligations under this Agreement or the Company Voting Agreement, any related agreement, the Reincorporation Plan of Merger, the Plan of Merger or the Certificate of Merger or its ability to consummate the Mergers or the other transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Company Voting Agreement, or the Reincorporation Plan of Merger, the Plan of Merger or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Parent or HoldCo to any impediment or condition in connection with the exercise of any of its rights under this Agreement, the Company Voting Agreement, the Reincorporation Plan of Merger, the Plan of Merger or the Certificate of Merger.

(v)               Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than Morgan Stanley & Co. and Citigroup Global Markets Inc. and Natixis, S.A.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the Persons to whom such fees are payable.

(w)             Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Citigroup Global Markets Inc. to the effect that, subject to the limitations and qualifications contained therein and as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders.  The Company, solely for informational purposes, has provided to Parent a correct and complete copy of such opinion or, if such opinion has not been delivered to the Company’s Board of Directors in written form as of the execution of this Agreement, then the Company shall make a true, correct and complete copy of any such opinion received by it available to Parent promptly following its delivery to the Company’s Board of Directors in written form.

(x)               Defeasance.  As of the date of this Agreement, no Default (as defined in the Indenture) or Event of Default (as defined in the Indenture) has occurred and is continuing (other than a Default or Event of Default resulting from the borrowing of funds to be applied to the deposit in connection with the Defeasance).

(y)               Company Virginia Sub.  As of the date of the Joinder and prior the Reincorporation Effective Time, all of the outstanding capital stock of Company Virginia Sub  will be owned by the Company.  Company Virginia Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Reincorporation Effective Time will not engage in any activities other than in connection with or contemplated by the Joinder or this Agreement.  Company Virginia Sub will have all requisite corporate power and authority to execute and deliver the Joinder and, subject to receipt of the Company Stockholder Approval and to the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub, to consummate the transactions contemplated hereby and by the Parent Voting Agreements.  The execution and delivery of the Joinder by Company Virginia Sub and the consummation by Company Virginia Sub of the transactions contemplated hereby and by the Parent Voting Agreements will be duly authorized by all necessary corporate action on the part of Company Virginia Sub and no other corporate proceedings on the part of the Company will be, after such corporate action has been taken, necessary to authorize this Agreement or any of the Parent Voting Agreements or to consummate the transactions contemplated by this Agreement (other than the receipt of the Company Stockholder Approval and the adoption of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub) or any of the Parent Voting Agreements.  The Joinder will be duly executed and delivered by Company Virginia Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto (other than the Company), will constitute a legal, valid and binding obligation of Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms, subject to Bankruptcy and Equity Exception.

(z)                Noncontravention with Respect to Company Virginia Sub.  The execution and delivery of the Joinder by Company Virginia Sub will not, and the consummation by Company Virginia Sub of the Mergers and the other transactions contemplated by this Agreement and the Parent Voting Agreements and compliance by Company Virginia Sub with the provisions of this Agreement and the Parent Voting Agreements will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, rights or assets of Company Virginia Sub under, (i) subject to receipt of the Company Stockholder Approval and the adopting of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub, the Company Virginia Sub Articles or the Company Virginia Sub Bylaws or (ii) subject to receipt of the Company Stockholder Approval and the adopting of the Reincorporation Plan of Merger and the Plan of Merger by the Company in its capacity as the sole stockholder of Company Virginia Sub and the receipt of the approvals or expiration of the applicable waiting periods in respect of the Company Approvals, any (A) Law applicable to Company Virginia Sub or any of its properties, rights or assets or (B) Order applicable to Company Virginia Sub or its respective properties, rights or assets, other than, in the case of clause (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any Self-Regulatory Organization is required by or with respect to Company Virginia Sub in connection with the execution and delivery of the Joinder by Company Virginia Sub or the consummation of the Mergers or the other transactions contemplated by this Agreement and the Parent Voting Agreements, except for the Company Approvals and the filing of the articles of merger relating to the Reincorporation Merger with the Virginia State Corporation Commission.

(aa)            No Reliance.  Any other provision of this Agreement notwithstanding, the Company acknowledges and agrees that (i) neither Parent, HoldCo nor any Person on behalf of Parent or HoldCo is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent and HoldCo in this Agreement, in the corresponding Section of the Parent Disclosure Letter or in the Voting Agreements, and (ii) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement, in the corresponding Section of the Parent Disclosure Letter or in the Voting Agreements.  Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to Parent and its Subsidiaries that may have been made available to the Company or any of its Representatives.

Section 4.02.      Representations and Warranties of Parent and HoldCo.  Except as disclosed in the Parent CNMV Reports filed by Parent and publicly available since December

31, 2009, but prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosures in the “forward-looking statements” section and any other forward-looking disclosures included in the Parent CNMV Reports to the extent they are non-specific and cautionary), and except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that disclosure of any item in any section of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent), Parent and HoldCo represent and warrant to the Company as follows:

(a)                Organization, Standing and Corporate Power.  Each of Parent and HoldCo is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals or to be so organized, existing and in good standing, or to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and HoldCo is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the Articles of Association of Parent (the “Parent Charter Documents”) and the Certificate of Incorporation and the Bylaws of HoldCo (collectively, the “HoldCo Charter Documents”), in each case as amended to the date hereof.  The Parent Charter Documents and the HoldCo Charter Documents so delivered are in full force and effect and Parent is not in violation of the Parent Charter Documents and HoldCo is not in violation of the HoldCo Charter Documents.

(b)               Capital Structure.  The authorized capital stock of HoldCo consists of 10,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding, all of which shares are owned beneficially and of record by Parent.  As of the date of this Agreement, the authorized capital stock of Parent consists of 213,064,899 Parent Ordinary Shares. At the close of business on May 31, 2010:

(i)                 213,064,899 Parent Ordinary Shares were issued and outstanding, of which 148,846 Parent Ordinary Shares are represented by 237,692 American Depository Receipts;

(ii)               none of the Parent Ordinary Shares were subject to outstanding options to purchase or Parent’s obligation to issue Parent Ordinary Shares granted under Parent’s stock incentive plans and other employment arrangements; and

(iii)             except as set forth above in this Section 4.02(b) or as expressly permitted by this Agreement, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or (D) any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Parent Ordinary Shares on a deferred basis or other rights that are linked to the value of Parent Ordinary Shares (clauses (A) through (D) collectively, “Parent Equity Securities”) and (y) there are not any outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such Parent Equity Securities.  No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding.

(c)                Authority.

(i)                 Each of Parent and HoldCo has all requisite corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the Voting Agreements and, subject to receipt of the Parent Stockholder Approval and to the adoption of the Plan of Merger by Parent as the sole stockholder of HoldCo, to consummate the transactions contemplated by this Agreement and the Voting Agreements.  The execution and delivery of this Agreement and the Voting Agreements by Parent and the execution and delivery of this Agreement by HoldCo and the consummation by Parent and HoldCo of the transactions contemplated by this Agreement and the Voting Agreements, as applicable, have been duly authorized by all necessary corporate action on the part of Parent and HoldCo and no other corporate proceedings on the part of Parent or HoldCo are necessary to authorize this Agreement or any of the Voting Agreements or to consummate the transactions contemplated by this Agreement (other than the receipt of the Parent Stockholder Approval and the adoption of the Plan of Merger by Parent in its capacity as sole stockholder of HoldCo (which adoption Parent shall cause to occur as soon as reasonably practicable following the execution of this Agreement)) and the Voting Agreements. Each of this Agreement and the Voting Agreements has been duly executed and delivered by Parent and this Agreement has been duly executed and delivered by HoldCo and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and HoldCo, as applicable, enforceable against Parent and HoldCo, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)               The Board of Directors of Parent has unanimously, by resolutions duly adopted at a meeting duly called and held (A) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (B) approved and adopted the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (C) directed that the proposal to obtain the Parent Stockholder Approval (including the adoption of the Capital Increase and the Parent By-Law Amendments) be submitted to the stockholders of Parent for their approval as promptly as practicable and (D) resolved to propose the adoption of the Parent Stockholder Approval (including the adoption of the Capital Increase and the Parent By-Law Amendments) by the stockholders of Parent (the “Parent Recommendation”) at the meeting of Parent stockholders to which the Parent Stockholder Approval is submitted (the “Parent Stockholders’ Meeting”), which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way.

(iii)             When delivered to the Depositary pursuant to Section 3.02 in connection with the Closing, each of the Parent Non-Voting Shares underlying the Parent ADRs required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and to be delivered pursuant to Section 6.05 will have been validly issued in accordance with all applicable Laws and the Parent Charter Documents, will be fully paid and nonassessable, will not subject the holders thereof to personal liability and will be free of restrictions on transfer imposed by Parent and will not be subject to preemptive rights.

(iv)             As of the date hereof, the aggregate number of Parent Ordinary Shares held by the persons who have executed Parent Voting Agreements represents in the aggregate not less than 35.35% of the total voting power of the Parent Ordinary Shares outstanding.

(d)               Noncontravention.  The execution and delivery of this Agreement and the Voting Agreements by Parent and this Agreement by HoldCo do not, and, the consummation by Parent and HoldCo of the Mergers and the other transactions contemplated by this Agreement and the Voting Agreements and compliance by Parent and HoldCo with the provisions of this Agreement and the Voting Agreements, as applicable, will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, rights or assets of Parent or HoldCo under (i) subject to the receipt of the Parent Stockholder Approval, the Parent Charter Documents or the HoldCo Charter Documents, (ii) any Contract to which Parent or any of its Subsidiaries (including HoldCo) is a party or any of their respective properties, rights or assets is subject or (iii) subject to the receipt of the Parent Stockholder Approval and the receipt of the approvals or expiration of applicable waiting periods in respect of the Parent Approvals, any Law or Order applicable to Parent or any of its Subsidiaries (including HoldCo) or their respective properties, rights or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or

Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  No consent, approval, Order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity or any Self-Regulatory Organization is required by or with respect to Parent or any of its Subsidiaries (including HoldCo) in connection with the execution and delivery of this Agreement or any of the Voting Agreements by Parent and HoldCo, as applicable, or the consummation by Parent and HoldCo of the Mergers or the other transactions contemplated by this Agreement and the Voting Agreements, as applicable, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the expiration or termination of the waiting period applicable thereunder and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen), the Spanish Defense of Competition Law (Ley 15/2007, de 3 de julio, de Defensa de la Competencia) and any other applicable Antitrust Law, (2) the filing with the SEC of (Y) the Form F-4 and (Z) such reports and filings under the Exchange Act, the Securities Act, and state securities and “blue sky” laws (including the filing of a Registration Statement on Form F-6 with respect to the Parent ADRs to be issued in connection with the Merger) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) any filings with and approvals of any applicable stock exchange, (4) any filings required pursuant to applicable foreign securities laws, as may be required in connection with this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (5) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (6) the filing of the articles of merger relating to the Reincorporation Merger with the Virginia State Corporation Commission, (7) the registration with and approval by the CNMV of the Spanish Prospectus, (8) the registration of the Parent Non-Voting Shares in the book-entry registry systems of the Spanish Settlement and Clearing System (Iberclear), (9) the listing of the Parent Non-Voting Shares in the Spanish Stock Exchanges/SIBE in accordance with applicable Law and all other filings with the CNMV and the Spanish Stock Exchanges/SIBE that are necessary for admission to listing of Parent Non-Voting Shares in the Spanish Stock Exchanges/SIBE, (10) the registration of the Deed of By-Law Amendments and the Deed of Capital Increase with the Commercial Registry as set forth in Section 6.02, and (11) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (the matters referred to in clauses (1) through (11), the “Parent Approvals”).

(e)                Parent Reports.

(i)                 Parent has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed by it with, made available through or furnished to, the CNMV since December 31, 2008 (such documents, the “Parent CNMV Reports”) and to the extent not publicly available, Parent has heretofore made available to the Company complete and correct copies of all such material reports, schedules, forms, statements and other documents required by applicable Law to be so filed.  Each of the Parent CNMV Reports, as of the time of its filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at the time of such filing, the requirements of the CNMV and Law applicable to such Parent CNMV Report and none of the Parent CNMV Reports, when filed or, if amended, as of the date of such most recent amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of Parent’s Subsidiaries is required to file periodic reports with the CNMV.

(ii)               Parent has previously made available to the Company true and correct copies of (A) the consolidated balance sheet of Parent and its Subsidiaries for each of the fiscal years ended December 31, 2008 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such periods and (B) the unaudited consolidated balance sheet of Parent and its Subsidiaries for the quarterly period ended March 31, 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for such period, in the case of the fiscal years ended 2008 and 2009, accompanied by the audit report of KPMG LLP, independent public accountants with respect to Parent (including the notes thereto).  Each of the financial statements referenced in clauses (A) and (B) above in this Section 4.02(e)(ii) and each of the other consolidated financial statements (including the related notes) of Parent included (or incorporated by reference) in the Parent CNMV Reports  (collectively, the “Parent Financial Statements”) fairly presents in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to (1) in the case of unaudited financial statements included (or incorporated by reference) in any of the Parent CNMV Reports filed prior to the date hereof, normal year-end adjustments and other adjustments described therein, and (2) in the case of unaudited financial statements included (or incorporated by reference) in the Parent CNMV Reports filed after the date hereof, normal year-end adjustments as permitted by EU-IFRS and applicable Laws (including the rules and regulations of the Spanish Stock Exchanges/SIBE and the CNMV).  Each of such Parent Financial Statements complied, as of the date of filing or, if amended, as of the date of such most recent amendment, in all material respects with applicable accounting requirements and with the applicable Laws (including the published rules and regulations of the Spanish Stock Exchanges/SIBE and the CNMV applicable thereto) and each of such Parent Financial Statements was prepared in accordance with EU-IFRS  (except, in the case of unaudited statements, as permitted by the rules and regulations of the Spanish Stock Exchanges/SIBE and the CNMV), consistently applied during the periods and at the dates involved, except in each case as indicated therein.  Except as reflected or reserved against in the most recent audited consolidated balance sheet of Parent included in the Parent Financial Statements, neither Parent nor any of its Subsidiaries has any material liabilities or material obligations of any nature (whether absolute, accrued, known or unknown, contingent or otherwise) other than (A) liabilities or obligations incurred since December 31, 2009 in the ordinary course of business, (B) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material

Adverse Effect, (C) liabilities or obligations incurred pursuant to Contracts entered into after the date hereof not in violation of this Agreement, and (D) liabilities or obligations incurred as contemplated or permitted by, or pursuant to, this Agreement or the Voting Agreements or incurred with the prior written consent of the Company.  Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Financial Statements or the Parent CNMV Reports.

(iii)             Each of the directors of Parent has made all certifications and responsibility statements required under applicable Laws (including Spanish Royal Decree 1362/2007 and the rules and regulations of the Spanish Stock Exchanges/SIBE and the CNMV) with respect to the CNMV Reports, and the statements contained in such certifications and responsibility statements are true and accurate.

(iv)             The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with EU-IFRS and any other applicable Laws (including the rules and regulations of the Spanish Stock Exchanges/SIBE and the CNMV) and reflect only actual transactions.

(v)               During the two years prior to the date of this Agreement (A) neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any director, officer or auditor of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(vi)             Parent has reviewed with its outside counsel, financial advisors and accountants the disclosure and other requirements (including as to financial information and including as to accounting convention) of the Form F-4, Form F-6 and Form 8-A12(b) under the U.S. federal securities laws, including the related prospectus requirements, where applicable, as well as for the Spanish Prospectus and other filings to be made under Spanish law or with the Spanish Stock Exchanges/SIBE or the CNMV in connection with the Merger and the other transactions contemplated hereby, and the Company represents that it will be able to produce, provide and disclose all such information (including financial information in the required accounting convention) as may be necessary or customary in order for such documents or filings to become effective, accepted or similar concept under applicable Laws.

(f)                Absence of Certain Changes or Events.  Since December 31, 2009, there has not been any Parent Material Adverse Effect.  Since December 31, 2009 through the date of this Agreement, except for those actions taken or committed to be taken that, if taken following entry by Parent into this Agreement, would not have been prohibited under Section 5.01(b), (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, and (ii) there has not been any action taken or committed to be taken by Parent or any Subsidiary of Parent which, if taken following entry by Parent into this Agreement, would have required the consent of the Company pursuant to clauses (ii) or (vi) of Section 5.01(b).

(g)               Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Parent, in their capacity as such, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no formal or informal governmental inquiries or investigations, in each case regarding financial accounting or disclosure practices of Parent or any of its Subsidiaries, compliance by Parent or any of its Subsidiaries with any Law or any malfeasance by any officer of Parent or any of its Subsidiaries, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(h)               Compliance with Laws; Health Care Matters.

(i)                 Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(A)                each of the Parent and its Subsidiaries is and has been since January 1, 2007 in compliance with all Laws and Orders applicable to it, its properties, rights or assets or its business or operations; and
(B)                Parent and each of its Subsidiaries currently (1) has in full force and effect all Permits, including Permits under Health Care

Laws, necessary to lawfully own, lease and operate its respective properties and other assets and to carry on its respective business and operations as currently conducted and as were conducted through the most recently completed fiscal year; (2) operates and operated in compliance with the terms and conditions of such Permits and applicable Law; (3) there has occurred no default under, or violation of, any such Permit; and (4) neither Parent nor any of its Subsidiaries has received any written notice that any such Permit will be revoked, will not be renewed, or will be modified on terms more burdensome than currently applicable;
(C)                since January 1, 2007, all applications, submissions, information and data utilized by Parent and each of its Subsidiaries as the basis for, or submitted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries in connection with any and all requests for a Permit relating to Parent or any of its Subsidiaries, and any of their respective businesses, products and services, when submitted to the FDA or any other Governmental Entity, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modifications to such applications, submissions, information and data required under applicable Laws that are due have been submitted to the FDA or other Governmental Entity;
(D)                assuming compliance with or receipt of the approvals or expiration of applicable waiting periods in respect of the Parent Approvals, (i) the consummation of the Merger would not cause the revocation, modification or cancellation of any Permit relating to Parent or any of its Subsidiaries, and (ii) no Approval under any applicable Law currently in effect is required in connection with the consummation of the Mergers or with the ability of the Parent to maintain the businesses and operations of Parent, the Company and its Subsidiaries immediately following the consummation of the Merger as currently conducted and as were conducted through the most recently completed fiscal year;

(ii)               To the Knowledge of Parent, (A) it is in compliance in all material respects with the Foreign Corrupt Practices Act and any other United States and foreign Laws concerning corrupt payments; and (B) since January 1, 2007, Parent has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

(iii)             Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries follow reasonable commercial practices and comply with applicable Laws to protect all patient-identifying confidential information, including as set forth in the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and all rules and regulations promulgated thereunder, and any similar state law or regulation.

(iv)             Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (x) since January 1, 2007, none of Parent, any of its Subsidiaries, any of its employees, or any agents or contractors (and to the extent employees of agents or contractors are performing services with respect to Parent, employees of such agents or contractors) is or has been, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, and (y) since January 1, 2007, neither Parent, nor any of its Subsidiaries or employees, nor to the Knowledge of Parent, to the extent of services being performed on behalf of Parent, any agents or contractors (and to the extent employees of agents or contractors are performing services with respect to Parent, employees of such agents or contractors), has engaged in any conduct that has resulted, or would reasonably be expected to result in, any of the foregoing becoming a Debarred Entity or Debarred Individual, an Excluded Entity or an Excluded Individual, or a Convicted Entity or a Convicted Individual, and (z) to the Knowledge of Parent,  none of Parent, any of its Subsidiaries or employees or any agents or contractors (and to the extent any employees of agents or contractors are performing services with respect to Parent, employees of such agents or contractors) is the subject of a pending investigation or proceeding that could lead to such party becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual.

(v)               Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2007, no pharmaceutical, blood or plasma product manufactured or processed by Parent or any Subsidiary has been recalled, suspended, or discontinued as a result of any Action by the FDA or any other Governmental Entity, and neither Parent nor any of its Subsidiaries has received written notice from the FDA or any other Governmental Entity that it has commenced, or threatened to initiate, any Action to withdraw approval, place sales or marketing restrictions on or request the recall of any such product, or that it has commenced, or threatened to initiate, any Action to enjoin or place restrictions on the production of any such product.

(vi)            Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect, no investigation or review (other than routine inspections by a Governmental Entity (other than the FDA or the European Medicines Agency) concerned with the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals or blood or plasma products, or with blood or plasma donation or procurement) by any Governmental Entity (other than the FDA and the European Medicines Agency) with respect to Parent or any Subsidiary is pending or, to the Knowledge of Parent, threatened, nor has any

Governmental Entity (other than the FDA and the European Medicines Agency) indicated an intention to conduct the same.  No investigation or review (other than routine inspections) by the FDA or the European Medicines Agency with respect to Parent or any Subsidiary is pending or, to the Knowledge of Parent, threatened, nor has the FDA or the European Medicines Agency indicated an intention to conduct the same.

(i)                 Parent Specified Contracts.

(i)                 For purposes of this Agreement, a “Parent Specified Contract” shall mean:

(A)                     Any Contract that is a “material contract” within the meaning of Item 601(b)(4), (9) and (10) of Regulation S-K of the SEC to be performed after the date hereof or with liabilities or obligations after the date hereof;
(B)                Any Contract relating to third-party indebtedness for borrowed money or any third party financial guaranty in excess of 1,000,000€;
(C)                Any Contract (other than customary agency, sales representative and distribution agreements entered into in the ordinary course of business) containing covenants of Parent or any of its Subsidiaries (x) not to compete (or otherwise materially restrict or limit the ability of Parent or any of its Subsidiaries to compete) in any material line of business or material geographic area or (y) materially limiting Parent or any of its Subsidiaries from developing or commercializing any compounds, any therapeutic area, class of drugs or mechanism of action;
(D)                Any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which Parent or any of its Subsidiaries (i) is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires future payments by or to Parent or any of its Subsidiaries in excess of 1,000,000€ per annum; (ii) has agreed to provide a third party payor of drug benefits that is a Governmental Entity, such as a State Medicaid agency, with certain discount pricing for products sold by Parent or any of its Subsidiaries (through offering rebates or other arrangements), where any such Contract involves an excess of 1,000,000€ per annum in future payments to Parent or any of its Subsidiaries for products purchased by or for the beneficiaries of such programs; or (iii) has agreed to provide a group purchasing agent or similar agent or broker, whether a non-Governmental Entity or a Governmental Entity such as the GSA, with certain pricing for the products sold by Parent or any of its

Subsidiaries, where any such Contract involves an excess of 1,000,000€ per annum in payments to Parent or any of its Subsidiaries for products purchased by the participants or clients of any such organization or agents or broker;
(E)                 Any Contract pursuant to which Parent or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than Parent or any of its Subsidiaries) that is material to the business and operations of Parent and its Subsidiaries, taken as a whole; and
(F)                 Any Contract relating to Intellectual Property that is material to the business and operations of Parent and its Subsidiaries, taken as a whole other than (x) “off-the-shelf,” commercially available, non-exclusive software licenses that do not require payments by Parent or any Subsidiary in excess of 1,000,000€ per year, (y) standard non-exclusive licenses to customers in the ordinary course of business or (z) licenses under which the payments are not reasonably expected to exceed 1,000,000€ per year; and

(ii)               Section 4.02(i) of the Parent Disclosure Letter sets forth a list of all Parent Specified Contracts as of the date of this Agreement.  Each such Parent Contract is valid and in full force and effect and enforceable in accordance with its respective terms, subject to the Bankruptcy and Equity Exception, except to the extent that (A) they have previously expired in accordance with their terms, (B) they have been terminated by Parent in the ordinary course of business or (C) the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent as of the date of this Agreement, any counterparty to any Parent Specified Contract of the type referred to in clause (i)(A) of this Section 4.02(i), has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Parent Specified Contract of the type referred to in clause (i)(A) of this Section 4.02(i), except in each case for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  As of the date hereof, no party to any Parent Specified Contract of the type referred to in clause (i)(A) of this Section 4.02(i) has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Specified Contract of the type referred to in clause (i)(A) of this Section 4.02(i) and neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any other party to any Parent Specified Contract of the type referred to in clause (i)(A) of this Section 4.02(i), has repudiated in writing any material provision thereof.

(j)                 Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or HoldCo specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Proxy Statement/Prospectus will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Parent and at the time of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (iii) the Spanish Prospectus will, at the time it is filed with and approved by the CNMV, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (iv) the Parent Board Reports will, at the time they are first made available to the stockholders of Parent and at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or HoldCo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form F-4 or the Proxy Statement/Prospectus. The Form F-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively.  The Parent Board Reports and the Spanish Prospectus will comply as to form in all material respects with the requirements of applicable Law, including the CNMV and the Spanish Stock Exchanges/SIBE rules and regulations.

(k)               Financing.  Parent has delivered to the Company true and complete fully executed copies of the commitment letter, dated as of June 6, 2010 among Parent, HoldCo, Deutsche Bank Securities Inc., Nomura International plc, Banco Bilbao Vizcaya Argentaria, S.A., BNP Paribas, HSBC Securities (USA) Inc., Morgan Stanley Senior Funding, Inc.,  Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and HSBC Bank plc and including all exhibits, schedules, annexes and amendments to such agreement in effect as of the date of this Agreement (other than fee letters and engagement letters) (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent), have severally agreed and committed to provide the debt financing set forth therein, the proceeds of which may be used to consummate the Merger and pay the Required Amounts (the “Financing”).  The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  As of the date of this Agreement, Parent has not entered into any side letters or other Contracts related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letter (other than the fee letters and engagement letters referred to in the Commitment Letter).  As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the

Knowledge of Parent, the other parties thereto, subject to the Bankruptcy and Equity Exception.  There are no conditions precedent to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter.  As of the date of this Agreement, Parent has no Knowledge of facts or circumstances that would cause any conditions precedent to the Financing not to be satisfied on a timely basis.  The net proceeds contemplated from the Financing, together with the Specified Financial Resources, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II, Article III and Section 6.05, and the payment of any debt required to be repaid in connection with the Merger (whether of Parent or of the Company or any of their respective Subsidiaries) and of all fees and expenses reasonably expected to be incurred in connection herewith (the “Required Amounts”).  Assuming the availability of the Financing, Parent has as of the date hereof Specified Financial Resources sufficient for the satisfaction of all of Parent’s obligations under this Agreement specifically referenced in the immediately preceding sentence.  As of the date of this Agreement, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent under the Commitment Letter or, to the Knowledge of Parent, any other parties thereto under any term or condition of the Commitment Letter.  Parent has fully paid all fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter, and will pay, after the date hereof, all such fees as they become due.

(l)                 Voting Requirements.  The Parent Stockholder Approval (approved by the majority specified in the definition thereof) is the only vote or approval of the holders of any class or series of capital stock of Parent necessary in connection with the execution of this Agreement, the performance of Parent’s and HoldCo’s respective obligations hereunder or the consummation of the transactions contemplated hereby by Parent or HoldCo, including to approve the Parent By‑Law Amendments, the Capital Increase and the issuance of the Parent ADSs representing Parent Non-Voting Shares required to be delivered in the Merger pursuant to this Agreement and pursuant to Section 6.05 hereof (the “Parent ADS Issuance”).  Parent, in its capacity as sole stockholder of HoldCo, has, as of the date hereof, granted all such approvals, votes or consents as may be necessary in connection with HoldCo’s execution of this Agreement, performance of its obligations hereunder and the consummation of the transactions contemplated hereby, and no further action by any holder of capital stock of HoldCo is or shall be required other than the adoption of the Plan of Merger by Parent as the sole stockholder of HoldCo.

(m)             Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person (other than Nomura Securities International, Inc. (“Nomura”) and BBVA Securities, Inc. (“BBVA”)) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or HoldCo.

(n)               Opinion of Financial Advisor.  The Board of Directors of Parent has received the opinion of Nomura and the opinion of BBVA, each dated as of the date of this Agreement, to the effect that, as of such date, subject to the limitations and qualifications contained therein, the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent.

(o)               No Reliance.  Any other provision of this Agreement notwithstanding, Parent and HoldCo each acknowledge and agree that (i) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in this Agreement, in the corresponding Section of the Company Disclosure Letter or in the Parent Voting Agreements, and (ii) Parent and HoldCo have not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in this Agreement, in the corresponding Section of the Company Disclosure Letter or in the Parent Voting Agreements.  Without limiting the generality of the foregoing, Parent and HoldCo each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent, HoldCo or any of their Representatives.

Article V

COVENANTS RELATING TO THE BUSINESS

Section 5.01.      Conduct of Business.

(a)                Conduct of Business by the Company.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01(a) of the Company Disclosure Letter or as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated, permitted or required by this Agreement and except as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course prior to the Closing and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organization and goodwill, keep available the services of its current officers, key employees and consultants (but without any obligation to pay any additional compensation or provide additional benefits) and preserve its relationships with customers, suppliers, licensors, licensees, distributors and Governmental Entities having regulatory dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 5.01(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01(a) of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required pursuant to this Agreement, and except as required by any applicable Law (provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed and permitted by any of the following provisions of this Section 5.01(a) shall be deemed a breach of any other provisions of this Section 5.01(a)) the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which shall not be unreasonably withheld or delayed):

(i)                 (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-

owned Subsidiary of the Company to its stockholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except in connection with (1) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to shares of Company Restricted Stock, Company RSUs and other Company Stock-Based Awards and (2) the acquisition by the Company of shares of Company Common Stock in connection with the forfeiture of shares of Company Restricted Stock;

(ii)               except as permitted under clause (x) of this Section 5.01(a), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, vesting of Company Restricted Stock or settlement of Company RSUs or Company Stock Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof);

(iii)             amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(iv)             directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any Person or division, business or equity interest of any Person or (y) any assets, rights or properties except in each case for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) acquisitions of assets, rights or properties in the ordinary course of business, (3) other acquisitions, investments or capital contributions not exceeding $1,000,000 in the aggregate, (4) the acquisition of any Person or inventories of any Person in connection with the acquisition or operation of plasma collection centers by the Company or any of its Subsidiaries, (5) any transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company, (6) any transactions pursuant to existing Contracts that have been disclosed to Parent and (7) licenses in the ordinary course of business;

(v)               sell, pledge, dispose of, transfer, abandon, lease, license, or otherwise encumber or subject to any Lien (other than Permitted Liens) any material properties, rights or assets, of the Company or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that have been disclosed to Parent, or non-material leases or licenses in the ordinary course of business, (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $1,000,000; and (3) sales, pledges, dispositions, transfers, leases, licenses or encumbrances (A) of inventory in connection with services provided and products (including intermediates) sold in the ordinary course of business and sales or destruction of excess, obsolete or defective assets or (B) of any Real Property for any plasma collection center in the ordinary course of business;

(vi)             (x) incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another Person (except for any such transactions between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company in the ordinary course of business), issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (A) short-term borrowings in the ordinary course of business, in an aggregate amount not to exceed $1,000,000 at any time outstanding, (B) borrowings under the Revolving Credit Agreement and any such actions, prepayments or repayments under the Revolving Credit Agreement in the ordinary course of business, (C) following the date that is nine months after the date hereof, the replacement or refinancing of the Revolving Credit Agreement and (D) agreements with respect to any swap, forward, future or derivative transaction or option involving one or more rates, currencies, commodities or debt instruments, but only as and to the extent set forth in Section 5.01(a) of the Company Disclosure Letter or (y) make any loans or advances to any Person (other than between the Company and any direct or indirect wholly-owned Subsidiary of the Company or between such wholly-owned Subsidiaries of the Company or to suppliers of plasma to the Company, in each case, in the ordinary course of business) which would result in the aggregate principal amount of all loans and advances of the Company and its Subsidiaries exceeding $1,000,000;

(vii)           make or commit to any new capital expenditure or expenditures exceeding 110% of the maximum amounts disclosed in the MD&A section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(viii)         except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any material claims, liabilities, obligations or Actions (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of liabilities (1) in accordance with their terms, (2) disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not materially in excess of such reserves), (3) in the ordinary course of business , (4) incurred since the date of such financial statements in the ordinary course of business or (5)  not in excess of the amount set forth on Section 5.01(a) of the Company Disclosure Letter or (y) waive or assign any claims or rights of material value, except in the ordinary course of business;

(ix)             except (A) in the ordinary course of business, (B) for any such Contract (including any customary agency, sales representative and distribution Contracts) that is entered into or modified on an arm’s-length and commercially reasonable basis that (i) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business outside of the United States and Canada, expires by its terms or may be terminated without penalty by the Company or its Subsidiaries on or before the later of (x) December 31, 2011 and (y) the first anniversary of the date of such agreement and (ii) in the case of any such Contract to the extent that the provisions thereof govern the conduct of business within the United States or Canada, expires by its terms or may be terminated without penalty by the Company or its Subsidiaries on or before December 31, 2012 and (C) for any Contract the subject matter of which is addressed by another provision of this Section 5.01(a) and the performance of such Contract by the Company and/or its Subsidiaries is not prohibited by such other provision, enter into, materially modify or terminate any Contract that is or would be a Specified Contract, or waive, release or assign any material rights or claims thereunder;

(x)               except as required by any Company Benefit Plan or other written agreement as in effect on the date hereof or applicable Law, (A) adopt, enter into, terminate or amend any Company Benefit Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), except as would not result in a material increase in the cost of the foregoing or for amendments and terminations in the ordinary course of business consistent with past practice, (B) except as required pursuant to Company Benefit Plans or in connection with terminations of employment in the ordinary course of business consistent with past practice, grant, pay, or promise to pay any severance or termination pay or any increase in severance or termination pay, or, except in the ordinary course of business consistent with past practice, increase or promise to increase the compensation or fringe benefits payable to any Company Personnel, (C) loan or advance any money or other property to any Company Personnel (other than the advancement of reasonable travel and other business-related expenses in the ordinary course of business consistent with past practice and the terms of the Company’s travel and expense policies as in effect on the date hereof to the extent not otherwise prohibited by applicable Law), (D) except as required pursuant to Company Benefit Plans, grant, pay or accelerate the payment of any equity or equity-based awards or any incentive compensation awards, (E) allow for the commencement of any new offering periods under any employee stock purchase plans, (F) remove any existing restrictions in any Company Benefit Plans or awards made thereunder, (G) except as required pursuant to Company Benefit Plans or in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or make any discretionary contributions or payments with respect to any Company Benefit Plan to any trust or other funding vehicle, or (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or awards made thereunder, or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined other than such changes that would not, individually or in the aggregate, increase in any material respect the costs or liabilities of the Company and its Subsidiaries under the applicable plan;

(xi)             enter into, modify or amend any collective bargaining Contract with any labor union;

(xii)           except as required by GAAP or applicable Law, make any change in accounting methods, principles or practices;

(xiii)         (i) hire or terminate (other than for cause) any employee of the Company and its Subsidiaries, except in the ordinary course of business, or (ii) enter into an employment agreement or relationship with any Person who earns an annual rate of base salary of more than or equal to $250,000 (other than with respect to employees hired pursuant to offers of employment outstanding prior to the date hereof);

(xiv)         effect or permit a “plant closing” or “mass layoff” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility or operating unit of the Company or any Subsidiary of the Company, except any such “plant closing” or “mass layoff” affecting any plasma collection center that complies with WARN if and to the extent applicable;

(xv)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(xvi)         except in the ordinary course of business, (A) adopt or change any material method of Tax accounting, (B) make or change any material Tax election, (C) change an annual accounting period, (D) settle or compromise any material Tax liability, suit, claim, action, investigation, proceeding or audit for an amount in excess of amounts reserved, or (E) enter into any closing agreement with respect to any material Tax liability for an amount in excess of amounts reserved (it being agreed and understood that the Company does not make any covenants pursuant to this Section 5.01(a) relating to Taxes, except as provided in this clause (xvi));

(xvii)       adopt a stockholder rights plan or similar agreement;

(xviii)     take any action that is intended to or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that is reasonably likely to result in materially delaying or impairing the ability of the Company to consummate the Merger and the other transactions contemplated hereby; or

(xix)         authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

(b)               Conduct of Business by Parent.  During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01(b) of the Parent Disclosure Letter or as consented to in writing in advance by the Company (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated, permitted or required by this Agreement and except as required by applicable Law, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course prior to the Closing.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01(b) of the Parent Disclosure Letter or as otherwise contemplated, permitted or required pursuant to this Agreement and except as required by any applicable Law; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed and permitted by any of the following provisions of this Section 5.01(b) shall be deemed a breach of any other provisions of this Section 5.01(b), Parent shall not, and shall not permit any of its Subsidiaries to, without the Company’s prior written consent (which shall not be unreasonably withheld or delayed):

(i)                 amend, or propose or agree to amend, the Parent Charter Documents, other than the adoption of the Parent By-Law Amendments and the Capital Increase, in any manner that (A) would adversely affect the consummation of the Merger and the transactions contemplated hereby or adversely affect the rights of holders of Company Common Stock whose shares are converted into Parent ADSs at the Effective Time in a manner different from holders of shares of Parent Ordinary Shares or (B) would have required the approval of holders of the Parent Non-Voting Shares assuming such shares have been issued;

(ii)               (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than semi-annual cash dividends with respect to any Parent equity securities in amounts calculated consistent with past practice, with usual declaration, record and payment dates, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(iii)             acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or dispose of assets or securities of Parent or its Subsidiaries, in each case if such acquisition or disposition would reasonably be expected to materially delay or impede the consummation of the Merger;

(iv)             make any changes with respect to its accounting policies or principles, except any such change required by changes in Law or in EU-IFRS or in the rules or policies of the CNMV;

(v)               take any action that is intended to or could reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that is reasonably likely to result in materially delaying or impairing the ability of the Company to consummate the Merger and the other transactions contemplated hereby;

(vi)             authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Parent or any of its material Subsidiaries; or

(vii)           authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 5.02.      No Solicitation.

(a)                Subject to the provisions of this Section 5.02, the Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective Representatives shall, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with or otherwise cooperate with, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person other than Parent, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company Certificate, including Article X thereof, restricting “business combinations” with “interested stockholders” that would otherwise apply, or the Company Bylaws, inapplicable to any transactions contemplated by a Takeover Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the

Company.  The Company and its Subsidiaries and its and their respective directors, officers and other Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal.  The foregoing notwithstanding, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 5.02(a), the Company may, subject to compliance with this Section 5.02, (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Company has entered into a confidentiality agreement with such Person pursuant to a customary confidentiality agreement not less restrictive to such Person than the provisions of the Confidentiality Agreement (and a copy of such confidentiality agreement has been provided to Parent).

The term “Takeover Proposal” means any proposal or offer (or any communication or affirmation in support of any previously made proposal or offer) from any third party relating to, or that would be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class of equity securities of the Company or any Significant Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries.

The term “Superior Proposal” means any bona fide written offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, 100% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company which the Board of Directors of the Company (acting upon the recommendation of the Special Committee) reasonably determines (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation and taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making the proposal) to be (i) more favorable to the stockholders of the Company than the transactions contemplated by this Agreement (after giving effect to any changes to this Agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably capable of being completed on the terms set forth in the proposal.

(b)               Neither the Board of Directors of the Company nor any committee thereof shall make a Company Adverse Recommendation Change or (ii) approve, adopt or recommend,

or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract (other than a confidentiality agreement referred to in Section 5.02(a)) or any tender offer providing for, with respect to, or in connection with, any Takeover Proposal.  The foregoing notwithstanding, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 5.02(c) and Section 5.02(d), the Board of Directors of the Company may make a Company Adverse Recommendation Change (and, in connection therewith in the case of a Superior Proposal, may take actions referred to in Section 5.02(a)(iv)) in response to (A) a Superior Proposal or (B) a material event other than (x) a Superior Proposal, (y) an event that constitutes the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (z) an event or circumstance relating to the likelihood of an Antitrust Approval Failure or a Financing Failure (such material event, a “Non-Superior Proposal Event”), in the case of each of clause (A) and (B), if the Board of Directors of the Company concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)                The Board of Directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to Section 5.02(b) unless (i) the Company has given Parent three Business Days’ prior written notice of its intention to take such action, which notice shall (A) if relating to a Superior Proposal, specify the material terms and conditions of any such Superior Proposal and the identity of the Person making such Superior Proposal and shall contemporaneously provide Parent with the most current version of any proposed agreement or a detailed summary of the material terms of any such proposal made by the Person making such Superior Proposal, or (B) in respect to a Non-Superior Proposal Event, describe such Non-Superior Proposal Event and the reasons for the proposed Company Adverse Recommendation Change, (ii) if the Company Adverse Recommendation Change is in response to a Superior Proposal, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement committed to in writing by Parent and shall not have determined (after consultation with its outside legal advisors and a financial advisor of nationally recognized reputation) that the Superior Proposal would no longer constitute a Superior Proposal if such changes proposed by Parent were to be given effect (it being understood that the Company shall not take any action described in Section 5.02(b) during such three-Business-Day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three-Business-Day period that satisfies this Section 5.02(c)), and (iii) if the Company Adverse Recommendation Change is in response to a Non-Superior Proposal Event, during such three-Business-Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Non-Superior Proposal Event.

(d)               In addition to the obligations of the Company set forth in paragraphs (a), (b) and (c) of this Section 5.02, the Company shall as promptly as practicable (and in any event within 48 hours after receipt) notify Parent orally and in writing of any Takeover Proposal and any material subsequent modifications thereto, such notice to include the identity of the Person making such Takeover Proposal and a copy of such Takeover Proposal, including draft agreements or term sheets submitted to the Company in connection therewith at the time such Takeover Proposal is first made or submitted thereafter reflecting material changes to the terms and conditions (or, where no such copy is available, a reasonably detailed description of the material terms and conditions of such Takeover Proposal).  The Company shall provide to Parent on a reasonably prompt basis (and in any event within 48 hours) of any material modifications to the terms of any such Takeover Proposal.  The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(e)                Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or issuing a “stop, look and listen” statement; provided, however, in no event shall this Section 5.02(e) (i) affect the obligations of the Company specified in Section 5.02(b), Section 5.02(c) and Section 5.02(d), or (ii) permit the Company to make a Company Adverse Recommendation Change without complying with Section 5.02(c).

(f)                Parent agrees that neither it nor any of its Subsidiaries nor any of its and their respective Representatives shall, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or facilitate, any Parent Alternative Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, or otherwise cooperate with, any Parent Alternative Proposal, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Parent or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase or sale agreement, asset purchase or sale agreement, share exchange agreement, option agreement or other similar Contract or any tender offer providing for, with respect to, or in connection with, any Parent Alternative Proposal or (iv) resolve, propose or agree to do any of the foregoing.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(f) by any Representative of Parent or any of its Subsidiaries shall be a breach of this Section 5.02(f) by Parent.  Parent and its Subsidiaries and its and their respective directors, officers and other Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Alternative Proposal.

The term “Parent Alternative Proposal” means any proposal or offer (or any communication or affirmation in support of any previously made proposal or offer) from any third party relating to, or that would be expected to lead to, (i) any direct or indirect sale, disposition, acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of Parent) or businesses that constitute 50% or more of the revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, or 40% or more of any class of equity securities of Parent or any Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 40% or more of any class of equity securities of Parent, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Parent or any of its Subsidiaries.

Article VI

ADDITIONAL AGREEMENTS

Section 6.01.      Preparation of the Proxy Statement/Prospectus; Company Stockholders’ Meetings.

(a)                Proxy Statement/Prospectus.  As promptly as reasonably practicable after the date of this Agreement, Parent and the Company shall prepare and the Company shall cause to be filed with the SEC, the Proxy Statement/Prospectus, which shall be included in the Form F-4, for the purpose of calling the Company Stockholders’ Meeting to obtain the Company Stockholder Approval (such Proxy Statement/Prospectus, as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement.  No filing of, or amendment or supplement, the Proxy Statement/Prospectus will made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon.  The parties shall cooperate in the preparation of the Proxy Statement/Prospectus in a timely fashion and shall use their respective reasonable best efforts to assist the Company in having the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after filing.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.  The Company shall notify Parent promptly of the time of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement/Prospectus or for additional information.  Each party shall provide the other party with copies of all written correspondence and a summary of all oral communication between it and the SEC relating to the Proxy Statement/Prospectus.  The Company shall use reasonable best efforts to respond to any comments by the SEC in respect of the Proxy Statement/Prospectus and to have such document cleared by the SEC as promptly as practicable after filing.  The Proxy Statement/Prospectus shall comply in all material respects with all applicable requirements of Law.  The Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company at the earliest practicable date after the Form F-4 shall have become effective.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, (i) the Company shall use reasonable best efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to its stockholders as promptly as practicable after such filing and (ii) the Company shall use reasonable best efforts to have any such amendment or supplement mailed to its stockholders at the earliest practicable date.

(b)               Form F-4 and 8-A12(b).  As promptly as reasonably practicable after the date of this Agreement, Parent shall prepare and cause to be filed with the SEC the Form F-4 (as amended or supplemented from time to time, the “Form F-4”), containing the Proxy Statement/Prospectus as a prospectus, and Parent’s registration statement on Form 8-A (as amended or supplemented from time to time, the “8-A12(b)”) for the registration under Section 12(b) of the Exchange Act of the Parent Non-Voting Shares and the Parent ADSs to be delivered as Common Stock Share Consideration pursuant to the Merger and pursuant to Section 6.05; provided, however, that Parent shall consult with the Company and provide the Company a reasonable opportunity to review and comment on such Form F-4 and 8-A12(b) prior to filing.  Parent shall use its reasonable best efforts to, and shall cause its accountants and attorneys to, use their respective reasonable best efforts to have the Form F-4 and the 8-A12(b) declared effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after such filings, and, prior to the effective date of the Form F-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable federal or state securities Laws in connection with the Parent ADS Issuance.  The Company shall cooperate with Parent in the preparation of the Form F-4 and the 8-A12(b) in a timely fashion and shall use reasonable best efforts to assist Parent in having the Form F-4 and the 8-A12(b) declared effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable after their filings.  No filing of, or amendment or supplement to, the Form F-4 or the 8-A12(b) will be made by Parent without providing the Company a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form F-4 or the 8-A12(b), so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and the Company.  Parent shall notify the Company promptly of the time when the Form F-4 and/or the 8-A12(b) become effective, of the issuance of any stop order or suspension of the qualification of the Parent ADRs to be delivered in connection with the Merger and pursuant to Section 6.05 for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Form F-4 and/or the 8-A12(b) or for additional information.  Each party shall provide the other party with copies of all written correspondence and a summary of all oral communication between it and the SEC relating to the Form F-4 and/or the 8-A12(b).  Parent shall use reasonable best efforts to respond to any comments by the SEC in respect of the Form F-4 and/or the 8-A12(b).  Each of the Form F-4 and/or the 8-A12(b) shall comply in all material respects with all applicable requirements of Law.  Parent shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Parent at the earliest practicable date.

(c)                Form F-6.  As promptly as reasonably practicable after the date hereof, Parent shall cause the Depositary to prepare and file with the SEC the Depositary’s Registration Statement on Form F-6 (the “Form F-6”) for the registration under the Securities Act of the

Parent ADSs; provided, however, that the Depositary shall consult with the Company and Parent and provide the Company and Parent a reasonable opportunity to review and comment on such Form F-6 prior to filing.  The parties shall use reasonable best efforts to cause the Form F-6 to be filed with the SEC as promptly as reasonably practicable after the date hereof and to ensure that the Form F-6 is declared effective under the Securities Act prior to the Effective Time.  The Form F-6 shall comply in all material respects with all applicable requirements of Law.

(d)               Stop Order, etc.  The Company and Parent each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statements have become effective, the Spanish Prospectus has been approved by the CNMV, or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent ADSs to be delivered in connection with the Merger and pursuant to Section 6.05 for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information or of any request by the CNMV for amendment of the Spanish Prospectus or comments thereon and responses thereto or requests by the CNMV for additional information.

(e)                Supply of Information. Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statements, the Parent Board Reports, the Spanish Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity or Self-Regulatory Organization in connection with the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

(f)                Company Stockholders’ Meeting.  The Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders’ Meeting on a date as soon as practicable following the effectiveness of the Form F-4 solely for the purpose of obtaining the Company Stockholder Approval, and shall use reasonable best efforts to solicit the adoption of this Agreement by such stockholders.  Once the Company Stockholders’ Meeting has been noticed, the Company shall not postpone or adjourn such meeting without the consent of Parent, other than for an absence of a quorum or to allow additional time for the filing and mailing of any supplemental or additional disclosure that the Board of Directors of the Company has determined is necessary under applicable Law.  The foregoing sentence notwithstanding, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting is not postponed or adjourned to a date that is later than the earlier of (x) the date that is 30 days after the date for which the Company Stockholders’ Meeting was originally scheduled and (y) the date that is ten Business Days prior to the Outside Date.  Unless the Company shall have made a Company Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall include the Company Recommendation in the Proxy Statement/Prospectus, and shall not (i) make a Company Adverse Recommendation Change or (ii) take any other action or make any other public statement in connection with the Company Stockholders’ Meeting inconsistent with such recommendation.  Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.01(f) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (whether or not a Superior Proposal), any Non-Superior Proposal Event or Company Adverse Recommendation Change.

Section 6.02.      Creation and Issuance of Parent Non-Voting Shares.

(a)                Parent Board Reports.  As promptly as reasonably practicable following the date hereof, (i) the Board of Directors of Parent shall prepare and approve reports (Informe(s) del consejo de administracion) and the other documentation and materials to be made available to the holders of Parent Ordinary Shares in accordance with applicable Law (the “Parent Board Reports”) in connection with the Parent Stockholders’ Meeting containing information required by the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989) (as amended, the “SCL”) on the Capital Increase and the Parent By-Law Amendments in which the Mergers and the other transaction contemplated in this Agreement shall be described and in which detail, as required under Article 155 of the SCL for in-kind contributions, as may be required, on the total shares, businesses or assets and liabilities of the Company that Parent will acquire indirectly through HoldCo in the Merger will be given, and (ii) Parent shall obtain a report of an independent expert designated by the Commercial Registry on the valuation, for purposes of Articles 38 of the SCL, as may be required, of the shares, businesses or assets and liabilities of the Company that Parent will acquire indirectly through HoldCo in the Merger (the reports under (i) and (ii), the “Parent Statutory Reports”) and that are not satisfied by the Common Stock Cash Consideration.

(b)               Parent Stockholders’ Meeting.  As promptly as reasonably practicable following receipt of the necessary report of the expert designated by the Commercial Registry relating to the fair value, as may be required, of the shares, businesses or assets and liabilities to be acquired by Parent through HoldCo in the Merger, the Board of Directors of Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders’ Meeting for the purpose of (i) amending its Organizational Documents by adopting the Parent By-Law Amendments to provide for the creation of the Parent Non-Voting Shares with the rights and other terms and conditions set forth in the Parent By-Law Amendments and approving the revocation of any corporate resolution that has been submitted to, or passed by, the Parent’s general shareholders meeting prior to the date hereof regarding or authorizing the redemption of repurchase of all or a part of the Parent Ordinary Shares, (ii) approving an increase in the share capital of Parent in accordance with Articles 153.1(a) and 155 of the SCL (the “Capital Increase”) against the indirect in-kind contribution that Parent will receive, indirectly through HoldCo in the Merger, consisting, as may be required, in the businesses, assets and liabilities of the Company that are not satisfied by the Common Stock Cash Consideration in exchange for up to that number of Parent Non-Voting Shares as shall be necessary to pay the aggregate Common Stock Share Consideration required to be paid pursuant to Section 3.01(c) and the aggregate consideration required to be paid pursuant to Section 6.05, (iii) approving the listing in the form of Parent ADSs in the NASDAQ in the United States of any Parent Non-Voting Shares issued pursuant to the Capital Increase, (iv) increasing the number of directors that constitutes the Board of Directors of Parent to create an additional vacancy, (v) appointing  two individuals designated by the Company, no later than 45 days prior to the Parent's Stockholder Meeting, to the Board of Directors of Parent  effective as of the Effective Time for a five year term, and (vi) delegating to the board of directors of Parent the requisite authority to record the Parent By-Law Amendments in the Commercial Registry as promptly as reasonably practicable following the Parent’s Stockholder Meeting and effectuate the Capital Increase, amend the Parent’s Organizational Documents to increase the capital of Parent as shall be necessary to pay the aggregate Common Stock Share Consideration required to be paid pursuant to Section 3.01(c) and the aggregate consideration required to be paid pursuant to Section 6.05 and give full effect to the Parent Stockholder Approval, in each case, by the affirmative vote of the holders of a majority of the Parent Ordinary Shares present in person or represented by proxy at a duly constituted meeting of holders of Parent Ordinary Shares at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) (the approvals contemplated by clauses (i) through (vi), the “Parent Stockholder Approval”).  Parent shall use reasonable best efforts to solicit the Parent Stockholder Approval from the holders of Parent Ordinary Shares. The Board of Directors of Parent shall make the Parent Recommendation and shall include such recommendation in the Parent’s Board Report and any documentation made available to the stockholders of Parent or any other third party in connection with the Parent Stockholders’ Meeting, and shall not (i) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) such recommendation (any action described in this clause (i) being referred to herein as a “Parent Adverse Recommendation Change”), or (ii) take any other action or make any other public statement in connection with the Parent Stockholders' Meeting inconsistent with the Parent Recommendation;  provided that the Board of Directors of Parent may make a Parent Adverse Recommendation Change and may not include the Parent Recommendation in the Parent’s Board Report and any documentation made available to the stockholders of Parent or any other third party in connection with the Parent Stockholders’ Meeting if the Board of Directors of Parent concludes in good faith, after consultation with outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(c)                Amendment of Parent Bylaws.

            (i)         Parent shall use reasonable best efforts to pre-clear with the Commercial Registry as promptly as reasonably practicable the form of Parent By-Law Amendments in the form attached hereto as Exhibit C (the “Form By-Law Amendment”) so that the Parent and Company are assured that the Parent By-Law Amendments (in the form of the Form By-Law Amendments or with Permitted Modifications (as defined below)) will be promptly filed, recorded and registered by the Commercial Registry when the Deed of By-Law Amendments is filed as required under this Agreement.  “Permitted Modifications” means such modifications to the Form By-Law Amendments”, if any, as may be required by the Commercial Registry, so long as no such modifications or alterations from the Form By-Law Amendments materially diminish the economic benefits and other rights intended to be created and conveyed for holders of Parent Non-Voting Shares in the Form By-Law Amendments.  The parties agree to negotiate in good faith any Permitted Modifications.

            (ii)        Parent shall keep the Company's legal advisors apprised on a timely basis of the substance of any communications with the Commercial Registry, shall permit the Company's legal advisors to review in advance any written submission to the Commercial Registry and shall reasonably consider the comments thereon of the Company's legal advisors and shall provide the Company and its legal advisors with reasonable advance notice of, and shall permit the Company's legal advisors to attend and participate in, any meetings or substantive discussions with the Commercial Registry.

            (iii)       Following the Parent Stockholder Approval, Parent shall thereupon, as promptly as reasonably practicable, (A) record the decision of the Parent's Stockholder Meeting to approve the Parent By-Law Amendments in a Deed of By-Law Amendments (the “Deed of By-Law Amendments”) granted before a Spanish Notary Public and (B) have the Deed of By-Law Amendments registered with the Commercial Registry (Registro Mercantil) of Barcelona (the “Commercial Registry”).  For purposes of this Agreement, "Parent By-Law Amendments" means the Parent By-Law Amendments in the form cleared by or with the Commercial Registry as contemplated by the first sentence of this Section 6.02(c) so long as the form so cleared contains no modifications or alterations from the Form By-Law Amendment that are not Permitted Modifications (other than any modifications or alterations to the Form By-Law Amendment relating to Section 4 thereof).

(d)               Spanish Prospectus and Other Filings.  As promptly as reasonably practicable after the date hereof, Parent shall take all actions reasonably necessary to obtain the registration with and approval by the CNMV of a prospectus (folleto) relating to the Parent Non-Voting Shares, or of such documentation that under applicable Law makes such prospectus (folleto) unnecessary to effect the Merger and other transactions contemplated in this Agreement in accordance with the applicable Laws (including the rules and regulations of the Spanish Stock Exchanges/SIBE (such prospectus or such equivalent documentation, the “Spanish Prospectus”) as promptly as reasonably practicable following the Parent Stockholder Approval; provided, however, that Parent shall consult with the Company and provide the Company a reasonable opportunity to review and comment on such Spanish Prospectus and filings prior to filing.  Parent shall, and shall cause its accountants and attorneys to, use reasonable best efforts to have or cause the Spanish Prospectus to be registered and approved by the CNMV as promptly as reasonably practicable following the Parent Stockholder Approval and will take any other action reasonably required or necessary to be taken under applicable Laws or otherwise in connection with the approval and admission to listing process.  The Company shall cooperate with Parent in the preparation of the Spanish Prospectus in a timely fashion and shall use all reasonable efforts to assist Parent in having the Spanish Prospectus to be registered and approved by the CNMV as promptly as reasonably practicable following the Parent Stockholder Approval.  Parent will notify the Company promptly following the receipt of any comments from the CNMV and of any request by the CNMV for amendments or supplements to the Spanish Prospectus or any drafts thereto or for additional information and will supply the Company with copies of all correspondence with the CNMV with respect to the Spanish Prospectus or any drafts thereto.  Parent shall use all reasonable efforts to respond to any comments by the CNMV staff in respect of the Spanish Prospectus and any draft thereto.  The Spanish Prospectus and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Spanish Prospectus, (i) the Company or Parent, as the case may be, shall promptly inform the other of such occurrences, and (ii) Parent shall prepare and file with the CNMV any such amendment or supplement to the Spanish Prospectus; provided, however, that no amendment or supplement to the Spanish Prospectus will be made without prior consultation with the Company and providing the Company a reasonable opportunity to review and comment on such amendment or supplement.  Parent shall cause the definitive Spanish Prospectus to be made publicly available in accordance with applicable Law as promptly as reasonably practicable following the Parent Stockholder Approval.

(e)                Issuance of Parent Non-Voting Shares. Prior to the Closing Date:

(i)                 the Parent Board shall execute the decision taken by the Parent’s Stockholders Meeting to increase the share capital and issue Parent Non-Voting Shares in a number sufficient for the issuance of Parent ADRs required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and required to be delivered pursuant to Section 6.05;

(ii)               Parent shall cause Parent Non-Voting Shares in a number sufficient for the issuance of Parent ADRs required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and required to be delivered pursuant to Section 6.05 to be subscribed and fully paid up with the issuance price per Parent Non-Voting Share being higher than the net book value per ordinary share of the Company as would be required under Section 159.1.c of the SCL;

(iii)             Parent shall (A) record the actions set forth in Section 6.02(e)(i) and Section 6.02(e)(ii) in a Deed of Capital Increase (the “Deed of Capital Increase”), including copies of the Parent Statutory Reports required under applicable Law, granted before a Spanish Notary Public and (B) have the Deed of Capital Increase registered with the Commercial Registry, and take all actions, including the payment of any Taxes, required for the registration of the Deed of Capital Increase;

(iv)             Parent shall deliver the Deed of Capital Increase to, and make all other filings with, the Spanish Stock Exchanges/SIBE, the CNMV and the Spanish Settlement and Clearing System (Iberclear), for the Parent Non-Voting Shares required for the issuance of Parent ADRs required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and to be delivered pursuant to Section 6.05 necessary to be listed in the Spanish Stock Exchanges/SIBE and registered in the book-entry registries of the Spanish Settlement and Clearing System (Iberclear) and in the name of the Depositary; and

(v)               Parent shall cause the Parent Non-Voting shares required for the issuance of Parent ADRs required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and to be delivered pursuant to Section 6.05 to be deposited as required under Section 3.02(b).

Section 6.03.      Access to Information; Confidentiality.

(a)                To the extent permitted by applicable Law and subject to Section 6.03(b), each of the Company and Parent shall afford to the other party, and to the other party’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to such other party during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as each of the Company and Parent, as applicable, may from time to time reasonably request.  During such period, the Company shall furnish promptly to Parent (x) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (y) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that nothing in this Section 6.03(a) shall require the parties (i) to permit any inspection, or to disclose any information, that in the applicable party’s reasonable judgment would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality to a third party, (ii) to disclose any information if such disclosure could result in the loss of attorney-client privilege (provided that the applicable party and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow disclosure in a manner that does not result in the loss of attorney-client privilege), (iii) to disclose any information if such disclosure would constitute a violation of any applicable Law, (iv) to permit the other party or any of its Representatives to perform any onsite procedure with respect to any of its or its Subsidiaries’ properties, (v) to disclose new applications (IND, BLA or equivalent), prior approval supplements or their equivalents, and submissions classifiable as CBE or CBE 30, (vi) to disclose competitively sensitive information or (vii) to compile or develop information not compiled or developed for its own purpose; provided, further, however, that with respect to clauses (i) through (vii) of this Section 6.03(a), the applicable party shall use its reasonable best efforts to (A) obtain the required consent of any third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent or the Company, as applicable, provided that any such efforts shall not obligate the Company or Parent, as applicable, to incur any costs or other liabilities in connection therewith.  All requests for information made pursuant to this Section 6.03 shall be directed (x) in the case of a request by Parent, to John Gaither, Jr. or another Person designated by the Company and (y) in the case of a request by the Company, to David Bell, Vice President - Corporate Operations of HoldCo, or another Person designated by Parent.

(b)               Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of the Confidentiality Agreement dated as of February 2, 2010 between Parent and the Company (the “Confidentiality Agreement”).  The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 6.03 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

Section 6.04.      Efforts; Further Action.

(a)                Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreements, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.  In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act, the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen), the Spanish Defense of Competition Law (Ley 15/2007, de 3 de julio, de Defensa de la Competencia) and any other applicable Antitrust Laws so as to enable the Closing to occur no later than the Outside Date.

(b)               To the fullest extent permitted by applicable Law, each of Parent and HoldCo, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.04(a), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) seek the Company’s review and comments on strategy and submissions in a timely manner; (iii) consider in good faith the views of the other party and keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity or Self-Regulatory Organization and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in draft any communication to be submitted by it to, give reasonable consideration to the other party’s comments thereon, and consult with each other in advance of any in-person or telephonic meeting or conference with, the FTC, the DOJ or any other Governmental Entity or Self-Regulatory Organization or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the

DOJ or such other applicable Governmental Entity or Self-Regulatory Organization or other Person, give the other party or its Representatives the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law; provided, however, that in the event of any disagreement concerning any such filing, submission, investigation, inquiry, proceeding, communication or meeting, the determination of Parent shall be final and conclusive; provided, further, that nothing in this Agreement shall prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response to a request therefor.  For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.

(c)                In furtherance and not in limitation of the covenants of the parties contained in Section 6.04(a) and Section 6.04(b), each party hereto shall use its best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Voting Agreements or the consummation of the transactions contemplated hereby and thereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity or Self-Regulatory Organization vacated or reversed).  Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would be reasonably likely to result in the material delay or impairment of (i) the ability of the parties to obtain the applicable clearance, approval or waiver from a Governmental Entity or Self-Regulatory Organization charged with the enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement or (ii) the expiration or termination of any applicable waiting period.  For the avoidance of doubt, Parent shall direct and fully control any lawsuits or other legal proceedings described in this Section 6.04(c); provided, however, that, subject to Parent’s overall direction and control, if the Company is a party to any such lawsuit or other legal proceeding, it shall have the right to act independently in a reasonable manner with respect to any matter to the extent that such matter would reasonably be expected to result in an Order that would have an adverse effect on the Company as a separate company if the Merger were not consummated (provided that in such circumstance the Company shall consult with Parent and consider Parent’s views and comments in good faith).

(d)               In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity, Self-Regulatory Organization or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, HoldCo and the Company shall cooperate with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, Governmental Entity or Self-Regulatory Organization, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.

(e)                Parent shall determine, direct and have full control over the strategy and process by which the parties will seek required approvals under Antitrust Laws, including the sole right to make all determinations with respect to the matters described in the next sentence.  In furtherance of, and not in limitation of, the covenants of the parties contained in Section 6.04(a), Section 6.04(b), Section 6.04(c) and Section 6.04(d), Parent shall use its best efforts to take, or cause to be taken, all such further actions as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law with respect to the Merger and the other transactions contemplated hereby, and shall use its best efforts to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the Merger so as to enable the Closing to occur no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, regardless of the consideration, the sale, divestiture, license or disposition of any assets or businesses of the Company or its Subsidiaries or controlled Affiliates or of Parent or its Subsidiaries or controlled Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent, the Company or their Subsidiaries’ or controlled Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Merger set forth in Article VII prior to the Outside Date and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided, however, that neither the Company nor any of its Subsidiaries shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Entity or Self-Regulatory Organization to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its Affiliates, unless such Order, requirement, condition, understanding or agreement is binding on the Company only in the event that the Closing occurs.

(f)                Any other provision of this Agreement notwithstanding, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.04 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner).

(g)               Any other provision of this Agreement notwithstanding, nothing in this Section 6.04 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii), as applicable.

Section 6.05.      Company Equity Awards.

(a)                At the Effective Time, each then outstanding Option, whether or not exercisable at the Effective Time, shall, by virtue of the transactions contemplated by this Agreement and without any action on the part of the holders thereof, be deemed subject to a cashless exercise and the holder of each Option shall be deemed to receive by virtue of such deemed cashless exercise a number of shares of Company Virginia Sub Common Stock equal to (i) the number of shares of Company Virginia Sub Common Stock subject to each Option, less (ii) the number of shares of Company Virginia Sub Common Stock equal in value to the sum of (A) the aggregate exercise price of each Option and (B) the aggregate income and employment withholding taxes payable as a result of the deemed exercise of each Option, assuming a fair market value of a share of Company Virginia Sub Common Stock equal to the Per Share Amount.  Immediately following such deemed cashless exercise, the net number of shares of Company Virginia Sub Common Stock deemed issued in connection with the deemed cashless exercise of each Option hereunder shall be converted into the right of the holder of the corresponding Option to receive the Common Stock Merger Consideration payable with respect to the Company Virginia Sub Common Stock in the manner contemplated by Article III.  All income and employment withholding taxes payable as a result of the conversion of such Company Virginia Sub Common Stock deemed issued in connection with the deemed cashless exercise of each Option hereunder shall be satisfied by withholding proportionately from the Common Stock Share Consideration and Common Stock Cash Consideration otherwise payable to the holder of such Option in respect of such Company Virginia Sub Common Stock, assuming a fair market value of a share of Company Virginia Sub Common Stock equal to the Per Share Amount.

(b)               Immediately prior to the Effective Time, each Company RSU that has been converted pursuant to Section 1.07 and that is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, be vested and cancelled and converted into the right to receive from the Exchange Agent, within five Business Days following the Effective Time, in exchange, for each share of Company Virginia Sub Common Stock underlying or subject to such converted Company RSU (based on a deemed achievement of performance conditions at target level, if applicable), the Common Stock Merger Consideration in the manner contemplated by Article III.  All income and employment withholding taxes payable as a result of the vesting of such Company RSUs shall be satisfied by withholding proportionately from the Common Stock Share Consideration and Common Stock Cash Consideration, otherwise payable to the holder of such Company RSU in respect of such Company RSU, assuming a fair market value of a share of Company Virginia Sub Common Stock equal to the Per Share Amount.  Notwithstanding the foregoing, each Company RSU granted pursuant to any of the Company Stock Plans at the time of the Initial Public Offering of the Company to an individual who was granted 100 or fewer Company RSUs at such time and that has been converted pursuant to Section 1.07 and is outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, be vested and cancelled and entitle the holder thereof to receive from the Exchange Agent in exchange for each share of Company Common Stock underlying or subject to such

Company RSU (based on a deemed achievement of performance conditions at target level, if applicable), the Per Share Amount in cash five Business Days following the Effective Time, less any income and employment withholding taxes payable as a result of the vesting of such Company RSUs.

(c)                Immediately prior to the Effective Time, each Stock-Based Award (other than Options, Company Restricted Stock and converted Company RSUs) outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, be vested and cancelled and converted into the right to receive from the Exchange Agent, within 5 Business Days following the Effective Time, in exchange, for each share of Company Virginia Sub Common Stock underlying or subject to such converted Stock-Based Award (based on a deemed achievement of performance conditions at target level, if applicable), the Common Stock Merger Consideration in the manner contemplated by Article III.  All income and employment withholding taxes payable as a result of the vesting of such Stock-Based Awards shall be satisfied by withholding proportionately from the Common Stock Share Consideration and Common Stock Cash Consideration, otherwise payable to the holder of such Stock-Based Award in respect of such Stock-Based Award, assuming a fair market value of a share of Company Virginia Sub Common Stock equal to the Per Share Amount.

(d)               Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Stock Option, Company RSUs, Company Restricted Stock or Company Stock-Based Award informing such holder of the effect of the transactions contemplated by this Agreement on the Company Stock Options, Company RSUs, Company Restricted Stock or Company Stock-Based Award, as applicable.  Prior to the Effective Time, the Company shall pass resolutions to approve the treatment of Company Stock Options, Company RSUs, Company Restricted Stock and Company Stock-Based Awards as set forth in this Section 6.05.

Section 6.06.      Certain Indebtedness.

(a)                The Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, cooperation reasonably requested by Parent in connection with the defeasance and/or discharge of the 7.75% Senior Notes due 2016 (the “Notes”), issued pursuant to that certain Indenture dated as of October 21, 2009 (the “Indenture”), by and among the Company, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., national banking association, as trustee, including, at Parent’s request, using their respective reasonable best efforts to cause the covenant defeasance of the Notes pursuant to the defeasance provisions of the Indenture (the “Defeasance”); provided (A) Parent shall deliver to, or shall cause to be delivered to, the Company or a paying agent identified by the Company to Parent and reasonably acceptable to Parent sufficient funds to effect such defeasance and/or discharge, and (B) the Company shall not be required to cause any Defeasance (or give any irrevocable notice thereof, or take any other irrevocable actions in respect thereof) prior to the Closing Date and immediately prior to the Effective Time;

(b)               The Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries and their respective Representatives to provide, cooperation reasonably requested by Parent in connection with any offers to purchase (each, a “Tender”) commenced by Parent (or any other Person acting at Parent’s request) with respect to all or a portion of the Notes; provided (A) any such Tender is conducted in compliance with applicable Laws and SEC rules and regulations, and (B) any Tender shall be consummated no earlier than, and shall be explicitly conditioned upon the occurrence of, the Effective Time;

(c)                The Company shall use its reasonable best efforts to cooperate in connection with any consent solicitation with respect to the amendment or waiver of any of the terms of the Indenture, provided (A) that such consent solicitation is conducted by Parent in compliance with applicable Laws and SEC rules and regulations; and (B) any consent solicitation shall be consummated no earlier than, and shall be explicitly conditioned upon the occurrence of, the Effective Time.

(d)               If this Agreement is terminated (other than pursuant to Section 8.01(c) or Section 8.01(e)) prior to the consummation of the Merger, Parent shall reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries pursuant to, and in accordance with, this Section 6.06.  Parent shall indemnify and hold harmless the officers and directors of the Company and its Subsidiaries and, if the Effective Time does not occur, the Company and its Subsidiaries, from and against any and all damages suffered or incurred by any of them in connection with any actions taken pursuant to, and in accordance with, this Section 6.06; provided, however, that Parent shall not have any obligation to indemnify and hold harmless any such Person to the extent that any such damages suffered or incurred arose from disclosure regarding the Company or any of its Subsidiaries that is determined to have contained a material misstatement or omission.

(e)                Notwithstanding anything to the contrary in this Section 6.06, the refinancing and/or discharge of the Notes described in Section 6.06(a) shall be conditioned on the completion of the Merger.

Section 6.07.      Indemnification, Exculpation and Insurance .

(a)                The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate, the Company Bylaws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect in the certificates of incorporation and by-laws or similar organizational documents of the Surviving Corporation and its Subsidiaries, the exculpation, indemnification and advancement of expenses provisions of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification Contracts of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.07.

(b)               From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each individual who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Officer Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of matters existing or occurring at or prior to the Effective Time, including in connection with any actions or omissions taken at the request of Parent, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and its certificate of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent shall cause the Surviving Corporation to also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under applicable Law).

(c)        In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall expressly assume the obligations set forth in this Section 6.07.

(d)               For six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the Company’s current directors’ and officers’ liability insurance (or such other insurance that is no less favorable to the Officer Indemnified Parties than the Company’s current directors’ and officers’ liability insurance) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, (i) the Company may, at its election, substitute therefor a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; or (ii) if the Company does not substitute as provided in clause (i) above, then Parent may (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (B) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 6.07(d), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above) in excess of the amount set forth in Section 6.07(d)(i) of the Company Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 6.07(d)(ii) of the Company Disclosure Letter.  It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(e)                Parent shall, and shall cause the Surviving Corporation to, pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Officer Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.07, unless it is ultimately determined that such Officer Indemnified Party is not entitled to indemnity.

(f)                The provisions of this Section 6.07 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Officer Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.  Nothing in this Agreement, including this Section 6.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to, or in substitution for, any such claims under any such policies.  The provisions of this Section 6.07 shall survive the consummation of the Merger.

Section 6.08.      Public Announcements.  Except with respect to any Company Adverse Recommendation Change or Parent Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.09.      Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of

Parent Non-Voting Stock (including derivative securities with respect to Parent Non-Voting Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10.      Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the Parent ADRs to be issued in the Merger (i.e. required to be delivered as Common Stock Share Consideration pursuant to Section 3.01(c) and required to be delivered as aggregate stock consideration pursuant to Section 6.05) to be approved for listing upon the Effective Time on the NASDAQ Stock Market and to cause the Parent Non-Voting Shares to be approved for listing, and remain listed, on the Spanish Stock Exchanges/SIBE.

Section 6.11.      Transaction Litigation.  The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.12.      Employee Matters.

(a)                For a period of 12 months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive annual base salary, other compensation opportunities and employee benefits that, in the aggregate, are substantially similar to the employee benefits provided by Parent and its Subsidiaries to its similarly situated U.S.-based employees generally; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements. For a period of 12 months following the Effective Time, Parent and its Affiliates shall provide to any terminated Continuing Employee (who is not party to an employment agreement) severance benefits in amounts and on terms and conditions no less favorable than the severance benefits that would have been provided by the Company and its Affiliates to such employee immediately prior to the Effective Time.

(b)               Each Continuing Employee shall be given credit for service with the Company or its Subsidiaries and their respective predecessors under any employee benefit plans or arrangements of Parent and its Subsidiaries for all purposes of eligibility, vesting and accrual of benefits solely to the extent past service was recognized for such Continuing Employees under the comparable Company Benefit Plans immediately prior to the Closing, and to the same extent past service is credited under such plans or arrangements for similarly situated employees of Parent.  Notwithstanding the foregoing, nothing in this Section 6.12(b) shall be construed to require crediting of service for purposes of the calculation of benefits or that would result in (i) duplication of benefits, (ii) service credit for any purposes under a defined benefit pension plan or any post-employment health or post-employment welfare plan, or (iii) service credit under a newly established plan for which prior service is not taken into account for employees of Parent and its subsidiaries generally.

(c)                With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall use reasonable best efforts to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions and waiting periods were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.

(d)               Notwithstanding anything in this Section 6.12 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries, or shall limit the right of Parent to amend, terminate or otherwise modify any Company Benefit Plan or any employee benefit plan maintained by Parent or any of its Subsidiaries following the Effective Time.  Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific Person.

Section 6.13.      Takeover Laws.  The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law (including Section 203 of the DGCL and Articles 14 and 14.1 of the VSCA) or similar Law or provision of the Company Certificate, including Article X thereof, restricting “business combinations” with “Interested Stockholders” is or becomes applicable to this Agreement, the Company Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement and the Company Voting Agreement and (2) if any state takeover Law, similar Law or provision of the Company Certificate, including Article X thereof, restricting “business combinations” with “Interested Stockholders” becomes applicable to this Agreement, the Company Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement or the Company Voting Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Company Voting Agreement and otherwise to minimize the effect of such Law or provision of the Company Certificate, including Article X thereof, restricting “business combinations” with “Interested Stockholders” on this Agreement, the Company Voting Agreement, the Merger and the other transactions contemplated by this Agreement and the Company Voting Agreement.

Section 6.14.      Financing.

(a)                Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter for the commitment period set forth therein, (ii) negotiate definitive agreements with respect thereto on the terms and conditions set forth in the Commitment Letter (the “Definitive Agreements”), (iii) satisfy on a timely basis all conditions to the funding of the Financing that are within its control and comply with its obligations and enforce its rights under the Commitment Letter and (iv) seek to obtain such third-party consents as may be reasonably required in connection with the Financing.  Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources (including to reduce the amount of the Financing), provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter (A) shall not expand upon the conditions precedent to the Financing as set forth in the original Commitment Letter (whether by adding additional conditions precedent or modifying conditions precedent contained in the original Commitment Letter), (B) shall provide for a financing amount not less than the amount necessary to satisfy the Required Amounts in full after taking into account the Specified Financial Resources, and (C) shall not prevent or materially delay the consummation of the Mergers and the other transactions contemplated by this Agreement (any financing and related commitment satisfying the foregoing conditions (A)-(C), a “Qualifying Financing”).  If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated in the Commitment Letter and such portion is reasonably required to satisfy the Required Amounts in full, Parent shall (1) notify the Company and (2) seek to arrange and obtain Qualifying Financing as promptly as reasonably practicable following the occurrence of such event.  Parent shall give the Company prompt notice of any material breach by any party to the Commitment Letter (or commitment for any alternative financing obtained in accordance with this Section 6.14) or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination of the Commitment Letter (or commitment for any alternative financing obtained in accordance with this Section 6.14).  Parent shall provide to the Company copies of all documents related to the Financing (other than any ancillary documents subject to confidentiality agreements, including fee letters and engagement letters).  Parent shall refrain and shall cause its Affiliates to refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Commitment Letter or in any Definitive Agreement.  Parent shall keep the Company informed on a prompt basis and in reasonable detail of the status of its efforts to arrange the Financing (or any replacement Financing).  Parent shall use its reasonable best efforts to enforce its rights under the Commitment Letter and to cause the lenders and the other Persons providing such Financing (or any alternative financing) to fund the Financing (or alternative financing) required to consummate the Merger on the Closing Date in accordance with the terms of such Financing (or alternative financing), including by commencing a litigation proceeding against any breaching financial institution or institutions in which Parent will use its reasonable best efforts to compel such breaching institution or institutions to provide its portion of such Financing as required.  Parent shall use reasonable best efforts to maintain available to itself sufficient Specified Financial Resources such that the representation contained in the third-to-last sentence of Section 4.02(k) remains true and correct as of each date from and after the date hereof until the earlier to occur of the Effective time and the termination of this Agreement in accordance with Section 8.01.

(b)               The Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide, at Parent’s sole expense, such cooperation in connection with the Financing as Parent shall reasonably request (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) provide, as promptly as reasonably practicable, information relating to the Company and its Subsidiaries to the Financing Sources (including information to be used in the preparation of a customary information package regarding the business, operations, financial condition, projections and prospects of the Company and its Subsidiaries customary for financings similar to the Financing) to the extent reasonably requested by Parent and/or the Financing Sources to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) cause its senior management and other appropriate employees of the Company to participate in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assist in the preparation of such documents and materials as may be reasonably required in connection with the Financing, including (A) any customary offering documents, private placement memoranda, bank information memoranda, Form 8-Ks, registration statements, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) consent to the use of the Company’s and its Subsidiaries’ logos to the extent customary in connection with marketing the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (v) execute and deliver (or use reasonable best efforts to obtain from their advisors), and cause its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (but, for the avoidance of doubt, excluding any certificate with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assist in the preparation of and entering into one or more credit agreements and other loan documents, underwriting or note purchase agreements, indentures, currency or interest hedging agreements, or other agreements; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreements shall be effective until the Effective Time, (vii) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including using reasonable best efforts to provide customary comfort letters to the underwriters in connection with the initial purchase of any securities in connection with the Financing and to provide customary consents to inclusion of their audit reports in registration statements of the Company, (viii) provide authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (ix) use its reasonable best efforts to facilitate contact between the Financing Sources and the principal existing lenders of the Company, and (x) cooperate reasonably with Parent’s Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, as the case may be, shall (1) be required to pay any commitment or other similar fee, (2) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), (3) unless promptly reimbursed by Parent, be required to incur any other expenses in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (4) be required to take any action in their capacity as a director of the Company or any of its Subsidiaries with respect to the Financing (or any alternative financing) (provided that the Company shall cooperate with Parent, if requested by Parent, to appoint Parent’s designees to the Board of Directors or similar governing bodies of the Subsidiaries of the Company, as of the Closing Date, for the purpose of taking corporate action related to the Financing as of the Closing); provided, further, that all non-public or otherwise confidential information regarding the Company obtained by Parent, HoldCo or their Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and HoldCo shall be permitted to disclose such customary and reasonable information to potential syndicate members during syndication, subject to customary confidentiality undertakings by such potential syndicate members.  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information provided by the Company or any of its Subsidiaries) and all other actions taken by the Company, its Subsidiaries and their respective Representatives pursuant to this Section 6.14(b).  In the event that the Commitment Letter or the Definitive Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.14(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing in accordance with Section 6.14(a), the Company shall comply with its covenants in the foregoing provisions of this Section 6.14(b) with respect to the Commitment Letter or the Definitive Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that the Company would have been obligated to comply with respect to the Financing, but only to the extent that any such cooperation is not materially more burdensome to the Company, its Subsidiaries or their respective Representatives, as applicable.

(c)                It is agreed by the parties that Parent shall not be obligated to (i) obtain alternative financing on terms materially less favorable in the aggregate to Parent than the terms and conditions set forth in the Commitment Letter or (ii) (A) issue any equity securities, (B)

except in connection with accounts receivable financings, working capital improvements and sale-leaseback arrangements and similar transactions contemplated by the Commitment Letter, divest, sell, license or otherwise dispose of (including holding separate pending such disposition) any assets, or (C) engage in any transaction similar to the transactions described in the foregoing clauses (A) and (B), in each case in connection with obtaining the Financing as required (it being understood, however, that nothing in this Section 6.14(c) shall limit or reduce Parent’s obligations pursuant to Section 6.04); provided that Parent’s failure, in the case of clause (i), to obtain alternative or replacement financing (regardless of the favorability or unfavorability of terms and regardless of availability), or its failure to take (or election not to take), in the case of clause (ii) any of the actions referred to in  clauses (ii)(A) – (C) shall not relieve Parent from any obligation or consequence relating to a Financing Failure.

Section 6.15.      Certain Tax Matters.  During the period from the date of this Agreement to the Effective Time, the Company and each of its Subsidiaries shall use commercially reasonable efforts to notify Parent of the receipt of written notice of any material suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

Section 6.16.      Company Cooperation on Certain Matters.  After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with specific Persons to be identified by each party to the other with respect to the foregoing.

Section 6.17.      Control of Operations.  The parties understand and agree that nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control, management and supervision over its operations.

Section 6.18.      Formation and Joinder of Company Virginia Sub.  The Company shall, as soon as reasonably practicable following the execution of this Agreement by Parent, HoldCo and the Company, take all requisite action to cause Company Virginia Sub to be duly incorporated and organized under the VSCA and to become a party and signatory to this Agreement.  Immediately following the incorporation and organization of Company Virginia Sub, the Company shall, in its capacity as the sole stockholder of Company Virginia Sub, adopt the Plan of Merger and the Reincorporation Plan of Merger.

Article VII

CONDITIONS PRECEDENT

Section 7.01.      Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Mergers and conduct the Closing is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

(a)                Stockholder Approvals.  (i) The Company Stockholder Approval shall have been obtained and (ii) the Parent Stockholder Approval shall have been obtained.

(b)               No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, Order or decree (a “Restraint”) of any court or agency of competent jurisdiction located in the United States or in any other jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated and remains in effect that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

(c)                Antitrust Laws.

(i)                 All applicable waiting periods under (A) the HSR Act, and (B) the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen),with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

(ii)               All applicable approvals and authorizations under the Spanish Defense of Competition Law (Ley 15/2007, de 3 de julio, de Defensa de la Competencia) with respect to the transactions contemplated by this Agreement shall have been obtained (whether implicitly through the expiration of any waiting periods or explicitly by resolution).

(d)               Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 7.02.      Conditions to Obligations of Parent and HoldCo.  The obligations of Parent and HoldCo to effect the Mergers and conduct the Closing are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.01(d) (Authority), Section 4.01(t) (Voting Requirements), Section 4.01(u) (State Takeover Laws; Company Certificate Provisions) and Section 4.01(v) (Brokers and Other Advisors) and clause (i) of Section 4.01(e) (Noncontravention) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.01(c) (Capital Structure; Indebtedness) (other than clause (vi) of Section 4.01(c), the last sentence of clause (v) of Section 4.01(c) and the first sentence of Section 4.01(y) (Company Virginia Sub)) shall be true and correct in all respects (other than in de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (iii) the representations and warranties of the Company contained in the first sentence of Section

4.01(h) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (iv) all other  representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)               Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)                Director Resignations.  The Reincorporation Merger Surviving Corporation shall have delivered to Parent the resignation of each member of the Board of Directors of the Reincorporation Merger Surviving Corporation effective as of the Effective Time.

Section 7.03.      Conditions to Obligation of the Company.  The obligation of the Company to effect the Mergers and conduct the Closing is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)                Representations and Warranties.  (i) The representations and warranties of Parent and HoldCo contained in Section 4.02(c) (Authority), Section 4.02(d) (Noncontravention), Section 4.02(k) (Financing), and Section 4.02(l) (Voting Requirements) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (ii) the representations and warranties of Parent and HoldCo contained in Section 4.02(b) (Capital Structure) shall be true and correct in all respects (other than in de minimis respects) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, (iii) the representations and warranties of Parent contained in the first sentence of Section 4.02(f) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, and (iv) all other representations and warranties of Parent and HoldCo contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date) except, in the case of this clause (iv), for such failures to be true and correct that have not had and would not reasonably be expected to have, individually or in the aggregate, a

Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)               Performance of Obligations of Parent and HoldCo.  Parent and HoldCo shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)                Spanish Prospectus Approval.  The Spanish Prospectus shall have been approved by, and registered with, the CNMV.

(d)               Issuance and delivery of Parent Non-Voting Shares.  The Parent
Non-Voting Shares required for the issuance of the Parent ADRs to be delivered to the stockholders of the Company as contemplated by this Agreement shall have been validly issued in accordance with all applicable Laws and the Parent Charter Documents and the Parent By-Law Amendments.

(e)                Exchange Listing.  (i) The Parent ADRs to be delivered to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NASDAQ Stock Market, subject to official notice of issuance and (ii) the Parent Non-Voting Shares underlying such Parent ADRs shall have been admitted to listing in the Spanish Stock Exchanges/SIBE.

(f)                Capital Increase and Deed of By-Law Amendments.  The Deed of Capital Increase and the Deed of By-Law Amendments shall have been granted before a Spanish public notary, and registered by the Commercial Registry.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.      Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval:

(a)                by mutual written consent of Parent, HoldCo and the Company;

(b)               by either Parent or the Company:

(i)                 if the Mergers shall not have been consummated on or before March 6, 2011 (the “Outside Date”); provided, however, that if on such Outside Date both (A) either of the conditions set forth in Section 7.01(b) or Section 7.01(c) shall not have been satisfied or the reason the Mergers shall not have been consummated on or before the original Outside Date shall have been a Financing Failure and (B) Parent shall have Qualifying Financing (which may include the original Commitment Letter) with an expiration date that is later than the original Outside Date, then, at the written election of Parent or the Company, such Outside Date shall be extended to the earlier of (x) the date of the expiration of such

Qualifying Financing (including any extension or replacement thereof that is itself a Qualifying Financing) (the “Financing Commitment Expiration Date”) and (y) September 6, 2011 (and in the case of such extension, any reference to the Outside Date in any other provision of this Agreement shall be a reference to the earlier of the Financing Commitment Expiration Date and September 6, 2011).  Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to (A) any party whose breach of an agreement or covenant in this Agreement has been a proximate cause of, or resulted in, the failure of the Mergers to be consummated on or before the Outside Date; provided, however, that Parent shall nevertheless have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) following any breach by Parent or HoldCo that constitutes or results in, or would constitute or result in, a breach of (or that includes a breach that constitutes or results in, or would constitute or result in, a breach of) any Financing Covenant or any Antitrust Covenant (or otherwise causes or results in (or would cause or result in) a Financing Failure or Antitrust Approval Failure) other than any such breach of the Financing Covenants referenced in Section 9.10(f)(i)(A) or Section 9.10(f)(i)(B) with respect to which the Company is entitled to seek (and has sought and continues to seek) specific performance pursuant to this Agreement, (B) the Company, if the material breach of an agreement or covenant of the Company Stockholder Party in the Company Voting Agreement has been a proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date, or (C) Parent, if the material breach (or breaches) by one or more Parent Stockholder Parties of any of the agreements or covenants contained in one or more of the Parent Voting Agreements has (or have) been, individually or in the aggregate, a proximate cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)               if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting either Merger, and such Order or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 8.01(b)(ii) shall not be available to any party whose breach of an agreement or covenant in this Agreement has been a proximate cause of, or resulted in, such action; provided, however, that Parent shall nevertheless have the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) following any breach by Parent or HoldCo that constitutes or results in, or would constitute or result in, a breach of (or that includes a breach that constitutes or results in, or would constitute or result in, a breach of) any Antitrust Covenant;

(iii)             if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate under this Section 8.01(b)(iii) shall not be available to (A) any party whose breach of an agreement or covenant in this Agreement has been a proximate cause of, or resulted in, such failure or (B) the Company, if the material breach of an agreement or covenant of the Company

Stockholder Party in the Company Voting Agreement has been a proximate cause of, or resulted in, such failure; or

(iv)             if the Parent Stockholder Approval shall not have been obtained upon a vote taken thereon at the Parent Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate under this Section 8.01(b)(iv) shall not be available to (A) any party whose breach of an agreement or covenant in this Agreement has been a proximate cause of, or resulted in, such failure, or (B) Parent, if the material breach (or breaches) by one or more Parent Stockholder Parties of any of the agreements or covenants contained in one or more of the Parent Voting Agreements has (or have) been, individually or in the aggregate, a proximate cause of, or resulted in, such failure;

(c)                by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is not cured by the Company by the date that is one day prior to the Outside Date or by its nature is incapable of being cured by the Company by the Outside Date;

(d)               by the Company:

(i)                 if Parent or HoldCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.01(d) or  Section 7.03 and (B) is not cured by Parent or HoldCo by the date that is one day prior to the Outside Date or by its nature is incapable of being cured by Parent or HoldCo by the Outside Date; or

(ii)               prior to the time at which the Parent Stockholder Approval has been obtained, in the event that (A) a Parent Adverse Recommendation Change (or any action by any committee of the Board of Directors of Parent which, if taken by the full Board of Directors of Parent, would be a Parent Adverse Recommendation Change) shall have occurred;

(iii)             One or more Parent Stockholder Parties shall have breached or failed to perform in any material respect any of the representations and warranties, covenants or agreements set forth in their respective Parent Voting Agreements with the result that Parent was unable to comply in all material respects with its obligations under the first two sentences of Section 6.02(b); or

(e)                by Parent:

(i)                 prior to the time at which the Company Stockholder Approval has been obtained, in the event that (i) a Company Adverse Recommendation Change (or any action by any committee of the Board of Directors of the Company which, if taken by the full Board of Directors of the Company, would be a Company Adverse Recommendation Change) shall have occurred and a Voting Agreement Percentage Change shall have occurred; or

(ii)               the Company Stockholder Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in the Company Voting Agreement with the result that the Company is unable to comply in all material respects with its obligations under the first three sentences of Section 6.01(f).

Section 8.02.      Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, HoldCo or the Company under this Agreement, other than the second sentence of Section 6.03(b), the provisions of Section 6.06 and Section 6.14 regarding reimbursement of expenses and indemnification, this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination indefinitely; provided, however, that, subject to Section 9.10(g) and Section 9.10(h), no such termination shall relieve any party hereto from any liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its covenants or other agreements set forth in this Agreement.

Section 8.03.      Fees and Expenses.

(a)                Except as provided in this Section 8.03, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form F-4, the Proxy Statement/Prospectus and the Spanish Prospectus and filing fees in connection with notices or other filings with any Governmental Entities under Antitrust Laws shall be shared equally by Parent and the Company.

(b)               In the event that:

            (i) (A) this Agreement is terminated by Parent pursuant to Section 8.01(e)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(iii) and at the time of such termination, a Company Adverse Recommendation Change shall have been effected relating to a Superior Proposal or an Intervening Event (or any action publicly announced by any committee of the Board of Directors of the Company which, if taken by the full Board of Directors of the Company, would be a Company Adverse Recommendation Change relating to a Superior Proposal or an Intervening Event shall have been made) and a Voting Agreement Percentage Change shall have occurred, then the Company shall pay or cause to be paid to Parent a fee in the amount equal to $100,000,000  (the “Company Termination Fee”), by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(ii) this Agreement is terminated by Parent pursuant to Section 8.01(e)(i) in connection with a Superior Proposal, then the Company shall pay or cause to be paid to Parent the Company Termination Fee, by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(c)                In the event that (i) this Agreement is terminated  by the Company pursuant to Section 8.01(d)(iii) or (ii) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(iv) and at the time of such termination, a Parent Adverse Recommendation Change shall have been effected (or any action publicly announced by any committee of the Board of Directors of Parent which, if taken by the full Board of Directors of Parent, would be a Parent Adverse Recommendation Change shall have been made), then Parent shall pay or cause to be paid to the Company a fee in the amount equal to $100,000,000 (the “Parent Termination Fee”),  by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(d)               In the event that after the date hereof, (i) a Takeover Proposal shall have been made to the Company or shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and such Takeover Proposal or announcement of an intention to make a Takeover Proposal shall not have been publicly withdrawn at least ten Business Days prior to the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 8.01(b)(iii)) or the date of the termination (in the case of a termination pursuant to Section 8.01(b)(i) or Section 8.01(c), (ii) thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii) or (y) Section 8.01(b)(i) or Section 8.01(c), (iii) within 12 months after any such termination referred to in clause (ii) above, the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is (x) made before or after termination of this Agreement or (y) is the same Takeover Proposal referred to in clause (i) above), (iv) thereafter the transactions contemplated by such Takeover Proposal are consummated and (v) in the case of termination pursuant to Section 8.01(b)(i), the Company Stockholder Approval shall not have been obtained, then the Company shall pay to Parent the Company Termination Fee, by wire transfer of same day funds, on the date of consummation of the transactions contemplated by such Takeover Proposal;  provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 8.03(d), references to “15%” shall be replaced by “35%.”

(e)                In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i), and at the time of any such termination on the Outside Date, the conditions set forth in Section 7.01 (other than any of the conditions set forth in (i) Section 7.01(a)(ii), (ii) Section 7.01(b) only to the extent such condition has not been satisfied due to an Antitrust Approval Failure, (iii) Section 7.01(c) or (iv) Section 7.01(d)) and Section 7.02 shall have been satisfied or waived and the failure of the Mergers to be consummated and the Closing to have occurred on or by the Outside Date was not due to the Company’s invocation of failure of the condition contained in Section 7.03(a), then Parent shall pay to the Company a fee in the amount equal to $375,000,000 (the “Reverse Break-Up Fee”) as liquidated damages hereunder, by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(f)                In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(ii), and at the time of any such termination, (A) Parent is not permitted to terminate this Agreement pursuant to Section 8.01(c) and (B) there is no state of facts or circumstances (excluding the facts or circumstances that constitute or give rise to the event or matter giving rise to the termination pursuant to Section 8.01(b)(ii)) that would reasonably be expected to cause the conditions set forth in Section 7.01 (other than any of the conditions set forth in (w) Section 7.01(a)(ii), (x) Section 7.01(b) only to the extent such condition would not be satisfied due to an Antitrust Approval Failure, (y) Section 7.01(c) or (z) Section 7.01(d)) not to be satisfied on or prior to the Outside Date, then Parent shall pay to the Company the Reverse Break-Up Fee as liquidated damages hereunder, by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(g)               In the event this Agreement is terminated (i) by the Company pursuant to Section 8.01(d)(i) due to a breach by Parent or HoldCo of any of its representations, warranties or covenants in this Agreement that constitutes or results in, or would constitute or result in, a breach of (or that includes a breach that constitutes or results in, or would constitute or result in, a breach of) any Financing Covenant or any Antitrust Covenant (or otherwise causes or results in (or would cause or result in) a Financing Failure or Antitrust Approval Failure) and (ii) at the time of such termination, (A) Parent is not permitted to terminate this Agreement pursuant to Section 8.01(c) and (B) there is no state of facts or circumstances (excluding the facts or circumstances that constitute or give rise to the event or matter giving rise to the termination pursuant to Section 8.01(d)(i)) that would reasonably be expected to cause the conditions set forth in Section 7.01 (other than any of the conditions set forth in (w) Section 7.01(a)(ii), (x) Section 7.01(b) only to the extent such condition would not be satisfied due to an Antitrust Approval Failure, (y) Section 7.01(c) or (z) Section 7.01(d)) not to be satisfied on or prior to the Outside Date, then Parent shall pay to the Company the Reverse Break-Up Fee as liquidated damages hereunder, by wire transfer of same-day funds on the second Business Day following the date of such termination of this Agreement.

(h)               Each party agrees that notwithstanding anything in this Agreement to the contrary:

(i)                             in the event that both the Reverse Break-Up Fee and the Parent Termination Fee become payable hereunder, Parent shall pay, and the Company shall be entitled to receive, the Reverse Break-Up Fee only; and, in no event shall the Company be entitled to or receive an aggregate amount under this Section 8.03 greater than the higher of (1) the single Reverse Break-up Fee and (2) the single Parent Termination Fee, in each case, if payable hereunder; and

(ii)                           in no event shall the Company be required to pay or cause to be paid the Company Termination Fee more than once and in no event shall Parent be entitled to or receive more than one Company Termination Fee if payable hereunder.

(i)                 The Company and Parent acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly if either the Company or Parent fails promptly to pay or cause to be paid any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Company or Parent, as applicable, commences a suit that results in a judgment against the Company or Parent, as applicable, for any Termination Fee, the Company shall pay or cause to be paid to Parent, or Parent shall pay to the Company, as applicable, its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.  All payments under this Section 8.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company.

Section 8.04.      Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval and/or the Parent Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company or further approval by the stockholders of Parent, as applicable, without such approval having been obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of either the Company or Parent.

Section 8.05.      Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein.  Except as provided by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Article IX

GENERAL PROVISIONS

Section 9.01.      Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02.      Notices.  Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by telecopy (which transmission is confirmed electronically) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or HoldCo, to:

Grifols, S.A.
Avinguda de la Generalitat, 152-158
Parc de Negocis Can Sant Joan
Sant Cugat del Valles 08174
Barcelona, Spain
Fax: +34.93.571.0267
Attention:  Victor Grifols

with copies to:

Proskauer Rose LLP
1585 Broadway
New York, NY  10036
Fax:  (212) 969-2900
Attention:  Peter Samuels

and

Osborne Clarke S.L.P.

Avenida Diagonal, 477

Planta 20

08036  Barcelona

Spain

Fax: +34.93.410.2513
Attention: Tomás Dagá

Raimon Grifols

if to the Company, to:

Talecris Biotherapeutics Holdings Corp.
P.O. Box 110526
4101 Research Commons
79 T.W. Alexander Drive
Research Triangle Park, North Carolina 27709
Fax: 919.287.2807
Attention: John F. Gaither, Jr.
                  Executive Vice President, General Counsel
                 & Corporate Secretary

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax: 212.403.2343
Attention: Mark Gordon

and

Uría Menéndez
Príncipe de Vergara, 187
Plaza de Rodrigo Uría
28002 Madrid
Fax:  +34.91.586.04.71

Attention: Juan Miguel Goenechea
Javier Illescas

Section 9.03.      Definitions.  For purposes of this Agreement:

(a)                “$” or “dollars” means United States dollars.

(b)               An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For the purposes of this definition, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The term “controlled” shall have correlative meaning.  For the avoidance of doubt, Centric Health Resources, Inc. shall not be deemed to be an Affiliate of the Company.

(c)                “Antitrust Approval Failure” means either of the conditions set forth in Section 7.01(b) or Section 7.01(c) being not satisfied (in the case of Section 7.01(b), as a result of the enactment, issuance, promulgation, enforcement or entry of a Restraint under or relating to Antitrust Laws).

(d)        "Antitrust Covenants" means the covenants and agreements of Parent or HoldCo herein to obtain all the requisite approvals, authorizations, clearances, waivers and expirations or terminations, as applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act, the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschrankungen), the Spanish Defense of Competition Law (Ley 15/2007, de 3 de julio, de Defensa de la Competencia) or any other Applicable Antitrust Law, including Section 6.04(b), Section 6.04(c), Section 6.04(d), Section 6.04(e) and, to the extent related to the obtaining of such approvals and authorizations, Section 6.04(a).

(e)                “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York and, for purposes of the Closing Date only, in Barcelona or Madrid, Spain.

(f)                “CNMV” means the Spanish Comisión Nacional del Mercado de Valores.

(g)               “Company Adverse Recommendation Change” means (i) the withdrawal, modification or qualification (or any public proposal to withdraw, modify or qualify) the Company Recommendation in any manner adverse to Parent or (ii) the favorable recommendation of (or any public proposal to favorably recommend) any Superior Proposal.

(h)               “Company Personnel” means any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries.

(i)                 “Environmental Laws” means all applicable Laws relating to pollution, the protection of human health and safety and the environment, preservation or reclamation of natural resources, noise, odors or the presence, management, Release of, or exposure to Hazardous Materials.

(j)                 “ERISA Affiliate” means, with respect to an entity, any other Person or entity that, together with such entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(k)               “EU-IFRS” means the International Financial Reporting Standards, as adopted by the European Union.

(l)                 “Exchange Ratio” means 0.641; provided, however, that in no event will the aggregate Common Stock Share Consideration required to be paid pursuant to Section 3.01(c) exceed 86,500,000 Parent Non-Voting Shares and, in the event that, based on such 0.641 Exchange Ratio, the aggregate Common Stock Share Merger Consideration would exceed 86,500,000 Parent Non-Voting Shares, then the Exchange Ratio will be appropriately adjusted.

(m)             “FDA” means the U.S. Food and Drug Administration.

(n)               “Financing Covenants” means the covenants and agreements of Parent or HoldCo herein to obtain the Financing (or alternative financing) or that otherwise relate to the Financing (or alternative financing), including Section 6.14, and, to the extent related to the Financing (or alternative financing), Section 6.04(a).

(o)               “Financing Failure” means Parent or HoldCo’s failure to conduct the Closing or consummate the Mergers and the other transactions contemplated by this Agreement by the Outside Date in accordance with this Agreement because of a failure to receive the proceeds from the Financing (including any alternate or replacement financing) or otherwise due to a lack of funds.

(p)               “Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing (including any replacement financing) or other financings in connection with the transactions contemplated by this

Agreement, including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the Definitive Agreements) relating thereto.

(q)               “Hazardous Materials” means, (i) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (ii) any other chemical, material, substance, waste, pollutant or contaminant, to the extent it could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(r)                 “Health Care Laws” means all applicable Laws relating to the research, testing, production, manufacture, marketing, transfer, distribution and sale of pharmaceuticals, and of blood and plasma products, including with respect to the procurement of blood and plasma products from human donors, blood and plasma banking licensure, off-label drug promotion and misbranding, human subjects research, government health care program price reporting, good manufacturing practices, good laboratory practices, and adverse event reporting.

(s)                “Intellectual Property” means all (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, and extensions thereof, (ii) trademarks, trade names, service marks, brand names, and domain names, and all applications and registrations therefor, (iii) copyrights and all applications and registrations therefor, (iv) technology, inventions, processes, know-how, and trade secrets and other proprietary rights including proprietary information, discoveries, formulae, records, forecasts, data, plans, drawings, operation procedures and manuals, and materials of a confidential nature, (v) computer software programs or applications and databases, and (vi) all other intellectual property and proprietary rights and tangible embodiments of each and any of the foregoing.

(t)                 “Intervening Event” means a Non-Superior Proposal Event that is a material event or circumstance (other than an event or circumstance relating to the likelihood of an Antitrust Approval Failure or a Financing Failure and other than a Takeover Proposal) that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date of this Agreement), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Stockholder Approval.

(u)               “Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Annex A to this Agreement, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Annex B to this Agreement.

(v)               “Material Adverse Effect” means any change, event, development, effect, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more contemporaneous Effects, is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(i)                 changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(ii)               changes or developments in or affecting the industry in which the Company and its Subsidiaries operate, including (w) changes in the general market prices of Intravenous Immune Globulin (IVIG) or any other categories of therapies produced by the Company, (x) any discovery or outbreak of a virus or the pathogen affecting plasma products generally, (y) changes in reimbursement rules or policies applicable to therapies produced by the Company affecting plasma products or (z) changes in Law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(iii)             the enactment and implementation of the legislation known as the Patient Protection and Affordable Care Act and any amendments or reconciliations thereto, including the adoption or implementation of any laws, rules or regulations thereunder or in connection therewith by any Governmental Entity, in each case to the extent such actions do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate;

(iv)             the public announcement of the Merger or any of the other transactions contemplated by this Agreement and the Voting Agreements;

(v)               the taking of any action specifically required by this Agreement or the Voting Agreements;

(vi)             changes in the share price or trading volume of the shares of Company Common Stock, or changes in the rating of the indebtedness of the Company by, or the Company’s listing on any watch list of, any credit rating agencies, provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect;

(vii)           the failure of the Company to meet projections or forecasts (whether internal or published), provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect;

          (viii)         any litigation relating to this Agreement or the transactions contemplated hereby; or

          (ix)             changes in GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate.

(w)             “Parent Closing Price” means the volume weighted average, rounded to the nearest one-tenth of a U.S. cent, of all of the daily volume weighted average prices (“VWAPs”) of the Parent Ordinary Shares calculated for each of the 20 consecutive trading days ending on the second full trading day prior to the Effective Time (converting each daily VWAP to U.S. dollars based upon the “closing mid-point” exchange rate in respect of each such specified day in the “currencies and money” segment in the “Companies and Markets” section of the Financial Times, U.S. edition, or if not reported therein, another authoritative source), as such volume weighted average prices are calculated on the VAP screen on the Bloomberg Professional™ Service and shown as VWAP for each such daily period or, if not calculated thereby, another authoritative source.

(x)               “Parent Material Adverse Effect” means an Effect on Parent that, individually or together with one or more contemporaneous Effects, (i) is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; or (ii) is or would reasonably be expected to impair in any material respect the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis; provided, however, that, in the case of clause (i) above, none of the following, and no change, event or development to the extent resulting from any of the following, shall be deemed to be, or to contribute to, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:

          (i)     changes or developments in general economic, regulatory or political conditions (including changes in Law), or in the securities, credit, foreign exchange or financial markets in general, in each case to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate;

          (ii)   changes or developments in or affecting the industry in which Parent and its Subsidiaries operate, including change in Law, whether generally or in any particular jurisdiction, in each case to the extent such changes or developments do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate;

          (iii) the enactment and implementation of the legislation known as the Patient Protection and Affordable Care Act and any amendments or reconciliations thereto, including the adoption or implementation of any laws, rules or regulations thereunder or in connection therewith by any

Governmental Entity, in each case to the extent such actions do not adversely affect the Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate;

                  (iv)           the public announcement of the Merger or any of the transactions contemplated by this Agreement;

                  (v)                      changes in the share price or trading volume of the shares of Parent Ordinary Shares or changes in the rating of the indebtedness of Parent or any of its Subsidiaries by, or in the listing of Parent or any of its Subsidiaries on any watch list of, any credit rating agencies, provided that the underlying cause of such change may be taken into account in determining whether there is a Parent Material Adverse Effect;

                  (vi)                     the failure of Parent to meet projections or forecasts (whether internal or published), provided that the underlying causes of such failure may be considered in determining whether there is a Parent Material Adverse Effect;

(vii)                    any litigation relating to this Agreement or the transactions contemplated hereby; or

(viii)                  changes in EU-IFRS or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a substantially disproportionate manner relative to other participants in the industries in which Parent and its Subsidiaries operate.

(y)               “Parent Ordinary Share(s)” means ordinary shares, par value 0.50€ per share, of Parent.

(z)                “Parent Personnel” means any current or former officer, employee, director or consultant or other service provider of Parent or any of its Subsidiaries.

(aa)            “Per Share Amount” means the sum of (i) the Common Stock Cash Consideration and (ii) the product of (A) Parent Closing Price and (B) the Exchange Ratio.

(bb)            “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Documents; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Documents; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Revolving Credit Agreement and other existing indebtedness of the Company that has been disclosed to Parent; (viii) Liens or security interests that arise from agreements entered into in accordance with Section 5.01(a)(vi), (ix) as to Leased Real Estate, all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (x) Liens described in Section 9.03 of the Company Disclosure Letter, which Liens and other matters described in clauses (i) through (x) above, have not and would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets or properties to which they relate in the business of such Person and its Subsidiaries, taken as a whole.

(cc)            “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(dd)          “Registration Statements” means the Form F-4, the Form F-6 and the 8-A12(b).

(ee)            “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

(ff)             “Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents and representatives, including any investment banker, financial advisor and Financing Sources (in the case of Parent), attorney, accountant or other advisor, agent, representative or controlled Affiliate.

(gg)           “Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of December 6, 2006, among the Company, Talecris, Precision Pharma Services, Inc. and Talecris Plasma Resources, Inc. as borrowers, the lenders party thereto, Wachovia Bank, National Association as administrative agent, Morgan Stanley Senior Funding, Inc. as syndication agent, Goldman Sachs Credit Partners L.P. as co-documentation agent, GE Capital Corporation as co-documentation agent and Wells Fargo Foothill, Inc. as collateral agent and co-documentation agent.

(hh)           “Self-Regulatory Organization” means any material securities exchange, clearing house, futures exchange, securities market or similar self-regulatory body or organization, in each case with competent jurisdiction, on which the securities of Parent or the Company are traded.

(ii)               “SIBE” means the Spanish Continuous Market System of the Spanish Stock Exchanges (Sistema de Interconexion Bursatil Español).

(jj)               “Spanish Stock Exchanges” means the Stock Exchanges of Madrid, Barcelona, Bilbao and Valencia.

(kk)           “Special Committee” means the Special Committee of the Board of Directors of the Company, comprised of directors who are not employees or officers of the Company or appointees of Talecris Biotherapeutics Holdings, LLC.

(ll)               “Specified Financial Resources” means, with respect to Parent and its Subsidiaries, (i) available, unrestricted cash on hand, cash equivalents and marketable securities and (ii) $225 million in reasonably anticipated proceeds from accounts receivable financings, working capital improvements and/or sale-leaseback arrangements.

(mm)       A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(nn)           “Termination Fees” means (i) the Company Termination Fee, (ii) the Parent Termination Fee, and (iii) the Reverse Break-Up Fee.

(oo)           “Voting Agreement Percentage Change” shall have occurred if the provisions of Section 2.1(b) or Section 2.1(c) of the Company Voting Agreement have become operative.

Section 9.04.      Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers.  It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement.  Unless the context clearly otherwise requires, in respect of Parent and HoldCo, the “transactions contemplated by this Agreement” include, without limitation, the Capital Increase, the Parent By-Law Amendments and the Financing.

Section 9.05.      Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

Section 9.06.      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic image scan transmission).

Section 9.07.      Entire Agreement; No Third-Party Beneficiaries.

(a)                This Agreement (including the Exhibits and Schedules and the Company Disclosure Letter and the Parent Disclosure Letter), the Confidentiality Agreement, the Voting Agreements and any agreements entered into contemporaneously herewith (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (ii) except for Section 3.01(c), Section 3.02(c) and Section 6.05 (which, from and after the Reincorporation Effective Time, shall be for the benefit of holders of the shares of Company Common Stock or Company Virginia Sub Common Stock, or Options in respect thereof, immediately prior to the Effective Time), Section 6.07 (which from and after the Reincorporation Effective Time shall be for the benefit of the Officer Indemnified Parties) and Section 6.02(b)(iv) and Section 6.02(b)(v) (which from and after the Effective Time shall be for the benefit of the holders of the Parent ADRs or Parent Non-Voting Shares, as applicable), are not intended to and do not confer upon any Person other than the parties any legal or equitable rights or remedies.  In furtherance of the foregoing, with respect to the provisions of Section 6.12, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 6.12) under or by reason of any provision of this Agreement, including any rights to continued employment with Parent or any of its Subsidiaries.  The representations and warranties in this Agreement are the product of negotiations among the parties to this Agreement and are for the benefit of the parties to this Agreement.  Any inaccuracies in such representations and warranties are subject to waiver by the parties to this Agreement in accordance with Section 8.05 without notice or liability to any other

Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties to this Agreement of the risks associated with particular matters regardless of the knowledge of any of the parties to this Agreement.  Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

(b)               Notwithstanding Section 9.07(a)(ii), (i) the provisions of Section 9.10(g)(i)(A) (but subject to Section 9.10(g)(ii)) shall be enforceable by each Representative of a party and its successors and assigns and (ii) the provisions of Section 9.10(d), Section 9.10(e), and Section 9.10(h) shall be enforceable by each Financing Source and its successors and assigns.

Section 9.08.      GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EXCEPT TO THE EXTENT THAT IT IS MANDATORY, UNDER THE LAWS OF THE STATE OF VIRGINIA THAT THE VSCA APPLIES.

Section 9.09.      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that HoldCo, upon prior written notice to the Company, may assign, in its sole discretion, any or all its rights, interests and obligations under this Agreement to a Delaware corporation which is a direct wholly owned Subsidiary of Parent (provided that such wholly owned Subsidiary signs a joinder agreement and is bound hereunder), but no such assignment shall relieve Parent or HoldCo of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10.      Jurisdiction; Consent to Jurisdiction; Specific Enforcement; Remedies.

(a)                Exclusive jurisdiction.  Each of the parties hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other court; provided, however, that in the event the Chancery Court lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”).  Each of the parties expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim.  Each party further represents that it has agreed to the jurisdiction of the Chancery Court (or an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party or its affiliates, representatives or advisors as to the content, scope or effect of such procedures and law, and will not contend otherwise  in any proceeding in any court of any jurisdiction.

(b)               Personal jurisdiction.  Each of the parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.  In addition, Parent consents to service of process upon Parent by mailing or delivering such service to its agent, Corporation Service Company (the “Service Agent”), authorizes and directs the Service Agent to accept such service, and shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the foregoing purposes in the State of Delaware.

(c)                Covenants.  Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.10, (c) that it or its Affiliates or property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum, whether in the United States, the Kingdom of Spain or otherwise.  The parties agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(d)               Exception to Exclusive Jurisdiction.  Notwithstanding Section 9.10(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(e)                Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE VOTING AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE VOTING AGREEMENTS, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF BY PARENT OR ITS FINANCING SOURCES.   EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(e).

(f)                Specific performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court or any Other Delaware Court, as a defense, counterclaim or otherwise, in any action involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy.  Any requirements for the securing or posting of any bond with such remedy are waived.  Without limiting the generality of the foregoing, the parties agree that (i) the Company shall be entitled to specific performance against Parent and HoldCo (A) of Parent’s and HoldCo’s obligations to consummate the Mergers and to conduct the

Closing upon the satisfaction of the conditions set forth in Section 7.01 and the satisfaction or waiver of the conditions set forth in Section 7.02 if the Financing or any alternative financing (including any bridge or interim financing that is part of the Financing or such alternative financing) is available, in accordance with the terms and conditions thereof, (B) of Parent’s obligations to use its reasonable best efforts to enforce its rights under the Commitment Letter and to cause the lenders and the other Persons providing such Financing (or alternative financing) to fund the Financing (or alternative financing) required to consummate the Merger on the Closing Date in accordance with the terms of such Financing (or alternative financing), including by commencing a litigation proceeding against any breaching financial institution or institutions in which Parent will use its reasonable best efforts to compel such breaching institution or institutions to provide its portion of such Financing as required, as provided in Section 6.14(a), and its obligations set forth in clause (ii) of the first sentence of Section 6.14(a), (C) of Parent’s obligations (1) to pay the Parent Termination Fee, if any, pursuant to Section 8.03(c), (2) to pay the Reverse Break-Up Fee, if any, pursuant to Section 8.03(e), Section 8.03(f) or Section 8.03(g), and (3) in respect of the expenses pursuant to Section 6.06 and Section 6.14, and (D) subject to the last sentence of this Section 9.10(f), to enforce and to prevent any breach by Parent or HoldCo of its covenants under this Agreement and (ii) Parent shall be entitled to specific performance against the Company (A) of the Company’s obligation to consummate the Mergers and to conduct the Closing upon the satisfaction the conditions set forth in Section 7.01 and the satisfaction or waiver of the conditions set forth in Section 7.03, (B) of the Company’s obligations to pay the Company Termination Fee, if any, pursuant to Section 8.03(b) and Section 8.03(d), and (C) to enforce and to prevent any breach by the Company of its covenants under this Agreement.   Notwithstanding the foregoing provisions of this Section 9.10(f) or anything else to the contrary contained in this Agreement (including the imposition of a best effort standard with respect to  the Antitrust Covenants contained in Section 6.04), (x) except for, and subject to, Section 9.10(f)(i)(A) and Section 9.10(f)(i)(B), in no event shall the Company be entitled to an injunction or injunctions to prevent Parent or HoldCo from breaching, or to specifically enforce the respective obligations of Parent or HoldCo under, any Antitrust Covenant or Financing Covenant and (y) if the Financing or any alternative financing (including any bridge or interim financing that is part of the Financing or such alternative financing), is not available on the date that would otherwise have been the Closing Date, the Company shall not be entitled to an injunction or injunctions to prevent Parent or HoldCo from failing to, or to specifically enforce the respective obligations of Parent or HoldCo to, conduct the Closing or cause the Mergers to be consummated pursuant to Article I and Article II.

(g)               Termination Fees.

(i)         The parties agree that subject to clause (ii) below:

(A)                with respect to Parent and HoldCo, in the event (A) this Agreement is terminated in accordance with Section 8.01 and (B) the Parent Termination Fee or the Reverse Break-Up Fee is payable pursuant to Section 8.03(c), Section 8.03(e), Section 8.03(f) or Section 8.03(g) (whichever is ultimately paid pursuant to Section 8.03(h)), Parent’s payment of such Parent Termination Fee or Reverse Break-Up Fee (whichever is ultimately paid pursuant to Section 8.03(h)) shall be the sole and exclusive remedy of the Company, its

Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against Parent, HoldCo or any of their respective current or former Representatives for, and in no event will the Company or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of the Parent Termination Fee or the Reverse Break-Up Fee pursuant to Section 8.03(e), Section 8.03(e), Section 8.03(f), or Section 8.03(g) (whichever is ultimately paid pursuant to Section 8.03(h)), none of Parent, HoldCo nor any of their respective current, former or future Representative shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby; and
(B)                with respect to the Company, in the event (i) this Agreement is terminated in accordance with Section 8.01 and (ii) the Company Termination Fee is payable pursuant to Section 8.03(b) or Section 8.03(d), the Company’s payment of the Company Termination Fee pursuant to Section 8.03(b) or Section 8.03(d) shall be the sole and exclusive remedy of Parent, HoldCo, their respective Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its current or former Representatives for, and in no event will Parent, HoldCo or any other such Person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Company Termination Fee in accordance with Section 8.03(b) or Section 8.03(d), neither the Company nor any current, former or future Representative of such party shall have any further liability or obligation to Parent or HoldCo relating to or arising out of this Agreement or the transactions contemplated hereby; and
(C)                any other provision of this Agreement notwithstanding, the right of any party to terminate this Agreement or to receive a Termination Fee shall not limit or eliminate the right of such party to obtain to an injunction or specific enforcement as and to the extent provided in this Section 9.10; provided, however, that in no event shall any party be entitled to seek specific performance hereunder from and after termination of this Agreement and receipt of a Termination Fee.

                                                (D)       For purposes of clarification, there may be circumstances under which a Termination Fee may become payable by each of Parent and the Company to the other pursuant to Section 8.03, and the right of either party to receive such Termination Fee shall not affect in and of itself the obligation  of such party to pay a Termination Fee to the other.

(ii)               Any other provision of this Agreement (including Section 9.07, Section 9.10(g) or Section 9.10(h)) notwithstanding, nothing in this Agreement shall relieve any Parent Stockholder Party from liability for breach of the Parent Voting Agreement, and nothing in this Agreement shall relieve the Company Stockholder Party for breach of the Company Voting Agreement.

(h)               Maximum Damages for Certain Breaches.  Subject to the Company’s right to seek or obtain an injunction or specific performance with respect to the Financing Covenants referenced in Section 9.10(f)(i)(A) or Section 9.10(f)(i)(B), the Company agrees that, notwithstanding the imposition of a best effort standard with respect to the Antitrust Covenants contained in Section 6.04 or anything else to the contrary contained in this Agreement, to the extent it has incurred losses or damages in connection with (or following) (i) a breach by Parent or HoldCo of any of its representations, warranties, covenants or agreements in this Agreement that constitutes or results in, or would constitute or result in, a breach of (or that includes a breach that constitutes or results in, or would constitute or result in, a breach of) any Financing Covenant or any Antitrust Covenant  (or otherwise causes or results in (or would cause or result in) a Financing Failure or an Antitrust Approval Failure), or (ii) a Financing Failure or an Antitrust Approval Failure, (A) the maximum aggregate liability of Parent and HoldCo for monetary damages under this Agreement, or otherwise, in respect of such incurred losses or damages (including the payment of the Reverse Break-Up Fee or the Parent Termination Fee, if applicable) shall be limited to $375,000,000, and (B) in no event shall the Company seek to recover any monetary damages (or obtain specific performance of payment) in excess of such $375,000,000 amount from Parent or HoldCo or any of their respective former, current or future Representatives (including the Financing Sources) in connection therewith.  For purposes of clarification, the payment by Parent of the Reverse Break-Up Fee or the Parent Termination Fee by Parent pursuant to Section 8.03 shall be included in the determination of such $375,000,000 maximum aggregate liability.

Section 9.11.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12.      Transfer Taxes. Anything to the contrary in this Agreement notwithstanding, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Mergers shall be paid by Parent when due.

Section 9.13.      Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[signature page follows]

IN WITNESS WHEREOF, Parent, HoldCo and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

GRIFOLS, S.A.

By: /s/ Victor Grifols
Name: Victor Grifols
Title: President and Chief Executive Officer

GRIFOLS, INC.

By: /s/ David Bell
Name: David Bell
Title: Vice President - Corporate Operations

TALECRIS BIOTHERAPEUTICS HOLDINGS CORP.

By: /s/ Lawrence D. Stern
Name: Lawrence D. Stern
Title: Chairman and Chief Executive Officer

EXHIBIT A

FORM OF

VOTING AGREEMENT

BY AND AMONG

GRIFOLS, S.A.

AND

TALECRIS HOLDINGS, LLC

DATED AS OF JUNE 6, 2010

ii

INDEX OF DEFINED TERMS
Page
Affiliate	1
Agreement	1
Beneficial Owner	2
Beneficial Ownership	2
Beneficially Own	2
Beneficially Owned	2
Chancery Court	13
Company Common Stock	1
control	2
controlled by	2
Covered Claim	13
Covered Shares	2
Credit Agreement	16
Encumber	2
Encumbrance	2
Existing Shares	2
Expiration Date	2
Grantees	5
Holdco	1
Indenture	16
Locked-Up Covered Shares	2
Maximum Covered Share Amount	16
Other Delaware Court	13
Parent	1
Permitted Transfer	2
Person	3
Representatives	3
SEC	8
Stockholder	1
Subsidiary	3
Transaction Agreement	1
Transfer	3
under common control with	2

iii

VOTING AGREEMENT

     VOTING AGREEMENT, dated as of June 6, 2010 (this “Agreement“), by and among GRIFOLS, S.A., a company organized under the laws of Spain (“Parent“), and TALECRIS HOLDINGS, LLC, a Delaware limited liability company (the “Stockholder).

W I T N E S S E T H:

     WHEREAS, concurrently with the execution of this Agreement, Parent, Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Company”), and Grifols, Inc. a Delaware corporation and a wholly-owned subsidiary of Parent (“Holdco”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement“), pursuant to which, among other things, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Common Stock Merger Consideration specified therein.

     WHEREAS, as of the date hereof, the Stockholder is the beneficial owner of the Existing Shares (as defined herein).

     WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Covered Shares (as defined herein) set forth herein;

     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Stockholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I GENERAL

     1.1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

     “Affiliate“ means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company shall not be deemed an Affiliate of the Stockholder.

     “Beneficial Ownership“ has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own“, “Beneficially Owned“ and “Beneficial Owner“ shall each have a correlative meaning.

     “control“ (including the terms “controlled by“ and “under common control with“), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

     “Covered Shares“ means the Stockholder’s Existing Shares, together with any shares of Company Common Stock or Company Virginia Sub Common Stock or other voting capital stock of the Company or Company Virginia Sub and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or Company Virginia Sub Common Stock or other voting capital stock of the Company or Company Virginia Sub, in each case that the Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

     “Encumbrance“ means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber“ shall have a correlative meaning.

     “Existing Shares“ means an aggregate of 61,175,236 shares of Company Common Stock Beneficially Owned by the Stockholder, as set forth opposite the Stockholder’s name on Schedule 1 hereto.

     “Expiration Date“ shall mean the date that the Merger Agreement shall terminate in accordance with its terms.

     “Locked-Up Covered Shares“ means an amount of Covered Shares that is equal to 35% of the total voting power of the outstanding shares of Company Common Stock (or following the Reincorporation Merger, Company Virginia Sub Common Stock) immediately prior to the Company Stockholders’ Meeting.

     “Permitted Transfer“ means a Transfer of Covered Shares by the Stockholder to an Affiliate of the Stockholder, provided that, (i) such Affiliate shall remain an Affiliate of the Stockholder at all times following such Transfer, and (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance acceptable to Parent, to assume all of the Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as the Stockholder is

2

bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as the Stockholder shall have made hereunder.

     “Person“ means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

     “Representatives“ means the officers, directors, employees, agents, advisors and Affiliates of a Person.

     “Subsidiary“ means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company shall in no event be deemed a Subsidiary of Stockholder.

     “Transfer“ means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II VOTING

     2.1. Agreement to Vote.

            (a) Subject to Sections 2.1(b) and 2.1(c), the Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Stockholders’ Meeting and at any other meeting of the stockholders of the Company or (following the Reincorporation Merger) Company Virginia Sub, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company or (following the Reincorporation Merger) Company Virginia Sub, the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

                 (i)  appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

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                 (ii)    vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Certificate or the Company Virginia Sub Articles, as applicable) covering, all of the Covered Shares (I) in favor of the Reincorporation Merger and adoption of the Merger Agreement and the Reincorporation Plan of Merger and approve the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing; (II) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement; and (III) against any Takeover Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Reincorporation Merger or the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Stockholder of its obligations under this Agreement, including (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (B) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (C) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except, in the case of clauses (I) through (III), if expressly contemplated or permitted by the Merger Agreement or approved by Parent.

        The obligations of the Stockholder specified in this Section 2.1(a) shall, subject to Section 2.1(b) and Section 2.1(c), apply whether or not the Mergers or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

       (b)      Notwithstanding Section 2.1(a), in the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement in response to a Superior Proposal, the obligation of the Stockholder to vote Covered Shares as to which the Stockholder controls the right to vote in the manner set forth in Section 2.1(a)(ii) shall be modified such that:

                 (i)    the Stockholder shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering the Locked-Up Covered Shares, voting together as a single class, entitled to vote in respect of such matter, as provided in Section 2.1(a)(ii); and

                 (ii)    the Stockholder, in its sole discretion, shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (other than the Locked-Up Covered Shares) in any manner it chooses with respect to the adoption of the Merger Agreement.

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        (c)      Notwithstanding Section 2.1(a), in the event of a Company Adverse Recommendation Change made in compliance with the Merger Agreement in response to an Intervening Event , the obligation of the Stockholder to vote Covered Shares as to which the Stockholder controls the right to vote in the manner set forth in Section 2.1(a)(ii) shall be modified such that:

(i) the Stockholder shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering the Locked-Up Covered Shares, voting together as a single class, entitled to vote in respect of such matter, as provided in Section 2.1(a)(ii); and

(ii) the Stockholder shall vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (other than the Locked-Up Covered Shares) in a manner that is proportionate to the manner in which all shares of Common Stock (or shares of Company Virginia Sub Common Stock), as applicable (other than the shares voted by the Stockholder) which are voted in respect of such matter, are voted.

     2.2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except for this Agreement, the Stockholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while the Merger Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing any of its obligations under this Agreement. The Stockholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are not irrevocable and the Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Stockholder’s Covered Shares.

     2.3. Proxy. The Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, Tomás Dagá, a director of Parent, and David Bell, the Vice President of Corporate Operations of Grifols, Inc., and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent (collectively, the “Grantees“), each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Sections 2.1(a), 2.1(b)(i) and 2.1(c) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(a) is to be considered; provided however, that the Stockholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Stockholder has not delivered to the Secretary of the

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Company at least ten business days prior to the meeting at which any of the matters described in Section 2.1(a) is to be considered a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares be voted in accordance with Sections 2.1(a), 2.1(b)(i) and 2.1(c). This proxy is coupled with an interest, was given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate. The Stockholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy with respect to the Stockholder at any time at its sole election by written notice provided to the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     3.1. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

     (a) Authorization; Validity of Agreement; Necessary Action. The Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (b) Ownership. The Stockholder’s Existing Shares are, and all of the Covered Shares owned by the Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by the Stockholder. The Stockholder has good and valid title to the Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Stockholder. The Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by the Stockholder at all times through the Closing Date.

     (c) No Violation. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Stockholder or by which any of its assets or properties is

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bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (d)    Consents and Approvals. The execution and delivery of this Agreement by the Stockholder do not, and the performance by the Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the Securities and Exchange Commission.

     (e)    Absence of Litigation. As of the date hereof there is no Action pending or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (f)    Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Holdco, or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     (g)   Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Stockholder and the representations and warranties of the Stockholder contained herein. The Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Reincorporation Merger, the Merger and the other transactions contemplated thereby.

     3.2.  Representations and Warranties of Parent. Parent hereby represents and warrants that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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ARTICLE IV

OTHER COVENANTS

     4.1. Prohibition on Transfers; Other Actions. Until the Expiration Date, the Stockholder shall not (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect the Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio.

     4.2. Stock Dividends, etc. In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

     4.3. No Solicitation; Support of Takeover Proposals.

             (a) Subject to Section 4.3(b), prior to the Expiration Date the Stockholder and its Subsidiaries, Affiliates and Representatives shall not directly or indirectly (i) solicit, initiate or knowingly encourage or facilitate any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, enter into any agreement with respect to, or otherwise cooperate with any Takeover Proposal, (iii) waive, terminate modify or fail to enforce any provision of any contractual confidentiality, “standstill” or similar obligation of any Person in favor of the Stockholder and relating to the Company or any of its Subsidiaries other than Parent, (iv) take any action to make the provisions of any “fair price,” moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provisions in the Company Certificate, including Article X thereof, restricting “business combinations” and “interested stockholders” that would otherwise apply, or the Company Bylaws, inapplicable to any transactions contemplated by the Takeover Proposal, (v) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission (“SEC”) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Company Common Stock in connection with any vote or other action on any matter, other than to recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement and as otherwise expressly provided in this Agreement, (vi)

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approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar Contract providing for, with respect to, or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal, or (vii) agree or propose to do any of the foregoing. The Stockholder and its Subsidiaries, Affiliates and Representatives shall immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore (other than with Parent) with respect to any Takeover Proposal, and shall take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken pursuant to this Agreement, including this Section 4.3. Any violation of this Section 4.3 by any of the Stockholder’s Affiliates or Representatives shall be deemed to be a violation by the Stockholder of this Section 4.3.

              (b) Notwithstanding anything to the contrary in Section 4.3(a), at any time the Company is permitted to take the actions set forth in clauses (x) and (y) of Section 5.02(a) of the Merger Agreement with respect to a Takeover Proposal, the Stockholder and its Affiliates and Representatives shall be free to participate in any discussions or negotiations regarding such Takeover Proposal with the Person making such Takeover Proposal, provided that the Stockholder has not breached this Section 4.3.

              (c) For the purposes of this Section 4.3, the Company shall be deemed not to be an Affiliate or Subsidiary of the Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) shall be deemed not to be a Representative of the Stockholder.

     4.4. Notice of Acquisitions. The Stockholder shall notify Parent as promptly as practicable (and in any event within 48 hours after receipt) orally and in writing of (i) the number of any additional shares of Company Common Stock or other securities of the Company of which the Stockholder acquires Beneficial Ownership on or after the date hereof and (ii) to the extent known by the Stockholder, any Takeover Proposal and any material subsequent modifications thereto, such notice to include the identity of the Person making such Takeover Proposal and a copy of such Takeover Proposal, including draft agreements or term sheets submitted to the Stockholder in connection therewith at the time such Takeover Proposal is first made or submitted thereafter reflecting material changes to the terms and conditions (or, where no such copy is available, a reasonably detailed description of the material terms and conditions of such Takeover Proposal). The Stockholder shall provide to Parent on a reasonably prompt basis (and in any event within 48 hours) of any material modifications to the terms of any such Takeover Proposal. The Stockholder shall not enter into any Contract with any Person subsequent to the date of this Agreement, and the Stockholder is not party to any Contract, in each case that prohibits the Stockholder from providing such information to Parent.

     4.5. Further Assurances. From time to time, at Parent’s reasonable request and without further consideration, the Stockholder shall cooperate with Parent in making all filings and obtain all consents of Governmental Entities and third parties and execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect

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the actions contemplated by this Agreement. Without limiting the foregoing, the Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement/Prospectus the Stockholder’s identity and ownership of the Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

     5.1. Termination. This Agreement shall remain in effect until the earlier to occur of (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the making of any waiver, amendment or other modification of the Merger Agreement that (i) materially reduces the amount of, or materially changes the type of consideration to be received by the holders of Company Common Stock (or following the Reincorporation Merger, the Virginia Sub Common Stock) in the Mergers or (ii) is otherwise materially adverse to holders of the Company Common Stock or the Virginia Sub Common Stock. Notwithstanding the foregoing, the provisions of this Section 5.1 and of Section 5.2 and Sections 5.4 through 5.12 shall survive any termination of this Agreement without regard to any temporal limitation. Neither the provisions of this Section 5.1 and nor the termination of this Agreement shall relieve (A) any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, or (B) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Stockholder from any liability arising out of or in connection with a breach of this Agreement. In particular, without limitation, the liability of the Stockholder for damages and losses suffered by Parent as a consequence of any breach by the Stockholder shall not be extinguished by the payment or the coming due of the Parent Termination Fee (as this term is defined in the Merger Agreement).

     5.2. No Ownership Interest. The Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of the Covered Shares. Without limiting the generality of the previous sentence, the Stockholder shall be entitled to receive any cash dividend paid by the Company with respect to the Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating the Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

     5.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized

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next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent to:

     Grifols, S.A.
     Avinguda de la Generalitat, 152-158
     Parc de Negocis Can Sant Joan
     Sant Cugat del Valles 08174
     Barcelona, Spain
     Fax: + 34.93.571.2201
     Attention: Victor Grifols

with copies to:

     Proskauer Rose LLP
     1585 Broadway
     New York, NY 10036
     Facsimile: (212) 969-2900
     Attention: Peter Samuels, Esq.

     and

     Osborne Clarke Europe
     Avenida Diagonal, 477
     Planta 20
     08036 Barcelona
     Spain
     Fax: +34.93.410.2513
     Attention: Tomás Dagá
     Raimon Grifols

(b) if to the Stockholder, to:

     Talecris Holdings, LLC
     c/o Cerberus Capital Management, L.P.
     299 Park Avenue
     New York, New York 10019
     Attention: Mark A. Neporent
Facsimile:

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                     with a copy to:

                     Schulte Roth & Zabel LLP
                     919 Third Avenue
                     New York, New York 10022
                     Attention: Stuart D. Freedman

                     (c) if to the Company, to:

                     Talecris Biotherapeutics Holdings Corp.
                     P.O. Box 110526
                     4101 Research Commons
                     79 T.W. Alexander Drive
                     Research Triangle Park, North Carolina 27709
                     Fax: (919) 287-2907
                     Attention: John F. Gaither, Jr.

                     with a copy to:

                     Wachtell Lipton Rosen & Katz
                     51 West 52nd Street
                     New York, New York 10019
                     Facsimile: (212) 403-2343
                     Attention: Mark Gordon, Esq.

     5.4. Interpretation; Definitions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Capitalized terms used herein that are not otherwise defined herein are used as defined in the Merger Agreement as in effect on the date hereof.

     5.5. Counterparts. This Agreement may be executed by facsimile or other image scan transmission and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and

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delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     5.6. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

     5.7. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

            (a) GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EXCEPT TO THE EXTENT THAT IT IS MANDATORY, UNDER THE LAWS OF THE STATE OF VIRGINIA THAT THE VIRGINIA STOCK CORPORATION ACT, AS AMENDED, APPLIES.

            (b) Exclusive Jurisdiction. Each of the parties hereby agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”), shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and the appropriate appellate courts therefrom (the “Chancery Court”), and in no other; provided, however, that in the event the Chancery Court determines that it lacks subject matter jurisdiction over a Covered Claim, such claim shall be heard and determined exclusively in another state or federal court sitting in the state of Delaware and the appropriate appellate courts therefrom (an “Other Delaware Court”). Each of the parties expressly agrees and acknowledges that the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) is an appropriate and convenient forum for resolution of any and all Covered Claims, that it will not suffer any undue hardship or inconvenience if required to litigate in such court, and that such court is fully competent and legally capable of adjudicating any Covered Claim. Each party further represents that it has agreed to the jurisdiction of the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), in respect of Covered Claims after being fully and adequately advised by legal counsel of its own choice concerning the procedures and laws applied in such courts and has not relied on any representation by any other party or its affiliates, representatives or advisors as to the content, scope or effect of such procedures and law, and will not contend otherwise in any proceeding in any court of any jurisdiction.

            (c) Personal Jurisdiction. Each of the parties hereby irrevocably submits, for itself and in respect to its Affiliates and properties, generally and unconditionally, to the

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exclusive personal jurisdiction of the Chancery Court and Other Delaware Courts in respect of Covered Claims. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof. In addition, Parent consents to service of process upon Parent by mailing or delivering such service to its agent, Corporation Service Company (the “Service Agent”), authorizes and directs the Service Agent to accept such service, and shall take all such action as may be necessary to continue such appointment in full force and effect or to appoint another agent so that it will at all times have an agent for service of process for the foregoing purposes in the State of Delaware.

            (d)  Covenants. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court), as a defense, counterclaim or otherwise, in any action involving a Covered Claim, (a) the defense of sovereign immunity, the defense that any Covered Claim or remedy with respect thereto is within the exclusive jurisdiction of a court outside the state of Delaware, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.7, (c) that it or its Affiliates or property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the suit, action or proceeding is not maintainable in such court, (iii) the venue of such suit, action or proceeding is improper or inappropriate and (iv) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties further hereby irrevocably waives, and agrees not to attempt to assert, by way of motion or other request in any other court of other forum, that a judgment entered by the Chancery Court or any Other Delaware Court, including a judgment for specific performance, is not enforceable in such other court or forum, whether in the United States, the Kingdom of Spain or otherwise. The parties agree that a final judgment in respect of any Covered Claim of the Delaware Chancery Court (or, if the Delaware Chancery Court lacks subject matter jurisdiction, an Other Delaware Court) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

            (e) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY

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LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7(e).

     5.8. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by Parent, the Stockholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

     5.9. Remedies.

             (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Court (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Each of the parties hereby irrevocably waives, and agrees not to attempt to assert or assert, by way of motion or other request for leave from the Chancery Court or any Other Delaware Court, as a defense, counterclaim or otherwise, in any action involving a Covered Claim, any claim or argument that there is an adequate remedy at law or that an award of specific performance is not otherwise an available or appropriate remedy. Any requirements for the securing or posting of any bond with such remedy are waived. Without limiting the generality of the foregoing, the parties agree that Parent shall be entitled to specific performance against the Stockholder of its obligations to abide by the covenants and obligations with respect to the Covered Shares set forth herein.

     5.10. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

     5.11. Successors and Assigns; Third Party Beneficiaries. Except in connection with a Permitted Transfer or a Transfer of Covered Shares permitted by the proviso contained in Section 4.1(a), neither this Agreement nor any of the rights or obligations of any party under this

15

Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     5.12. Action by Stockholder Capacity Only. Parent acknowledges that the Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Stockholder or its Affiliate or designee, or require the Stockholder or its Affiliate or designee to take any action, in each case, in his capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in its or his capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by it or him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement.

     5.13. Maximum Covered Share Amount. Notwithstanding anything to the contrary in this Agreement, (i) the obligations of the Stockholder pursuant to this Agreement shall apply only to a maximum number of Covered Shares that is one share less than the lesser of (a) the number of Covered Shares the direct or indirect ownership (beneficially or of record) of which by Parent would result in a “Change of Control” (as defined in the Indenture, dated as of October 21, 2009, as amended, modified or supplemented from time to time, by and among the Company, its subsidiaries named therein as subsidiary guarantors and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Indenture“)) and (b) the number of Covered Shares the direct or indirect ownership of which by Parent would result in a “Change in Control” (as defined in the Revolving Credit Agreement, dated as of December 6, 2006, among the Company, Wachovia Bank, National Association, as Administrative Agent, and the other parties thereto (the “Credit Agreement“)) (such number of Covered Shares that is one share less than the lesser of the number of Covered Shares referenced in clause (a) and (b), the “Maximum Covered Share Amount“), (ii) to the extent that, notwithstanding the application of clause (i) of this Section, the terms of this Agreement would result in a “Change of Control” under the Indenture or a “Change in Control” under the Credit Agreement”, then (a) a suitable and equitable provision shall be substituted therefor in order to effect, to the fullest extent permissible under the Indenture without resulting in a “Change of Control” under the Indenture or a “Change in Control” under the Credit Agreement”, as applicable, the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby.

[Remainder of this page intentionally left blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

                                                        CERBERUS-PLASMA HOLDINGS LLC
                                                        By:    CERBERUS PARTNERS, L.P.
                                                                 Its Managing Member
                                                        By:    CERBERUS ASSOCIATES, L.L.C.
                                                                 Its General Partner

                                                        By: __________________________
                                                                 Name: Mark A. Neporent
                                                                 Title: Vice President and Chief
                                                                 Operating Officer

                                                        GRIFOLS, S.A.

                                                        By: __________________________
                                                                 Name:
                                                                 Title:

Schedule 1

STOCKHOLDER

Name	Existing Shares
Talecris Holdings, LLC c/o Cerberus Capital Management, L.P. 299 Park Avenue New York, New York 10019 Attention: Mark A. Neporent	61,175,236 shares of Common Stock

EXHIBIT F

DRAFT OF PROVISIONS TO BE INCLUDED IN GIANT BY-LAWS PROVIDING FOR THE NON-VOTING SHARES	BORRADOR DE DISPOSICIONES SOBRE ACCIONES SIN VOTO A INCLUIR EN LOS ESTATUTOS DE GIANT
Article 6º.- Share Capital	Artículo 6º.- Capital social
1. Shares. The share capital of the Company is [●] euros, represented by [●] shares, fully subscribed and paid-up, pertaining to two separate classes:	1. Acciones. El capital de la Sociedad es de [●] euros, representado por [●] acciones, íntegramente suscritas y desembolsadas, pertenecientes a dos clases distintas:

1.1.   The Class “A” comprises 213.064.899 shares having a nominal value of 0.50 euros each, all of which belong to the same class and series, and being the ordinary shares of the Company (the “Class A Shares”); and

1.1.   213.064.899 acciones pertenecientes a la Clase “A”, de 0,50 euros de valor nominal cada una, pertenecientes a la misma clase y serie, y que son las acciones ordinarias de la Sociedad (las “Acciones Clase A”); y

1.2.   The Class “B” comprises [●] shares having a nominal value of 0.50 euros each, all of which belong to the same class and series and being non-voting shares of the Company with the preferential rights set forth in Article 6º Bis of these By-Laws (the “Class B Shares” and, together with the Class A Shares, the “shares”).

1.2.   [●] acciones pertenecientes a la Clase “B”, de 0,50 euros de valor nominal cada una, pertenecientes a la misma clase y serie, y que son acciones sin voto de la Sociedad con los derechos preferentes establecidos en el Artículo 6º Bis de estos estatutos (las “Acciones Clase B” y, conjuntamente con las Acciones Clase A, las “acciones”).

2.        Form of Representation. The shares are represented in book-entry form and are governed by the Securities Market Law [Ley del Mercado de Valores] and such other provisions as may be applicable. The book-entry registry shall be maintained by the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) and its participant entities.

2.        Representación. Las acciones están representadas por medio de anotaciones en cuenta y se rigen por la Ley del Mercado de Valores y demás disposiciones que les sean aplicables. La llevanza del registro contable de anotaciones en cuenta corresponderá a la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) y a sus entidades participantes.

Article 6º Bis.- Terms and conditions of the Class B Shares	Artículo 6ºBis.- Términos y condiciones de las Acciones Clase B
1. General	1. General

The Class B Shares shall be treated in all respects as being identical to the Class A Shares, and not be subject to discriminatory treatment relative to the Class A Shares, except that the Class B Shares (A) are not entitled to voting rights; and (B) have the preferred dividend, liquidation preference and other rights set forth in this Article 6 Bis.

Las Acciones Clase B deberán ser tratadas en todos los aspectos como idénticas a las Acciones Clase A, y no serán sometidas a un trato discriminatorio respecto de las Acciones Clase A, si bien, como excepción a lo anterior, las Acciones Clase B (A) no tienen derecho de voto; y (B) tienen el derecho al dividendo preferente, el derecho a la cuota de liquidación preferente y los otros derechos establecidos en este Artículo 6 Bis.

2. Preferred Dividends	2. Dividendo preferente

2.1.   Calculation. Each Class B Share entitles its holder to receive a minimum annual preferred dividend out of the distributable profits for each year at the end of which it is still in issue (the “Preferred Dividend” and, each fiscal year in respect of which the Preferred Dividend is calculated, a “Calculation Period”) equal to 0.01 euros per Class B Share.

2.1.   Cálculo. Cada Acción Clase B da derecho a su titular a recibir un dividendo preferente mínimo anual con cargo a los beneficios distribuibles de cada ejercicio a cuya finalización la Acción Clase B permanezca emitida (el “Dividendo Preferente” y cada ejercicio respecto del que el Dividendo Preferente se calcula, un “Periodo de Cálculo”) igual a 0,01 euros por Acción Clase B.

2.2.   Preference. The Company shall pay the Preferred Dividend on the Class B Shares for a Calculation Period before any dividend out of distributable profits obtained by the Company during such Calculation Period is paid on the Class A Shares.

2.2.   Preferencia. La Sociedad está obligada a acordar el reparto del Dividendo Preferente correspondiente a un Periodo de Cálculo y a pagarlo a los titulares de las Acciones Clase B antes de pagar dividendo alguno a los titulares de las Acciones Clase A con cargo a los beneficios distribuibles obtenidos por la Sociedad en dicho Periodo de Cálculo.

2.3.   Accrual. Payment. Non-cumulative nature.

(A)     The Preferred Dividend on all the Class B Shares in issue at the end of a Calculation Period shall be paid by the Company to the holders of the Class B Shares within the nine months following the end of such Calculation Period, in the amount such aggregate Preferred Dividend does not exceed the distributable profits obtained by the Company during such Calculation Period.

2.3.   Devengo. Pago. Carácter no acumulativo.

(A)      El Dividendo Preferente correspondiente a todas las Acciones Clase B que estuviesen emitidas a la finalización de un Periodo de Cálculo deberá pagarse por la Sociedad a los titulares de las Acciones Clase B dentro de los nueve meses siguientes a la finalización de dicho Periodo de Cálculo, en la cuantía en que el importe agregado de dicho Dividendo Preferente para las Acciones Clase B no exceda del importe de los beneficios distribuibles obtenidos por la Sociedad en dicho Periodo de Cálculo.

(B)      If during a Calculation Period the Company has not obtained sufficient distributable profits to pay in full, out of distributable profits obtained by the Company during such Calculation Period, the Preferred Dividend on all the Class B Shares in issue for such Calculation Period, the part of the aggregate Preferred Dividend that exceeds the distributable profits obtained by the Company during such Calculation Period shall not be paid and not accumulated as dividend payable in the future.

(B)      Si en un Periodo de Cálculo la Sociedad no hubiese obtenido beneficios distribuibles suficientes para el completo pago, con cargo a los beneficios distribuibles obtenidos por la Sociedad en ese Periodo de Cálculo, del Dividendo Preferente de todas las Acciones Clase B que estuviesen emitidas a la finalización de ese Periodo de Cálculo, la parte del importe agregado de dicho Dividendo Preferente para las Acciones Clase B que exceda de los beneficios distribuibles obtenidos por la Sociedad durante ese Periodo de Cálculo no se pagará ni se acumulará como dividendo pagadero en el futuro.

2.4.   Voting rights in case of non-payment of the Preferred Dividend. Lack of payment, total or partial, of the Preferred Dividend during a Calculation Period due to the Company not having obtained sufficient distributable profits to pay in full the Preferred Dividend for such Calculation Period, shall not cause the Class B Shares to recover any voting rights.

2.4.   Derechos de voto en caso de falta de pago del Dividendo Preferente. La falta de pago, total o parcial, del Dividendo Preferente en un Periodo de Cálculo debido a la no obtención por la Sociedad de beneficios distribuibles suficientes para el completo pago del Dividendo Preferente de ese Periodo de Cálculo, no supondrá la recuperación del derecho de voto para las Acciones Clase B.

3. Other Dividends	3. Otros dividendos y repartos

3.1.   Each Class B Share entitles its holder to receive, in addition to the Preferred Dividend, the same dividends and other distributions (in each case, whether in cash, securities of the Company or any of its subsidiaries, or any other securities, assets or rights) as one Class A Share and, therefore, each Class B Share shall be treated as one Class A Share for purposes of any dividends and other distributions made on Class A Shares, including as to the timing of the declaration and payment of any such dividend or distribution.

3.1.   Cada Acción Clase B da derecho a su titular a recibir, además del Dividendo Preferente, los mismos dividendos y otros repartos o distribuciones (con independencia de si esos dividendos, repartos o distribuciones se satisfacen en dinero, valores de la Sociedad o de cualquiera de sus filiales, o cualesquiera otros valores, bienes o derechos) que una Acción Clase A y, en consecuencia, cada Acción Clase B deberá ser tratada como una Acción Clase A en relación con cualesquiera dividendos y otras repartos o distribuciones satisfechas a titulares de Acciones Clase A, incluyendo en lo relativo a la fecha de declaración y pago de tales dividendos, repartos o distribuciones.

4. Redemption rights	4. Derecho de rescate

4.1.   Redemption event. Each Class B Share entitles its holder to have it redeemed as set forth in this section 4 if a tender offer for all or part of the shares in the Company is made and settled (in whole or in part) except if holders of Class B Shares have been entitled to participate in such offer and have their shares acquired in such offer equally and on the same terms as holders of Class A Shares (including, without limitation, for the same consideration) (each such a tender offer, a “Redemption Event”).

4.1.      Supuesto de rescate. Cada Acción Clase B da derecho a su titular a obtener su rescate conforme a lo establecido en este apartado 4 en caso de que (cada oferta que cumpla lo que sigue, un “Supuesto de Rescate”) se formulase y liquidase (en todo o en parte) una oferta pública de adquisición por la totalidad o parte de las acciones de la Sociedad excepto si los titulares de Acciones Clase B hubiesen tenido derecho a participar en esa oferta y a que sus acciones fuesen adquiridas en esa oferta de la misma forma y en los mismos términos que los titulares de Acciones Clase A (incluyendo, sin limitación, por la misma contraprestación).

4.2.   Maximum number of shares of Class B Shares to be redeemed in a given Redemption Event. Notwithstanding the foregoing, Class B Shares redeemed following a given Redemption Event shall not represent a percentage over the total Class B Shares in issue at the time the tender offer causing that Redemption Event is made in excess of the percentage that the sum of Class A Shares (i) to which the offer causing the Redemption Event is addressed; (ii) held by the offerors in that offer; and (iii) held by persons acting in concert with the offerors or by persons having reached an agreement relating to the offer with the offerors represent over the total Class A Shares in issue at the time the tender offer causing that Redemption Event is made.

In the event that due to the application of the limit referred above not all Class B Shares in respect of which the redemption right has been exercised in connection with a Redemption Event may be redeemed, the Class B Shares of each holder to be redeemed shall be reduced relative to the number of Class B Shares in respect of which such holder has exercised the redemption rights so that the above referred limit is not exceeded.

4.2.      Máximo porcentaje de Acciones Clase B rescatadas ante un Supuesto de Rescate. No obstante lo anterior, las Acciones Clase B rescatadas como consecuencia de un determinado Supuesto de Rescate no podrán representar respecto del total de Acciones Clase B en circulación al tiempo de formularse la oferta pública de adquisición que dé lugar a ese Supuesto de Rescate de que se trate un porcentaje superior a ese que la suma de las Acciones Clase A (i) a que se dirija la oferta que dé lugar a ese Supuesto de Rescate, (ii) de que sean titulares los oferentes en esa oferta y (iii) de que sean titulares las personas que actúen en concierto con los oferentes o las personas que hayan alcanzado con los oferentes algún acuerdo relativo a la oferta represente respecto del total de Acciones Clase A en circulación al tiempo de formularse la oferta pública de adquisición que dé lugar a ese Supuesto de Rescate.

En caso de que por aplicación del límite antes referido no pueda atenderse el rescate de todas las Acciones Clase B respecto de las que en ese Supuesto de Rescate se haya ejercitado el derecho de rescate, se reducirán las Acciones Clase B a rescatar de cada titular de Acciones Clase B en proporción al número de Acciones Clase B respecto de las que haya ejercido el derecho de rescate de forma que no se exceda el referido límite.

4.3. Redemption process. Upon the occurrence of a Redemption Event,	4.3. Proceso de rescate. En caso de que se produzca un Supuesto de Rescate,

(A)          Announcement: The Company shall, for informational purposes only and within 10 days of the date on which a Redemption Event occurs, publish in the Commercial Registry Gazette, the Spanish Stock Exchanges Gazettes and in at least two of the newspapers with widest circulation in Barcelona an announcement informing the holders of Class B Shares of the occurrence of a Redemption Event and the process for the exercise of the redemption right in connection with such Redemption Event.

(A)         Anuncio: La Sociedad deberá, a efectos informativos y en el plazo de 10 días desde que tenga lugar un Supuesto de Rescate, publicar en el Boletín Oficial del Registro Mercantil, los Boletines de las Bolsas de Valores españolas y en al menos dos de los diarios de mayor circulación de Barcelona un anuncio informando a los titulares de las Acciones Clase B de la ocurrencia de un Supuesto de Rescate y del proceso para el ejercicio del derecho de rescate en relación con ese Supuesto de Rescate.

(B)           Exercise by holders: Each holder of Class B Shares shall be entitled to exercise its redemption right for 2 months from the first date of settlement of the offer causing the Redemption Event by notifying their decision to the Company. The Company shall ensure that the notification of exercise of the redemption right may be made through the systems of the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear).

(B)          Ejercicio por los titulares: Cada titular de Acciones Clase B podrá ejercitar su derecho de rescate durante dos meses desde la primera fecha de liquidación de la oferta que dé lugar al Supuesto de Rescate mediante comunicación a la Sociedad. La Sociedad deberá asegurarse que la comunicación de ejercicio del derecho de rescate pueda realizarse a través de los sistemas de la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear).

(C)           Price: The redemption price to be paid by the Company for each Class B Share for which the redemption right has been exercise shall be the sum of (i) the amount in euros of the highest consideration paid in the offer causing the Redemption Event plus (ii) interest on the amount referred to in (i), from the date the offer causing the Redemption Event is first settled until the date of full payment of the redemption price, at a rate equal to 1-year Euribor plus 300 basis points.

(C)          Precio: El precio de rescate que deberá ser pagado por la Sociedad por cada Acción Clase B respecto de la que se haya ejercido el derecho de rescate será igual a la suma de (i) un importe en euros igual a la contraprestación más alta pagada en la oferta que dé lugar al Supuesto de Rescate y (ii) intereses sobre el importe referido en (i) desde la primera fecha de liquidación de la oferta que dé lugar al Supuesto de Rescate hasta la fecha de completo pago del precio de rescate a un tipo igual a Euribor a un año más 300 puntos básicos.

For purposes of the previous paragraph, the amount in euros corresponding to any non-cash consideration paid in the offer causing the Redemption Event shall be the market value of such non-cash consideration as at the date the offer causing the Redemption Event is first settled. The calculation of such market value shall be supported by at least two independent experts designated by the Company from auditing firms of international repute.

A efectos del párrafo anterior, se considerará, como importe en euros respecto a cualquier contraprestación no dineraria satisfecha en la oferta que dé lugar al Supuesto de Rescate, su valor de mercado por referencia a la fecha de primera liquidación de la oferta que dé lugar al Supuesto de Rescate. El cálculo de ese valor de mercado deberá ser soportado por al menos dos expertos independientes designados por la Sociedad de entre firmas de auditoría de prestigio internacional.

(D)           Formalization of the Redemption. The Company shall, within 40 days of the date on which the period for notification of the exercise of redemption rights following a Redemption Event occurs, take all the necessary actions to (a) effectively pay the redemption price for the Class B Shares in respect of which the redemption right has been exercised and complete the capital reduction required for the redemption; and (b) reflect the amendment to Article 6 of these By-Laws deriving from the redemption. In this respect, the Directors of the Company are hereby authorized and obligated to take all such actions, including (a) completing the capital reduction required for the redemption; (b) the granting of the relevant public deeds and registration with the Commercial Registry of the changes in Article 6 of these By-Laws deriving from the redemption of Class B Shares; (c) the formalization of the amendment of the book-entries in the book-entry registry; (d) and the making of the relevant filings and requests with any other persons, including the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), the Spanish Stock Exchanges, the Spanish Securities Exchange Commission and the Commercial Registry.

(D)          Formalización del Rescate. La Sociedad deberá, en el plazo de 40 días desde finalice el período para la notificación del ejercicio del derecho de rescate tras un Supuesto de Rescate, llevar a cabo todas las acciones necesarias para (a) pagar el precio de rescate correspondiente a las Acciones Clase B respecto de las que se haya ejercido el derecho de rescate y para llevar a cabo la reducción de capital necesaria para el rescate; y (b) reflejar la modificación del Artículo 6 de estos estatutos derivada del rescate. En este sentido, los administradores de la Sociedad quedan autorizados y obligados a adoptar todas aquellas actuaciones, incluyendo (a) llevar a cabo y consumar la reducción de capital necesaria para el rescate; (b) el otorgamiento e inscripción en el Registro Mercantil de las escrituras públicas en que se reflejen las modificaciones del Artículo 6 de estos estatutos derivadas del rescate de las Acciones Clase B; (c) la formalización de la modificación de las anotaciones en cuenta ante las entidades encargadas del registro contable; (d) la realización de las pertinentes solicitudes e instancias ante cualesquiera otras personas, incluyendo la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear), las Bolsas de Valores españolas y la Comisión Nacional del Mercado de Valores y el Registro Mercantil.

4.4.   Effect on Dividends. After a Redemption Event occurs and until the redemption price for the Class B Shares in respect of which the redemption right has been exercised has been paid in full, the Company shall not be able to declare or pay any dividends nor any other distributions to its shareholders (in each case, whether in cash, securities of the Company or any of its subsidiaries, or any other securities, assets or properties).

4.4.      Efecto en dividendos. Desde el acaecimiento de un Supuesto de Rescate hasta que el precio de rescate de las Acciones Clase B respecto de las que se haya ejercido el derecho de rescate quede íntegramente satisfecho, la Sociedad no podrá satisfacer dividendo, reparto o distribución alguna a sus accionistas (con independencia de si esos dividendos, repartos o distribuciones se satisfacen en dinero, valores de la Sociedad o de cualquiera de sus filiales, o cualesquiera otros valores, bienes o derechos).

5. Preferential liquidation rights	5. Derecho de liquidación preferente

5.1.    Each Class B Share entitles its holder to receive, upon the winding-up and liquidation of the Company, an amount (the “Liquidation Preference”) equal to the sum of (i) the nominal value of such Class B Share, and (ii) the share premium paid up for such Class B Share when it was subscribed for.

5.1.    Cada Acción Clase B da derecho a su titular a recibir, en caso de disolución y liquidación de la Sociedad, una cantidad (la “Cuota de Liquidación Preferente”) igual a la suma de (i) el valor nominal de la Acción Clase B, y (ii) la prima de emisión desembolsada para la emisión de esa Acción Clase B.

5.2. The Company shall pay the Liquidation Preference on the Class B Shares before any amount on account of liquidation is paid on the Class A Shares.	5.2. La Sociedad pagará la Cuota de Liquidación Preferente a las Acciones Clase B antes de pagar importe alguno a los titulares de las Acciones Clase A como cuota de liquidación.
5.3. Each Class B Share entitles its holder to receive, in addition to the Liquidation Preference, the same amount on account of liquidation as one Class A Share.	5.3. Cada Acción Clase B da derecho a su titular a recibir, además de la Cuota de Liquidación Preferente, la misma cuota de liquidación que se satisfaga respecto de una Acción Clase A.
6. Other rights	6. Otros derechos

6.1.   Subscription rights.

Each Class B Share entitles its holder to the same rights (including preferential subscription right (derecho de suscripción preferente), and the free allotment right (derecho de asignación gratuita)) as one Class A share in connection with any issuance, granting or sale of (i) any shares in the Company, (ii) any rights or other securities exercisable for or exchangeable or convertible into shares in the Company or (iii) any options, warrants or other instruments giving the right to the holder thereof to purchase, convert, subscribe or otherwise receive any securities in the Company.

6.1.     Derechos de suscripción.

Cada Acción Clase B atribuye a su titular los mismos derechos (incluyendo el derecho de suscripción preferente y el derecho de asignación gratuita) que una Acción Clase A en relación con cualquier emisión, otorgamiento o entrega de (i) cualesquiera acciones en la Sociedad, (ii) cualesquiera derechos u otros valores que den derecho a adquirir acciones de la Sociedad o que sean canjeables o convertibles en acciones en la Sociedad o (iii) cualesquiera opciones, warrants u otros instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir cualesquiera valores de la Sociedad.

As exceptions to the foregoing,

(A)     the preferential subscription right and the free allotment right of the Class B Shares shall be only over new Class B Shares, and the preferential subscription right and the free allotment right of a Class A Share shall be only over new Class A Shares in each capital increase which meets the following three requirements (i) entail the issuance of Class A Shares and Class B Shares in the same proportion as Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution on the capital increase is passed; (ii) grants preferential subscription rights or free allotment rights, as applicable, to the Class B Shares over the Class B Shares being issued in the capital increase in the same terms as preferential subscription rights or free allotment rights, as applicable, are granted to the Class A Shares over the Class A Shares being issued in the capital increase; and (iii) in which no other shares or securities are issued; and

Como excepción,

(A)         el derecho de suscripción preferente y de asignación gratuita de las Acciones Clase B tendrá sólo por objeto Acciones Clase B, y el derecho de suscripción preferente y de asignación gratuita de las Acciones Clase A tendrá sólo por objeto Acciones Clase A en todo aumento que cumpla los siguientes tres requisitos (i) que suponga la emisión de Acciones Clase A y Acciones Clase B en la misma proporción que las Acciones Clase A y Acciones Clase B representen sobre el capital social de la Sociedad al tiempo de acordarse el aumento; (ii) que reconozca a las Acciones Clase B un derecho de suscripción preferente o de asignación gratuita, según corresponda, sobre las Acciones Clase B a emitir en ese aumento en términos iguales a aquellos en que se reconozca a las Acciones Clase A un derecho de suscripción preferente o de asignación gratuita, según corresponda, sobre las Acciones Clase A a emitir en ese aumento y (iii) en el que no se emitan otras acciones o valores; y

(B)      likewise, the preferential subscription right and the free allotment right of a Class B Share shall be only over instruments giving the right to purchase, convert, subscribe or otherwise receive Class B Shares and the preferential subscription right and the free allotment right of a Class A Share shall be only over instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares in each issuance which meets the following three requirements (i) entail the issuance of instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares and instruments giving the right to purchase, convert, subscribe or otherwise receive Class B Shares in the same proportion as Class A Shares and Class B Shares represent over the share capital of the Company at the time the resolution on the capital increase is passed; (ii) grants preferential subscription rights or free allotment rights, as applicable, to the Class B Shares over the instruments giving the right to purchase, convert, subscribe or otherwise receive Class B Shares being issued in such issuance in the same terms as preferential subscription rights or free allotment rights, as applicable, are granted to the Class A Shares over the instruments giving the right to purchase, convert, subscribe or otherwise receive Class A Shares being issued in such issuance; and (iii) in which no other shares or securities are issued.

(B)          del mismo modo, el derecho de suscripción preferente y de asignación gratuita de las Acciones Clase B tendrá sólo por objeto instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir Acciones Clase B, y el derecho de suscripción preferente y de asignación gratuita de las Acciones Clase A tendrá sólo por objeto instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir Acciones Clase A en toda emisión que cumpla los siguientes tres requisitos (i) que suponga la emisión de instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir Acciones Clase A e instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir Acciones Clase B en la misma proporción que las Acciones Clase A y Acciones Clase B representen sobre el capital social de la Sociedad al tiempo de acordarse el aumento; (ii) que reconozca a las Acciones Clase B un derecho de suscripción preferente o de asignación gratuita, según corresponda, sobre los instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir las Acciones Clase B a emitir en esa emisión en términos iguales a aquellos en que se reconozca a las Acciones Clase A un derecho de suscripción preferente o de asignación gratuita, según corresponda, sobre los instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir las Acciones Clase A a emitir en esa emisión; y (iii) en la que no se emitan otras acciones o valores.

6.2.   Separate vote at the general shareholders meeting on Extraordinary Matters. Without prejudice and in addition to the rights provided in Article 92.3 of the Public Companies Law [Ley de Sociedades Anónimas], but also in order to protect Class B Shares, resolutions of the Company on the following matters (the “Extraordinary Matters”) will require, in addition to the resolution being approved pursuant to Article 17 of these By-Laws, the approval of a majority of Class B Shares then in issue:

6.2.     Voto separado en la junta general de accionistas respecto de Materias Extraordinarias. Sin perjuicio de lo dispuesto en el artículo 92.3 de la Ley de Sociedades Anónimas y de forma adicional, pero también para proteger los derechos de las Acciones Clase B, los acuerdos de la Sociedad sobre las siguientes materias (las “Materias Extraordinarias”) requerirán, además de su aprobación conforme a lo dispuesto en el artículo 17 de estos estatutos, la aprobación de la mayoría de las Acciones Clase B entonces en circulación:

(A)     Any resolution (i) authorizing the Company or any subsidiary of the Company to repurchase or acquire any Class A Shares in the Company, except for pro rata repurchases available equally to holders of Class B Shares on the same terms and at the same price as offered to holders of Class A Shares (ii) approving the redemption of any shares in the Company and any share capital reductions (through repurchases, cancellation of shares or otherwise) other than (a) those redemptions mandatory by law and (b) those redemptions which affect equally Class A Shares and Class B Shares and in which each Class B is treated equally and on the same terms as one Class A Share in such transaction;

(A)          Cualquier acuerdo (i) que autorice a la Sociedad o a cualquiera de sus filiales a recomprar o adquirir cualesquiera Acciones Clase A de la Sociedad, excepto para recompras a pro rata que se ofrezcan a los titulares de las Acciones Clase B en los mismos términos y a un precio ofrecido igual que a los titulares de Acciones Clase A o (ii) que apruebe la amortización de acciones de la Sociedad y cualquier reducción de capital (a través de recompras, cancelación de acciones o de cualquier otra forma) distintas de (a) las amortizaciones obligatorias por ley y (b) las amortizaciones que afecten por igual a las Acciones Clase A y a las Acciones Clase B, y en las que se da a cada Acción Clase B el mismo trato y se le otorgan los mismos términos que a cada Acción Clase A;

(B)     Any resolution approving the issuance, granting or sale (or authorizing the Board of Directors of the Company to issue, grant or sell) (i) any shares in the Company, (ii) any rights or other securities exercisable for or exchangeable or convertible into shares in the Company or (iii) any options, warrants or other instruments giving the right to the holder thereof to purchase, convert, subscribe or otherwise receive any securities in the Company, except, for (i), (ii) and (iii), if (A) each Class B Share is treated equally as one Class A Share in the relevant issuance, grant or sale and, therefore, has preferential subscription or allotment rights in the relevant issuance, grant or sale to the same extent, if any, as a Class A Share or (B) if the issuance is made in accordance with section 6.1;

(B)          Cualquier acuerdo aprobando la emisión, otorgamiento o entrega (o autorizando al consejo de administración de la Sociedad para emitir, otorgar o entregar) (i) cualesquiera acciones en la Sociedad, (ii) cualesquiera derechos u otros valores que den derecho a adquirir acciones de la Sociedad o que sean canjeables o convertibles en acciones en la Sociedad o (iii) cualesquiera opciones, warrants u otros instrumentos que otorguen a su titular el derecho a adquirir, convertir, suscribir o de cualquier otra forma recibir cualesquiera valores de la Sociedad, excepto, en los casos (i), (ii) y (iii) anteriores, si (A) a cada Acción Clase B se le da el mismo trato en la correspondiente emisión, otorgamiento o entrega que a una Acción Clase A, y, por tanto, tiene, de haberlos, los mismos derechos de preferencia (de suscripción, de adjudicación preferente o de otro tipo) en la correspondiente emisión, otorgamiento o entrega que una Acción Clase A o (B) la emisión se hace conforme a lo establecido en el apartado 6.1 anterior;

(C)     Any resolution approving unconditionally or not (i) a transaction subject to Law 3/2009 (including, without limitation, a merger, split-off, cross-border redomiciliation or global assignment of assets and liabilities), except if in such transaction each Class B Share is treated equally as one Class A Share in all respects; or (ii) the dissolution or winding-up of the Company, except where such resolution is mandatory by law;

(C)          Cualquier acuerdo aprobando incondicionalmente o no (i) una operación sometida a la Ley 3/2009 (incluyendo, sin limitación, una fusión, escisión, cambio de domicilio al extranjero o cesión global de activo y pasivo), excepto si en dicha operación cada Acción Clase B es tratada de igual manera que una Acción Clase A en todos los aspectos; o (ii) la disolución o liquidación de la Sociedad, excepto cuando el acuerdo sea obligatorio por ley;

(D) Any resolution for the delisting from any stock exchange of any shares of the Company; and	(D) Cualquier acuerdo aprobando la exclusión de cualesquiera acciones de la Sociedad de cotización o negociación en cualquier bolsa de valores o mercado secundario; y

(E)      Generally, any resolution and any amendment of the Company’s By-Laws which directly or indirectly adversely affects the rights, preferences or privileges of the Class B Shares (including any resolution that adversely affects the Class B Shares relative to the Class A Shares or that positively affects the Class A Shares relative to the Class B Shares, or that affects the provisions in these By-laws relating to the Class B Shares).

(E)           En general, cualquier acuerdo y cualquier modificación de los estatutos de la Sociedad que directa o indirectamente perjudique o afecte negativamente a los derechos, preferencias o privilegios de las Acciones Clase B (incluyendo cualquier acuerdo que perjudique o afecte negativamente a las Acciones Clase B en comparación con las Acciones Clase A o que beneficie o afecte positivamente a las Acciones Clase A en comparación con las Acciones Clase B, o que afecte a las disposiciones de estos estatutos relativas a las Acciones Clase B).

The general shareholders’ meeting has the power to decide on all matters assigned to it by the law or these By-laws and, in particular, without limitation to the foregoing, shall be the only corporate body or office entitled to decide on the matters considered “Extraordinary Matters” in this Article of the By-laws.

La junta general tiene competencia para decidir sobre todas las materias que le hayan sido atribuidas legal o estatutariamente y, en particular, a título enunciativo, será el único órgano social o cargo con competencia para decidir en las materias consideradas “Materias Extraordinarias” conforme a este artículo de estos estatutos.

6.3.   Other rights. The Class B Shares shall have the other rights provided for them in Articles 91.2 and 92 of the Public Companies Law [Ley de Sociedades Anónimas] and, except as set forth in this Article 6º Bis and in Articles 91.2 and 92 of the Public Companies Law [Ley de Sociedades Anónimas], each Class B Share entitles its holder to the same rights as one Class A Share (including the right to attend all general shareholders meetings of the Company, the right to information on the Company and the right to challenge resolutions of the Company).

6.3.     Otros derechos. Las Acciones Clase B tienen los demás derechos reconocidos en los artículos 91.2 y 92 de la Ley de Sociedades Anónimas y, salvo lo dispuesto en este Artículo 6º Bis y en los artículos 91.2 y 92 de la Ley de Sociedades Anónimas, cada Acción Clase B atribuye a su titular los mismos derechos que una Acción Clase A (incluyendo los derechos de asistencia a las juntas generales de accionistas de la Sociedad, de información sobre la Sociedad y de impugnación de acuerdos sociales).